Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

dated as of

September 7, 2023

by and among

SUMMIT MATERIALS, INC.,

ARGOS NORTH AMERICA CORP.,

CEMENTOS ARGOS S.A.,

ARGOS SEM, LLC,

and

VALLE CEMENT INVESTMENTS, INC.

i

Section 12.18. Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	129

Exhibits

Exhibit A	–	Form of Stockholder Agreement
Exhibit B	–	Form of Restrictive Covenants Agreement
Exhibit C	–	Form of Transition Services Agreement
Exhibit D	–	Form of Support Services Agreement
Exhibit E	–	Form of Cement Supply Agreement
Exhibit F	–	Form of Intellectual Property License Agreement
Exhibit G1	–	Form of Logistics Agreement (Cartagena)
Exhibit G2	–	Form of Master Purchase Agreement
Exhibit G3	–	Form of Logistics Agreement (International)

Schedules

Company Disclosure Schedule

Summit Disclosure Schedule

Schedule I	–	Illustrative Calculation of Net Working Capital
Schedule II	–	Illustrative Calculation of Indebtedness
Schedule III	–	Form of FIRPTA Certificate Schedule
Schedule IV	–	FIRPTA Matters
Schedule V	–	Summit Purchase Price Allocation Principles

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (as it may be amended from time to time in accordance with its terms, this “Agreement”), dated as of September 7, 2023, is made by and among Argos North America, Corp., a Delaware corporation (the “Company”), Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”), Argos SEM LLC, a Delaware limited liability company (“Argos SEM”), Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama (“Valle Cement” and together with Argos SEM each, an “Argos Party” and collectively, the “Argos Parties”), Summit Materials, Inc., a Delaware corporation (“Summit” and, together with the Company, Cementos, and the Argos Parties, each a “Party” and together, the “Parties”).

RECITALS:

WHEREAS, as of the date of this Agreement, immediately prior to the execution hereof, the Argos Parties are, collectively, the registered and beneficial owners of all of the issued and outstanding Equity Securities of the Company, consisting of 52,403 shares of Company Common Stock (the “Purchased Shares”);

WHEREAS, the Argos Parties desire to sell to Summit, and Summit desires to acquire from the Argos Parties, all of the Purchased Shares, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of director, equivalent governing body or managing member of each of the Company, Summit, Cementos, and the Argos Parties have (i) declared that the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transactions”) are fair to, advisable and in the best interests of their respective companies and stockholders or members, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, at the Closing, in connection with the Transactions, Summit will issue to Cementos the Aggregate Stock Consideration, which shall have the rights and obligations set forth in that certain stockholders’ agreement of Summit and the other parties thereto, in the form attached hereto as Exhibit A (the “Stockholder Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), the Parties, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.01.   Definitions. As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that (i) contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to Summit’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, a Summit Acquisition Proposal, acquiring Summit or taking any other similar action, or otherwise contain any standstill or similar provision), (ii) does not prohibit Summit from complying with Section 6.04, and (iii) does not include any provision calling for an exclusive right to negotiate with Summit prior to the termination of this Agreement.

“Accounting Policies” means (i) the same accounting principles, methodologies, procedures, policies, categorizations, definitions, methods, practices and techniques actually applied in the preparation of the Audited Financial Statements for the year ended December 31, 2022, and (ii) to the extent not otherwise addressed in clause (i), U.S. GAAP as at the Closing Date. For the avoidance of doubt, clause (i) shall take precedence over clause (ii).

“Action” means any action, suit, inquiry, hearing, investigation, audit (including Tax audit), litigation, arbitration, mediation, claim (including any crossclaim or counterclaim), Order, complaint, allegation, demand, charge, grievance, prosecution, charge or proceeding (including any civil, criminal, administrative, arbitral, investigative or appellate proceeding).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, whether now or in the future, and with respect to any individual, shall also include any “associate” or member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the U.S. Securities Exchange Act of 1934). For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Contracts” has the meaning set forth in Section 3.23(a).

“Aggregate Cash Consideration” means an amount in cash equal to (i) $1,200,000,000, plus (ii) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital, minus (iii) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital, plus (iv) Closing Cash, minus (v) Closing Indebtedness, minus (vi) the amount of Company Transaction Expenses, plus (vii) up to $20,000,000 of Company Transaction Expenses (provided, solely for the purposes of this clause (vii), Company

Transaction Expenses means unpaid or paid Company Transaction Expenses and includes any such expenses that are paid by Cementos or any of its Affiliates).

“Aggregate Stock Consideration” means (i) 54,720,000 shares of Summit Common Stock and (ii) one share of Summit Preferred Stock.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.08(c).

“AML Laws” mean all Applicable Laws, judgments, Orders, executive orders, decrees, ordinances, directives, rules, regulations, statutes, case law or treaties concerning or related to terrorism financing or money laundering, including (i) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, (ii) the Money Laundering Control Act, 18 U.S.C. §§ 1956 and 1957, and (iii) any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Authority (including but not limited to rules, regulations and policies prescribed by FinCEN, and the Financial Action Task Force Recommendations dated 16 February 2012).

“ANAC Companies” means, collectively, the Company and each of its Subsidiaries, including Argos USA LLC, a Delaware limited liability company and Southern Star Leasing LLC, a Delaware limited liability company.

“Antitrust Laws” means any federal, state or foreign Applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or the lessening, restricting or impeding of competition through a merger or acquisition, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended.

“Applicable Data Protection Laws” has the meaning set forth in Section 3.16(a).

“Applicable Data Protection Requirements” has the meaning set forth in Section 3.16(a).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order (including any extension order) or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“Argos Parties” has the meaning set forth in the Preamble, and a “Argos Party” means any one of the Argos Parties.

“Argos Parties Transfer Taxes” means any Transfer Taxes arising under the laws of the Republic of Colombia or the Republic of Panama.

“Argos Party Fundamental Representations” means the representations and warranties contained in Sections 4.01 (Existence and Power), 4.02 (Authorization), 4.03 (Governmental Authorization), 4.04(a) (Noncontravention), 4.05 (Ownership of Purchased Shares) and Section 4.08 (Finder’s Fees).

“Argos Party Indemnified Parties” has the meaning set forth in Section 10.02(d).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2022.

“Business” means all of the business, operations and activities of the ANAC Companies, as conducted or operated during the 12-month period prior to the date hereof.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, United States or Bogota, Colombia are authorized or required by Applicable Law to close.

“Burdensome Condition” has the meaning set forth in Section 7.01(a).

“Capex Budget Schedule” has the meaning set forth in the definition of “Indebtedness.”

“Cement Supply Agreement” means that certain cement supply agreement, to be entered into by and between Argos USA LLC and Zona Franca Argos S.A.S. at the Closing, substantially in the form attached hereto as Exhibit E.

“Cementos” has the meaning set forth in the Preamble.

“Certificate” means a certificate representing Company Common Stock.

“Certificate of Designation” has the meaning set forth in Section 7.24.

“Claim” has the meaning set forth in Section 10.03(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means, as of the Measurement Time and without duplication, the aggregate amount of cash, cash equivalents, bank deposits and marketable securities, in each case determined in accordance with the Accounting Policies; provided that Closing Cash shall (i) be calculated net of (x) restricted balances that are maintained for the benefit of a third party

(including security deposits, bond guarantees, cash collateralizing any obligation (including collateral reserve accounts), amounts held in escrow and deposits or other amounts related to work or services not yet performed), in each case, that are unavailable for the day-to-day use of the Company or any of its Subsidiaries and net of amounts to the extent that they are not freely usable, distributable, transferable or that are subject to any restrictions on repatriation (including as a result of Taxes imposed as a result of any use, distribution or transfer, but in such case, such after-tax amount shall be considered “Closing Cash”) (the amounts contemplated by this clause (i)(x) collectively, “Restricted Cash”), and (y) outstanding outbound checks, drafts, draws, ACH debits and wire transfers, (ii) include inbound checks, drafts, draws, ACH credits and wire transfers deposited or available for deposit, and if such amount relates to an account receivable, to the extent there has been a reduction of accounts receivable that would have otherwise been taken into account in Closing Net Working Capital in respect thereof, and (iii) be decreased by the amount of any insurance proceeds received under the Company Insurance Policies in connection with the damage or destruction of any property or asset.

“Closing Consideration” has the meaning set forth in Section 2.01(b).

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of all Indebtedness as of the Measurement Time (including in respect of (i) principal, (ii) interest thereon, (iii) penalties, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges that arise as a result of the discharge of such Indebtedness, and (iv) payments or premiums in respect of the matters set forth in clauses (i), (ii), and (viii) of the definition of Indebtedness attributable to, or which would arise as a result of, a change of control of any ANAC Company or the Transactions, assuming the Closing has occurred, notwithstanding the Measurement Time.

“Closing FIRPTA Certificate” has the meaning set forth in Section 2.05(b)(vi).

“Closing Net Working Capital” means, without duplication and measured as of the Measurement Time with respect to any of the ANAC Companies, (i) the sum of all current assets, including those that are included as line items under the heading “Current Assets” in the illustrative calculation of Closing Net Working Capital attached hereto as Schedule I and excluding items included in or constituting Closing Cash, Restricted Cash, income Tax assets (but not, for the avoidance of doubt, non-income Tax assets), deferred tax assets (including deferred taxes) or amounts arising under any Affiliate Contract or owed by a Related Party of any of the Argos Parties or any ANAC Company, minus (ii) the sum of all current Liabilities, including those that are included as line items under the heading “Current Liabilities” in the illustrative calculation of Closing Net Working Capital attached hereto as Schedule I and excluding items included in Closing Indebtedness or Company Transaction Expenses or deferred tax liabilities, but including self-insurance claims and non-income Tax liabilities in each case, calculated in accordance with the Accounting Policies; provided that Closing Net Working Capital shall exclude (x) any amounts recovered or recoverable under the Company Insurance

Policies in connection with the damage or destruction of any property or asset, (y) amounts receivable under Affiliate Contracts or other arrangements with Affiliates and (z) the retention bonuses under the Retention Program. An illustrative calculation of Closing Net Working Capital, is attached hereto as Schedule I. For the avoidance of doubt, to the extent the sample calculation of Closing Net Working Capital as presented in Schedule I conflicts with the Accounting Policies, the sample calculation of Closing Net Working Capital as presented in Schedule I shall prevail.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 6.05.

“Company Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any of the ANAC Companies and any labor organization or other authorized employee representative representing Company Service Providers.

“Company Common Stock” means shares of common stock of the Company, par value $1.00 per share.

“Company Disclosure Schedule” means the disclosure schedules, dated the date of this Agreement, and delivered by the Argos Parties and the ANAC Companies to Summit in connection with the execution of this Agreement.

“Company Employee” means any employee of any ANAC Company.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not covered by ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by any of the ANAC Companies or any of their respective Subsidiaries for the current or future benefit of any current or former Company Service Provider or (y) for which any of the ANAC Companies has or could have any direct or indirect Liability. For the avoidance of doubt, a Company Collective Bargaining Agreement shall be deemed a Company Employee Plan.

“Company Fundamental Representations” means the representations and warranties contained in Sections 3.01 (Existence and Power), 3.02 (Authorization), 3.04(a) (Noncontravention), 3.05 (Capitalization) and Section 3.19 (Finder’s Fees), and solely for purposes of Article X and Section 3.23(b) (Affiliate Transaction).

“Company Insurance Policies” has the meaning set forth in Section 3.17.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development (an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, financial condition or results of operations of the ANAC Companies, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) Effects generally in financial or securities markets or in the general economic, political, regulatory or business conditions in the jurisdictions where the ANAC Companies have operations, (B) Effects generally affecting the industries in which the ANAC Companies operate, (C) Effects in Applicable Law or in GAAP (or interpretations or enforcement thereof), (D) Effects resulting from acts of war (whether or not declared), terrorism, civil disobedience, sabotage, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks), any weather or natural disaster, or any outbreak or worsening of illness or other public health event (including COVID-19), any restrictions that relate to or arise out of any such illness or public health event (including any COVID-19 Measures), (E) the public announcement, pendency or consummation of this Agreement or any of the other Transaction Documents or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any ANAC Company or the Business with customers, Governmental Authorities, employees, labor organizations, suppliers, distributors, financing sources, partners or others with similar relationships (it being understood that this clause (E) shall not apply to a breach of any representation, warranty or covenant to the extent the purpose of such representation, warranty or covenant is to address the consequences resulting from the announcement, pendency or consummation of this Agreement or any of the other Transaction Documents or the Transactions, including for the purposes of Article 9), (F) any actions not permitted to be taken by Cementos, any Argos Party or any ANAC Company due to Section 6.01(b), for which Summit declines to provide its consent after Cementos’s reasonable written request therefor (it being understood that this clause (F) shall not apply to a breach of any representation, warranty or covenant to the extent the purpose of such representation, warranty or covenant is to address the consequences resulting from the announcement or pendency of this Agreement or any of the other Transaction Documents or the consummation of the Transactions, including for the purposes of Article 9) or (G) any failure of any of the ANAC Companies to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); provided, however, that if any Effect described in any of clauses (A) through (D) has a disproportionate and adverse effect on the ANAC Companies, taken as a whole, relative to other participants in the industry in which the ANAC Companies operate, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect but solely to the extent of such disproportionate and adverse effect, and then only to the extent otherwise permitted by this definitions.

“Company Properties” has the meaning set forth in Section 3.11.

“Company Service Provider” means as of any relevant time, any director, officer, employee, intern (paid or unpaid) or independent contractor of any of the ANAC Companies.

“Company Transaction Expenses” means, to the extent unpaid as of the Measurement Time, (A) the aggregate amount of all fees, costs, expenses and other liabilities incurred by or on behalf of, or payable by, any of the ANAC Companies (including those that become due or payable on or after the Closing pursuant to Contracts in effect at or prior to the Closing), arising from or in connection with the performance, negotiation, execution or consummation of the Transactions, or any other sale process (or strategic review process) conducted or pursued by any of the ANAC Companies (including in connection with any initial public offering), whether or not accrued and whether billed or payable prior to, on or after the Closing, comprised of (i) any fees, costs and other expenses of any investment bankers, transaction advisors, financial advisors (including the brokers referred to in Section 3.19), valuation experts, Data Room administrators, attorneys, accountants and other consultants, advisors, service providers or representatives, (ii) any stay or retention, change in control, transaction or similar bonuses (including the Transaction Bonuses and the IPO Incentive Bonuses (each as defined in the Company Disclosure Schedule) but excluding the retention bonuses under the Retention Program), compensation, incentive or severance payments, unpaid commission payments, accrued bonuses, equity or equity-based compensation arrangement or other payment to be made to any current or former Company Service Provider arising as a result of, or in connection with, the execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of the Transactions (other than as a result of actions taken by Summit on or after the Closing that are not required to be taken by Summit pursuant to Applicable Law or Contracts in effect at Closing) and (iii) the employer portion of any payroll, employment or similar Taxes associated with any payments made or expected to be made in connection with any of the foregoing clauses, (B) any amounts incurred or owing under, any fees, costs, expenses and other out-of-pocket liabilities incurred (or that would be incurred or made) as a result of the settlement or termination of, any Affiliate Contract (other than Liabilities arising after the Closing pursuant to the Affiliate Contracts set forth on Section 3.23(b)), without any Liability to any ANAC Company after the Measurement Time, or any other amount owed to an Argos Party or Related Party of an Argos Party or ANAC Company as of the Closing, (C) any Transfer Taxes for which the Argos Parties are responsible pursuant to Section 8.01, (D) the fees, expenses and premiums incurred to obtain the D&O Tail contemplated by Section 7.05(b), (E) 50% of any fees, Taxes, premiums, commissions, costs and expenses incurred in connection with the R&W Insurance Policy and (F) Cementos’s portion of Resolution Accountant fees pursuant to Section 2.06(c). For the avoidance of doubt, (x) Company Transaction Expenses shall include any such amounts that arise as a result of the payment of any such amounts following the Closing, and any such post-Closing payments shall be payable net of any such Company Transaction Expenses, and (y) Company Transaction Expenses shall not include the retention bonuses under the Retention Program any amounts included in Closing Indebtedness or Closing Net Working Capital.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact regarding the ANAC Companies or omit to state any material fact regarding the ANAC Companies necessary in order to make such Required Information not misleading in light of the circumstances in which it was made, (b) such Required Information is and remains compliant in all material respects with all requirements for information customarily included in an offering memorandum for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act (but excluding, in any event, (A) information required by segment reporting, Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 10, Item 402 or Item 601 of Regulation S-K under the Securities Act, (B) XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and (C) other information customarily excluded from an offering memorandum for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act), (c) no independent auditor shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information and (d) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act and are and remain sufficient to permit the Debt Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Independent Auditor on the financial statements and financial information contained in offering documents pertaining to the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of non-convertible, high yield debt securities.

“Confidential Information” has the meaning set forth in Section 7.03(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 22, 2021, by and between Summit and Grupo Argos S.A., a sociedad anónima organized under the laws of Colombia.

“Contract” means any contract, agreement, arrangement, understanding, lease, sublease, license, sublicense, subcontract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Covered Employee” has the meaning set forth in Section 7.10(a).

“COVID-19” shall mean the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence, evolution or mutation thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” shall mean any Applicable Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” “stay at home”, curfews, shut down, workforce reduction, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19.

“D&O Tail” has the meaning set forth in Section 7.05(b).

“DPA” means that certain Deferred Prosecution Agreement, dated as of January 4, 2021, by and among the U.S. Department of Justice, the Company, Cementos and Argos USA LLC.

“Damages” shall mean any and all damage, loss, liability, fines, deficiency, charges, judgments, Taxes, amounts paid in settlement, penalties, claims, forfeitures, Actions, fees, costs and out-of-pocket expenses (including reasonable and documented expenses of investigation and reasonable and documented accountants and attorneys’ fees and expenses and the fees and expenses of other experts) in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties hereto, to enforce the provisions hereof, but excluding punitive, special or exemplary damages of any kind; provided that punitive, special or exemplary damages shall be included to the extent such damages are payable by an Indemnified Party to a third party in connection with a Third-Party Claim. For avoidance of doubt, Damages shall be calculated to avoid any double recovery to the extent any such losses are accounted for in the computation of the Final Aggregate Cash Consideration.

“Data Breach” has the meaning set forth in Section 3.16(b).

“Data Room” means Argos Parties’ “Pegasus” and “Pegasus DD” electronic data rooms hosted by Intralinks and to which Summit was provided access at all times during the two Business Days preceding the date hereof in connection with the Transactions.

“Debt Financing Agreements” has the meaning set forth in Section 7.08(a).

“Debt Expenses” has the meaning set forth in Section 7.09(d).

“Debt Financing Parties” means each Debt Financing Source, and their respective current, former and future general or limited partners, equityholders, Representatives and Affiliates.

“Debt Financing Source” means each entity that is party to the Debt Commitment Letter (other than Summit); provided that in the event that any Additional Agent (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, the term “Debt Financing Source” shall include each such institution.

“Designated Person” has the meaning set forth in Section 12.18(a).

“Dispute Notice” has the meaning set forth in Section 2.06(b).

“End Date” has the meaning set forth in Section 11.01(b).

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Environmental Laws” means any Applicable Law relating to human health or safety as it relates to Hazardous Substance exposure, the environment, including surface or groundwater, drinking water supply, soil, surface or subsurface strata or medium, or ambient air or any pollutants, contaminants, wastes, chemicals, or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all Permits required by Environmental Laws.

“Environmental and Tax Losses” has the meaning set forth in Section 10.02(b).

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any preemptive or other outstanding rights, conversion right, subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, redemption rights, rights of first refusal, repurchase rights, performance award, equity or equity-based compensation awards, dividend or dividend equivalent rights or similar awards, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, or in any way dispose of, any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing, and “equity security” or “equity interest” shall have the same meaning.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Estimated Aggregate Cash Consideration” has the meaning set forth in Section 2.02(a).

“Estimate Certificate” has the meaning set forth in Section 2.02(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Arrangements” has the meaning set forth in Section 7.07.

“Excluded Properties” has the meaning set forth in Section 3.11.

“Existing Representation” has the meaning set forth in Section 12.18(a).

“FCPA” has the meaning set forth in Section 3.24(a)(i).

“Final Aggregate Cash Consideration” means the Aggregate Cash Consideration (i) as shown in the Post-Closing Certificate, if no Dispute Notice with respect thereto is duly and timely delivered by Cementos pursuant to Section 2.06(b), or (ii) if a Dispute Notice is duly and timely delivered by Cementos pursuant to Section 2.06(b), (A) as agreed by Summit and Cementos pursuant to Section 2.06(c) or (B) in the absence of such agreement with respect to any disputed item(s), as shown in the Resolution Accountants’ calculation delivered pursuant to Section 2.06(c).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means actual intentional common law fraud in the making of the representations and warranties set forth in Article III, Article IV or Article V of this Agreement and does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means the Company Fundamental Representations, Argos Parties Fundamental Representations and the Summit Fundamental Representations.

“General Representation Indemnity” has the meaning set forth in Section 10.02(a)(i).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation, association or formation, articles of amalgamation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, investors’ rights agreement, voting agreement, drag-along agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, or local governmental, regulatory or administrative authority (including self-regulatory, self-policing, or self-reporting industry groups or authorities), mediator, arbitrator, arbitral body, department, commission, court, tribunal, agency or official, including any political subdivision thereof.

“Guarantee” has the meaning set forth in Section 7.15(c).

“Guaranteed Obligations” has the meaning set forth in Section 7.15(c).

“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous, toxic or radioactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, lime and cement kiln dust and any other substance, waste or material regulated, or for which Liability could arise, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any of the ANAC Companies and without duplication, the aggregate amount (including the current portions thereof) of all obligations and other Liabilities (i) for borrowed money of any nature, whether current or funded and secured or unsecured, (ii) evidenced by notes, bonds, debentures or similar Contracts or instruments, (iii) intercompany obligations as between an ANAC Company, on the one hand, and the Argos Parties or any of their respective Related Parties, on the other hand, that have not been terminated prior to the Closing pursuant to Section 7.07, including with respect to any management fees, royalty fees, or other intercompany receivables and payables (other than Liabilities arising after the Closing pursuant to the Affiliate Contracts set forth on Section 3.23(b)), (iv) for capitalized liabilities under U.S. GAAP of such Person under leases (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that have been or should be, in accordance with U.S. GAAP, recorded as capital (or finance) leases or were recorded as a capital (or finance) lease in the Financial Statements, (v) for the deferred purchase price of assets, property, goods, securities, businesses, equipment or services, including the maximum gross amount of all seller notes and “earn-out,” milestone, purchase price adjustment, settlement, or other similar payments (whether contingent or otherwise), (vi) in respect of letters of credit, bankers’ acceptances, surety bonds, performance bonds and similar instruments (in each case, to the extent drawn or in respect of which the conditions for draw-down have been satisfied), (vii) in respect of any unfunded or underfunded pension or retiree health and welfare Liabilities whether qualified or unqualified (including, in each case, the employer portion of any payroll, employment or similar Taxes related thereto), (viii) under Contracts relating to forward, interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements (at the termination value of each such arrangement), (ix) in respect of accrued (or required to be accrued) but unpaid income Taxes of the ANAC Companies with respect to a Pre-Closing Tax Period, net of any accrued refunds in respect of, and tax credits that can be used to offset the payments related to, any income Taxes of the ANAC Companies for a Pre-Closing Tax Period, (x) $11,500,000 in respect of accrued Vulcan liabilities, (xi) in respect of any deferred compensation, unpaid commissions, any unpaid bonuses, any unpaid long-term incentives or severance payments or benefits (including, in each case, the employer portion of any payroll, employment or similar Taxes related thereto), (xii) arising out of Environmental Laws or otherwise relating to the presence of Hazardous Substances in each case to the extent they have been or should be recognized as liabilities in the financial statements of the ANAC Companies pursuant to U.S. GAAP, (xiii) arising out of or relating to the Settlement Release and Agreement between Harris County, Texas and Argos USA, LLC, dated as of August 24, 2023, (xiv) arising out of or relating to ongoing regulatory proceedings by the South Carolina Department of Health and Environmental Control (“SCDHEC”) relating violations of air emissions regulations under Environmental Law at the cement plant located at the real property owned by any ANAC Company in Harleyville, South Carolina, including as reflected in the letter from SCDHEC to the Company dated June 1, 2023, (xv) in respect of asset retirement obligations and payables related thereto to the extent recognized (or required to be recognized) as liabilities in the financial statements of the ANAC Companies in accordance with U.S. GAAP, (xvi) subject to the last two sentences of this definition of “Indebtedness”, in respect of the line items set forth in Section 1.1(a) of the Company Disclosure Schedules (the “Capex Budget Schedule”), (xvii) any declared but unpaid dividends, (xviii) any accruals or reserves for Actions involving the ANAC Companies or to which any of the ANAC Companies is or may be party, in each case, to the extent recognized (or required to be recognized) as liabilities in the financial statements of the ANAC Companies pursuant to U.S. GAAP and (xix) in respect of any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xviii), guaranteed, directly or indirectly, by, or secured by any of the assets or Equity Securities of, any of the ANAC Companies. For purposes of this Agreement, “Indebtedness” shall not include any (x) obligations to the extent owing from the Company or any of its wholly owned Subsidiaries solely to the Company or any of its other wholly owned Subsidiaries, (y) amounts included in Company Transaction Expenses, or Closing Net Working Capital and (z) any obligations that have been or should be classified as operating leases in accordance with U.S. GAAP. An illustrative calculation of Indebtedness is set forth in Schedule II hereto. Any reference to U.S. GAAP in the foregoing clauses of “Indebtedness” shall be applied in a manner consistent with the Accounting Policies. Schedule II is included in this Agreement solely to provide an illustrative example of the mathematical calculations as of June 30, 2023, and the balances therein are not intended to provide any basis with respect to how the definition of Indebtedness shall be applied, calculated or interpreted. For each line item set forth under the CapEx Budget Schedule, the amount (which shall not be less than zero for any such item, except for Cement -Sustaining Quota 2023, Cement Sustaining Quota 2024) by which (A) the accumulated capital expenditures scheduled to be invested by the ANAC Companies in respect of such line item for the period commencing January 1, 2023 and until the period in which the Closing occurs exceeds (B) the capital expenditures actually invested by the ANAC Companies in respect of such project for such periods. For greater clarity, (x) for any period prior to and including December 31, 2023, the applicable amount scheduled to be invested is shown under the column header ‘2023 budget’, and (y) if the Closing Date occurs intra-month, the amounts under clause (A) of the prior sentence will be calculated on a pro rata basis to account for the number of days that have passed within the applicable month in which the Closing occurred, and (z) if the Closing occurs after June 30, 2024, the amounts under clause (A) of the prior sentence will reflect the pro rata share of the column ‘7/30-12/31/2024’ to account for the number of days that have passed since June 30, 2024.

“Independent Auditor” has the meaning set forth in Section 7.09(a)(v).

“Indemnified Party” has the meaning set forth in Section 10.03(a).

“Indemnifying Party” has the meaning set forth in Section 10.03(a).

“Indemnified Tax” means, without duplication, (i) all Taxes of or payable by the ANAC Companies for a Pre-Closing Tax Period (as determined in accordance with Section 8.04 for any Straddle Tax Period), (ii) any Liabilities of the ANAC Companies for Taxes of any person (other than any ANAC Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) prior to Closing, (iii) any Liabilities of the ANAC Companies for Taxes under the principles of transferee or successor liability arising out of or resulting from an event or transaction occurring before the Closing, and (iv) any Transfer Taxes for which the Argos Parties are responsible pursuant to Section 8.01.

“Intellectual Property License Agreement” means that certain intellectual property license agreement, to be entered into by and between, on the one hand, Cementos, and, on the other hand, Summit and the Company, at the Closing, substantially in the form attached hereto as Exhibit F.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether or not registered, including any and all of the following: (i) statutory invention registrations, patents and patent applications (including all reissuances, renewals, provisionals, non-provisionals, divisionals, revisions, continuations, continuations-in-part, extensions and reexaminations thereof) and all inventions (whether or not patentable) and improvements to inventions disclosed in each such registration, and all documentation relating to any of the foregoing, (ii) trademarks, service marks, certification marks, trade names, service names, trade dress, logos, brand names, domain names, social media identifiers or accounts, corporate names and all other indications of origin (in each case, whether or not registered), and all translations, adaptations, variations, derivations, combinations, renewals, registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing, (iii) works of authorship, mask works, industrial designs, copyrights (whether or not registered) and registrations and applications for registration thereof, and all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) Software and all forms of technology, (v) trade secrets, know-how and other confidential or business or technical information, including any and all ideas, discoveries, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, pricing and cost information, business and marketing data and plans, techniques, algorithms, and customer and supplier lists and all other information and data similar to any of the foregoing, (vi) databases and data collections, (vi) rights in copies or embodiments of any of the foregoing (whether electronic or tangible), (vii) rights to obtain, apply for, prosecute (including all rights to claim priority to), register, maintain and defend any of the foregoing, (viii) rights in all of the foregoing provided by treaties, conventions and common law and (ix) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Intervening Event” has the meaning set forth in Section 6.04(h).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices) and systems, and all associated documentation, in each case, owned, or purported to be owned, by or licensed or leased, or purported to be licensed or leased, to any of the ANAC Companies.

“Item of Disagreement” has the meaning set forth in Section 2.06(b).

“Knowledge” or any other similar knowledge qualifier with respect to a Person’s awareness of the presence or absence of a fact, event or condition, means the knowledge, after reasonable inquiry, of (i) in the case of the Company, any of Camilo Restrepo, Kathleen Phelps, Felipe Aristizabal, Juan Esteban Calle and Simon Bates (ii) in the case of Summit, any of Scott Anderson or Anne Noonan, and (iii) in the case of any of the Argos Parties, such Argos Party.

“Leased Real Property” has the meaning set forth in Section 3.14(a).

“Leases” has the meaning set forth in Section 3.14(a).

“Legal Restraint” has the meaning set forth in Section 9.01(c).

“Liability” means any debt, liability, obligation or penalty of any kind or nature, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, asserted or unasserted, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be sublicensed or sublicensed to any of the ANAC Companies, or for which any of the ANAC Companies has obtained, or has purported to have obtained, a covenant not to be sued (including any and all Intellectual Property Rights related to any and all Contracts set forth in Section 3.09(a)(xi) of the Company Disclosure Schedule).

“Lien” means, with respect to any property or asset (including, for the avoidance of doubt, any intangible assets and Intellectual Property Rights), any mortgage, hypothecation, assignment lien (statutory or otherwise), pledge, charge, security interest, debenture, deed of trust or trust deed, statutory or deemed trust, leases or sublease, license or sublicense, option, easement, right of pre-emption, right of first refusal, non-disposal undertaking, restrictive covenant or other encumbrance, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest or any restriction on the exercise of any attributes of ownership. For the purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Logistics Agreement (Cartagena)” means that certain logistics service agreement, to be entered into by and between Argos USA LLC and Transatlantic Cement Carriers Inc. at the Closing, substantially in the form attached hereto as Exhibit G1.

“Logistics Agreement (International)” means that certain international logistics service agreement, to be entered into by and between Argos USA LLC and Transatlantic Cement Carriers Inc. at the Closing, substantially in the form attached hereto as Exhibit G3.

“Master Purchase Agreement” means that certain logistics service agreement, to be entered into by and between Argos USA LLC and CI del Mar Caribe (BVI) Inc. at the Closing, substantially in the form attached hereto as Exhibit G2.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Counterparty” has the meaning set forth in Section 3.09(c).

“Material Customer” has the meaning set forth in Section 3.09(c).

“Material Supplier” has the meaning set forth in Section 3.09(c).

“Measurement Time” means 12:01 a.m. Eastern Standard Time on the Closing Date.

“NYSE” means New York Stock Exchange.

“Objection Period” has the meaning set forth in Section 2.06(b).

“Order” means any judgment, decree, writ, injunction, stipulation, ruling, award, decision, subpoena, determination, verdict or order entered, issued, made or rendered by any Governmental Authority or legally binding arbitrator of competent jurisdiction.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned, or purported to be owned, by any of the ANAC Companies.

“Owned Real Property” has the meaning set forth in Section 3.14.

“Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 2.02(b).

“Permits” means each license, franchise, permit, certificate, approval, registration, concession, order, decree or other similar authorization entered, issued, made or rendered by a Governmental Authority affecting, or relating to, the assets or business of the ANAC Companies.

“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established on the Balance Sheet in accordance with U.S. GAAP, (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the ordinary course of business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established on the Balance Sheet in accordance with U.S. GAAP, (iii) non-exclusive licenses of Intellectual Property Rights granted by the ANAC Companies to customers, (iv) existing easements, conditions, rights-of-way, and other similar restrictions on the Real Property, in each case which do not materially interfere with the ordinary conduct of the Business as presently conducted on the relevant parcel of Real Property, asset or property to which they relate, (v) existing zoning, building, subdivision, land use, or other similar requirements or restrictions or laws, in each case, that do not materially impair the continued use, operation or value of the relevant parcel of Real Property to which they relate and the ordinary conduct of the Business as presently conducted thereon, (vi) existing discrepancies, conflicts in boundary lines, shortages in area, encroachments, or any other facts which a correct survey, title search or inspection of the Real Property would disclose, in each case which do not materially interfere with the ordinary conduct of the Business as presently conducted on the specific parcel of Real Property, asset or property to which they relate, (vii) terms and conditions of any Lease to the extent each Lease is disclosed in the Company Disclosure Schedule, (viii) any right, interest, encumbrance, Lien or title of a lessor or sublessor under any lease or similar agreement in the Leased Real Property, and (ix) any Liens that will be terminated at or prior to the Closing.

“Person” means an individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, trust, union or other entity or organization, including a Governmental Authority.

“Personally Identifiable Information” means any and all (i) information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify, contact or locate the individual, (ii) any and all information that enables a person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) “personal data” as that term is defined in the European Union’s General Data Protection Regulation, and “personal information,” “personally identifiable information,” “protected health information,” and other similar terms as defined in any other Applicable Law in relation to data privacy, data protection, cybersecurity or the processing of such information or data.

“Post-Closing Certificate” has the meaning set forth in Section 2.06(a).

“Post-Closing Claims” has the meaning set forth in Section 7.17.

“Post-Closing Designated Persons” has the meaning set forth in Section 12.18(b).

“Post-Closing Matter” has the meaning set forth in Section 12.18(a).

“Post-Closing Privileges” has the meaning set forth in Section 12.18(b).

“Post-Closing Representation” has the meaning set forth in Section 12.18(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on and including the Closing Date.

“Pre-Closing Occurrence-Based Policies” has the meaning set forth in Section 7.17.

“Prior Company Counsel” has the meaning set forth in Section 12.18(a).

“Privileged Materials” has the meaning set forth in Section 12.18(c).

“Proposals” has the meaning set forth in Section 5.02(b).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Purchased Shares” has the meaning set forth in the Recitals.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be bound by Summit on the Closing Date.

“Real Property” has the meaning set forth in Section 3.14(c).

“Registered Intellectual Property Rights” has the meaning set forth in Section 3.15(a).

“Registration Rights Agreement” means the registration rights agreement to be entered into on the terms and conditions set forth in Section 6.13 of the Stockholders Agreement.

“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, (b) any Person who is a director, officer, general partner, managing member, employee, equityholder or in a similar capacity of such specified Person or any of its Affiliates and (c) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than 5% of the outstanding equity or ownership interests of such specified Person. For the avoidance of doubt, “Related Party” when referenced with respect to any ANAC Company includes each Argos Party and its Related Parties.

“Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.

“Released Claims” has the meaning set forth in Section 12.13.

“Released Parties” has the meaning set forth in Section 12.13.

“Releasing Parties” has the meaning set forth in Section 12.13.

“Recovery Cap” has the meaning set forth in Section 10.02(b).

“Representative” means with respect to any Person, such Person’s directors, managers, officers, employees, attorneys, accountants, consultants, agents, counsel, investment banker, advisors, auditors and other representatives.

“Required Information” means (i) the audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income, comprehensive income cash flows and equity for each fiscal year ended after December 31, 2022 and at least 90 days prior to the Closing Date and the unaudited consolidated balance sheets and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for the three months ended March 31, 2023 and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) and ended at least 45 days prior to the Closing Date, (ii) the Audited Financial Statements and the Interim Financial Statements to the extent required to be delivered pursuant to Section 3.06, and (iii) such other historical financial information regarding the ANAC Companies in the possession of Cementos or its Affiliates reasonably necessary for Summit to prepare pro forma financial statements customarily included in offering memoranda for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act. Notwithstanding anything to the contrary in this definition, nothing herein or otherwise will require Cementos or any of its Affiliates to provide (or be deemed to require any of them to prepare) any (1) pro forma financial statements or pro forma financial information or projections, (2) description of all or any portion of the Debt Financing, including any “description of notes”, (3) risk factors relating to all or any component of the Debt Financing, (4)(A) other information required by segment reporting, Section 3-05, Section 3-09, Section 3-10 (but other than financial data regarding the ANAC Companies sufficient to enable Summit to include disclosure regarding guarantor and non-guarantor information customarily included in offering memoranda for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act), or Section 3-16 of Regulation S-X under the Securities Act or Item 10, Item 402 or Item 601 of Regulation S-K under the Securities Act, (B) XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (C) other information customarily excluded from an offering memorandum for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (5) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2020 or (6) other than in respect of the financial information in clauses (i) and (ii) above, financial information that Cementos or the ANAC Companies do not maintain in the ordinary course of business under their respective current reporting systems.

“Resignation Letters” has the meaning set forth in Section 7.16.

“Resolution Accountants” means an independent nationally recognized firm of independent certified public accountants with expertise in such matters reasonably acceptable to Summit and Cementos.

“Restricted Cash” has the meaning set forth in the definition of “Closing Cash.”

“Restrictive Covenants Agreement” means that certain restrictive covenants agreement, to be entered into by and between Summit and Cementos, on behalf of itself and its Affiliates, at the Closing, substantially in the form attached hereto as Exhibit B.

“Retained Policies” has the meaning set forth in Section 7.17.

“Sanctioned Person” means a Person that is, or that is owned or controlled by one or more Persons that are: (A) the subject of any Sanctions, including any Person that appears on the Specially Designated Nationals and Blocked Persons List administered by OFAC, or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria) (including the government of any such country or territory).

“Sanctions” means a Person that is, or that is owned or controlled by one or more Persons that are: (A) the subject of any Sanctions, including any Person that appears on the Specially Designated Nationals and Blocked Persons List administered by OFAC, or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, Syria and the so-called People’s Republic of Luhansk and the so-called People’s Republic of Donetsk) (including the government of any such country or territory).

“SEC” has the meaning set forth in Section 5.10.

“SEC Clearance Date” has the meaning set forth in Section 6.03(d).

“Shared Contract” means any Contract that immediately prior to the Closing is related to both (i) the operation or conduct of the Business as currently conducted by Cementos, the Argos Parties or their respective Affiliates and (ii) the ANAC Companies as currently conducted.

“Software” means any and all (i) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, operating systems and specifications, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, and collections of data used, stored or processed by any device described in the foregoing (i), (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet sites and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Stockholder Agreement” has the meaning set forth in the Recitals.

“Straddle Tax Period” means a Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member (or acts in a similar capacity), (iii) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof or (iv) whose business and policies such Person has the power to direct.

“Summa” means Summa Servicios Corporativos Integrales S.A.S.

“Summit” has the meaning set forth in the Preamble.

“Summit Board” has the meaning set forth in Section 5.02(b).

“Summit Acquisition Proposal” means, other than the Transactions, any offer or proposal from any third party Person or Group, relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of Summit and its Subsidiaries or 20% or more of any class of equity or voting securities of Summit and its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Summit and its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in such third party Person or Group beneficially owning 20% or more of any class of equity or voting securities of Summit and its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Summit and its Subsidiaries, or (iii) a merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Summit and its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Summit and its Subsidiaries.

“Summit Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Summit Board Recommendation” has the meaning set forth in Section 5.02(b).

“Summit Class B Common Stock” means shares of Summit’s Class B common stock, par value $0.01 per share.

“Summit Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 17, 2015, by and among Summit Materials, LLC, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended or restated on January 19, 2017, November 21, 2017, May 22, 2018, February 25, 2019, December 14, 2022, and January 10, 2023, and as may be amended or restated from time to time.

“Summit Common Stock” means the shares of Class A common stock, par value $0.01 per share, of Summit.

“Summit Disclosure Schedule” means the disclosure schedules, dated the date of this Agreement, and delivered by Summit to Cementos in connection with the execution of this Agreement.

“Summit Fundamental Representations” means the representations and warranties of Summit contained in Sections 5.01 (Existence and Power), 5.02 (Authorization), Section 5.04 (Capitalization), Section 5.05(a) (Noncontravention) and Section 5.07 (Finder’s Fees).

“Summit Indemnified Parties” has the meaning set forth in Section 10.02(a).

“Summit Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, financial condition or results of operations of Summit or any of its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) Effects generally in financial or securities markets or in the general economic, political, regulatory or business conditions in the jurisdictions where Summit or any of its Subsidiaries have operations, (B) Effects generally affecting the industries in which Summit or any of its Subsidiaries operate, (C) Effects in Applicable Law or in GAAP (or interpretations or enforcement thereof), (D) Effects resulting from acts of war (whether or not declared), terrorism, civil disobedience, sabotage, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks), any weather or natural disaster, or any outbreak or worsening of illness or other public health event (including COVID-19), any restrictions that relate to or arise out of any such illness or public health event (including any COVID-19 Measures), (E) the public announcement, pendency or consummation of this Agreement or any of the other Transaction Documents or the Transactions, including the impact thereof on the relationships, contractual or otherwise, Summit or any of its Subsidiaries with customers, Governmental Authorities, employees, labor organizations, suppliers, distributors, financing sources, partners or others with similar relationships (it being understood that this clause (E) shall not apply to a breach of any representation, warranty or covenant to the extent the purpose of such representation, warranty or covenant is to address the consequences resulting from the announcement, pendency or consummation of this Agreement or any of the other Transaction Documents or the Transactions, including for purposes of Article 9), (F) any actions not permitted to be taken by Summit due to Section 6.02(b), for which Cementos declines to provide its consent after Summit’s reasonable written request therefor (it being understood that this clause (F) shall not apply to a breach of any representation, warranty or covenant to the extent the purpose of such representation, warranty or covenant is to address the consequences resulting from the announcement or pendency of this Agreement or any of the other Transaction Documents or the consummation of the Transactions, including for the purposes of Article 9), or (G) any failure of any of Summit to meet, with respect to any period or periods, any internal or public projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts, basis or circumstances giving rise to such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Summit Material Adverse Effect); provided, however, that if any Effect described in any of clauses (A) through (D) has a disproportionate and adverse effect on Summit and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Summit or any of its Subsidiaries operate, the impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Summit Material Adverse Effect but solely to the extent of such disproportionate and adverse effect, and then only to the extent otherwise permitted by this definitions.

“Summit Preferred Stock” means the share of preferred stock of Summit to be issued at the Closing pursuant to Section 2.01(b) and having the rights, preferences and privileges set forth in the Certificate of Designation.

“Summit Reports” has the meaning set forth in Section 5.10.

“Summit Service Provider” means as of any relevant time, any director, officer, employee, intern (paid or unpaid) or independent contractor of Summit or any of its Subsidiaries.

“Summit Stockholder Meeting” has the meaning set forth in Section 6.03(d).

“Summit Stockholder Approval” means the approval by the holders of a majority of the outstanding shares of Summit Common Stock and shares of Summit’s Class B Common Stock, par value $0.01, present in person or represented by proxy at the Stockholders Meeting and entitled to vote thereon of (x) the issuance of more than twenty percent (20%) of the outstanding shares of Summit Common Stock in the Transactions, and (y) the issuance of one share of Summit Preferred Stock in the Transactions, in accordance with the rules and regulations of the NYSE.

“Summit Stockholders” means the holders of Summit Common Stock.

“Summit Termination Fee” means $100,000,000.

“Superior Proposal” has the meaning set forth in Section 6.04(g).

“Support Services Agreement” means that certain support services agreement, to be entered into by and between Summit and Summa at the Closing, substantially in the form attached hereto as Exhibit D.

“Substitute Specified Support Obligations” has the meaning set forth in Section 7.20.

“Support Obligations” has the meaning set forth in Section 7.20.

“Target Net Working Capital” means an amount equal to $220,000,000.

“Tax” or, collectively, “Taxes” means any and all federal, state, regional, provincial, municipal, local and taxes, whether U.S. or non-U.S., any other taxes imposed by any Governmental Authority, assessments, reassessment and any other governmental charges, duties, fees, premiums, levies, impositions and liabilities, including unemployment and employment insurance contributions and workers’ compensation premiums and including taxes based upon, measured by or referred to as gross receipts, income, profits, sales, capital, use and occupation, goods and services, harmonized sales, value added, ad valorem, transfer, land transfer, franchise, social services, withholding, customs duties, countervailing and anti-dumping duties, payroll, employment, employer health tax, excise and property taxes, unclaimed property and escheat taxes and including estimated taxes, together with all interest, penalties, fines and additions to tax within the meaning of Section 6651 of the Code (or any similar state, local or non-U.S. Law) imposed with respect thereto.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Proceeding” has the meaning set forth in Section 8.04.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule, attachment or form (including any estimated tax or information return or report) filed or required to be filed with, or required to be provided by, any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement entered into prior to the Closing binding any of the ANAC Companies that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability (other than (A) any customary commercial contract entered into in the ordinary course of business the principal subject matter of which is not Taxes or (B) any agreements solely between the ANAC Companies).

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than any ANAC Company, Cementos, the Argos Parties, Summit or any of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 10.03(b).

“Transaction Documents” means this Agreement, the Stockholders Agreement, the Restrictive Covenants Agreement, the Transition Services Agreement, the Support Services Agreement, the Cement Supply Agreement, the Intellectual Property and Technology License Agreement, the Logistics Agreement (Cartagena), the Master Purchase Agreement, the Logistics Agreement (International), the Registration Rights Agreement, the Certificate of Designation, and any other agreements, documents and certificates to be executed and delivered pursuant to, or in connection with, this Agreement.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Agent” means the Broadridge Corporate Issuer Solutions, Inc.

“Transfer Tax” means any transfer, documentary, sales, harmonized sales, goods and services, use, stamp, registration, controlling interest, value added or other similar Tax arising in connection with the Transactions; provided, for the avoidance of doubt, that Transfer Tax shall not include withholding Taxes under Sections 1441 through 1447 of the Code (or any corresponding or similar provisions of state, local or non-U.S. income Tax law).

“Transition Services Agreement” means that certain transition services agreement, to be entered into by and between Summit and Cementos at the Closing, substantially in the form attached hereto as Exhibit C.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“U.S. GAAP” means generally accepted accounting principles of the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in effect from time to time.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and any comparable state, provincial or local law.

Section 1.02.   Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement (including any Exhibits and Schedules annexed hereto) as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law or Applicable Law shall be deemed to refer to such statute, rule, regulation, law or Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder (except to the extent otherwise expressly provided herein). References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed (or required to be listed) on any schedules hereto, or any Contract required to be disclosed by any Transaction Document, all amendments, modifications, supplements, extensions and renewals thereto must also be listed on the appropriate schedule and copies thereof provided to Cementos or Summit, as applicable. References to any Person include the successors and permitted assigns of that Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. References to “days” shall refer to calendar days unless Business Days are specified. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in U.S. dollars currency in the manner and at the times set forth herein and all monetary references used herein, including references to “$,” shall be to United States dollars unless otherwise specified. Any amount of currency that is calculated in accordance herewith or for purposes hereof that is not in U.S. dollars will be converted into U.S. dollars calculated using the currency exchange rate applicable to obligations payable in any applicable foreign currency published in the U.S. East Coast Edition of the Wall Street Journal

on the Business Day immediately prior to the Measurement Time (or, with respect to the amounts required to be paid after the Closing, the date on which the amounts are paid). For purposes of this Agreement, references to “ordinary course”, “ordinary course of business” or phrases of similar import shall, in each case, mean ordinary course of business consistent with past practice (including as to amounts and terms, as applicable).  For purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference shall only be treated as such if true and complete copies of such document have been made available in the virtual dataroom prior to the relevant date of determination (and, if such date of determination is on or prior to the date hereof, prior to the execution and delivery hereof). The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article 2
Purchase and Sale

Section 2.01.   Purchase and Sale.

(a)   Upon the terms and subject to the conditions of this Agreement, at the Closing, the Argos Parties shall sell, convey, transfer, assign and deliver to Summit (or, at Summit’s sole discretion, Summit Materials Corporation 1, Inc., a Delaware corporation (“Summit Materials”); it being understood that Summit shall remain fully liable for the fulfillment of its obligations hereunder notwithstanding any such assignment to or acquisition by Summit Materials), and Summit (or, at Summit’s sole discretion, Summit Materials) shall purchase and acquire from the Argos Parties, all of the Purchased Shares, free and clear of all Liens, other than generally applicable restrictions on transfer under applicable securities Laws.

(b)   The aggregate consideration (the “Closing Consideration”) to be delivered in exchange for the Purchased Shares shall equal (i) the Aggregate Cash Consideration, plus (ii) the Aggregate Stock Consideration. The Aggregate Cash Consideration shall be paid on an estimated basis at Closing, as provided in Section 2.02(a), and shall be subject to adjustment and true-up as provided in Section 2.06 and Section 2.07. The Closing Consideration shall be issued and paid as provided in this Article 2.

Section 2.02.   Pre-Closing Deliverables.

(a)   No later than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Summit a certificate executed by the Chief Financial Officer of the Company (the “Estimate Certificate”) setting forth in reasonable detail the Company’s good faith estimates of (x)(i) Closing Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness (iv) Company Transaction Expenses, and (y) based on the amounts set forth in the preceding clauses (i)-(iv) the Company’s calculation of the Aggregate Cash Consideration (the “Estimated Aggregate Cash Consideration”), together with reasonably detailed supporting documentation therefor and the amounts and wire transfer details for the payees in respect of all Company Transaction Expenses. The Estimate Certificate shall be prepared, and the Estimated Aggregate Cash Consideration (and all components thereof) shall be determined, in each case as of the Measurement Time in a manner consistent with the Accounting Policies and the definitions set forth herein and based on the ANAC Companies’ books and records and other information available at the time. Summit may, until one Business Days prior to the Closing Date, provide the Company with comments to the Estimate Certificate, and the Company shall consider such comments in good faith. In the event that the Company agrees with any such comments, the Company shall update the Estimate Certificate to reflect such agreement. Cementos and the Company shall reasonably cooperate with Summit and its Representatives in the review and comment on the Estimate Certificate and shall promptly provide Summit and its Representatives (i) all supporting documentation reasonably requested by Summit in connection with Summit’s review of the preliminary and final Estimate Certificate and (ii) access to each ANAC Company’s books and records (including financial records, work papers, schedules, memoranda and supporting documents and calculations) (including, financial records, and, subject to the execution and delivery by Summit of customary accountant access letter(s), accountants’ work papers, schedules, memoranda and other documents) and access to Company Employees, in each case, used to prepare the Estimate Certificate prior to Closing; provided that such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the Business. In the event that the Company redelivers the Estimate Certificate before the Closing, then the last Estimate Certificate delivered to Summit shall be deemed to be the Estimate Certificate for purposes of this Agreement. For the avoidance of doubt, Summit shall have no obligation to comment on the Estimate Certificate, and any comment (or lack thereof) shall in no way prejudice Summit’s rights hereunder, including pursuant to Section 2.06 or Article 10. If Summit has provided notice of an objection to the Estimated Certificate pursuant to this Section 2.02(a) and Summit and the Company fail to mutually agree upon revisions to the Estimated Certificate on or prior to the Business Day immediately prior to the Closing Date, then: (A) no Party shall delay the Closing because of such failure and (B) the amounts set forth in the Estimated Certificate to which Summit objects, without any adjustment, shall be the amounts used in the determination of the Closing Consideration.

(b)   No later than three Business Days prior to the Closing Date, the Company shall deliver to Summit one or more customary payoff letters, in form and substance reasonably satisfactory to Summit (the “Payoff Letters”), with respect to any Indebtedness outstanding as of immediately prior to the Closing under the Contracts of the type described in clause (i), (ii) or (viii) of the definition of “Indebtedness”, including those specified in Section 2.02(b) of the Company Disclosure Schedule, to be provided by the applicable creditor(s) (or the administrative agent or similar representative on behalf thereof, if applicable), in respect thereof, which shall, in each case, (i) set forth the aggregate amount arising under or owing or payable thereunder and in connection therewith at the Closing (such amount, the “Debt Payoff Amount”), (ii) acknowledge and agree that, upon payment of such aggregate amounts on the Closing Date, the

ANAC Companies shall have paid in full all amounts arising under or owing or payable thereunder and in connection therewith, and, if applicable, that all Liens, guarantees and similar credit support related to such Indebtedness shall be automatically released and (iii) if applicable include customary lender undertakings to promptly prepare and file with the appropriate Governmental Authority such instruments as may be required to effect or evidence such release or shall include authorization for the Company or another party designated by the Company to prepare and file any such instruments.

(c)   No later than five Business Days following each of (i) the execution of this Agreement, and (ii) the Closing Date, Cementos shall use commercially reasonable efforts to deliver or cause to be delivered to Summit two copies of a CD, DVD-ROM or USB drive containing a true and complete copy of the Data Room, reflecting the contents of the Data Room as of the execution of this Agreement or the Closing Date, respectively.

Section 2.03.   Closing. (a) The purchase and sale of the Purchased Shares in exchange for the Closing Consideration hereunder (the “Closing”) shall take place (i) in New York, NY at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 or remotely by the exchange of documents and signatures (or their electronic counterparts), as soon as possible, but in any event no later than the third Business Day after the date on which the conditions set forth in Article 9 have been satisfied or, to the extent permitted under Applicable Law, waived in writing by the Party or the Parties entitled to the benefit of such condition (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under Applicable Law, waiver in writing of those conditions at the Closing by the Party or Parties entitled to the benefit of such conditions), or (ii) at such other time or place as Summit and Cementos may mutually agree in writing.

Section 2.04.   Delivery of Closing Consideration. At the Closing, Summit shall deliver, or cause to be delivered (including, if applicable, (i) by delivering instructions to Summit’s Transfer Agent in respect of any delivery of shares of Summit Common Stock, and (ii) by causing Summit Materials to deliver the Aggregate Cash Consideration):

(a)   the amount of the Aggregate Cash Consideration, by wire transfer of immediately available funds, to the bank account in the United States specified in writing by Cementos prior to the Closing, for the benefit of the Argos Parties entitled thereto;

(b)   to each counterparty or holder specified in each Payoff Letters, the Debt Payoff Amount identified in such Payoff Letter (solely to the extent such amount is taken into account in the calculation of the Estimated Aggregate Cash Consideration), on behalf of the Company and the Argos Parties, in accordance with the instructions specified in such Payoff Letter; and

(c)   to each Person who is owed a portion of the Company Transaction Expenses, the amount payable on behalf of the Company and the Argos Parties as specified in the invoices delivered by the Company prior to the date hereof, solely to the extent such amount is taken into account in the calculation of the Estimated Aggregate Cash Consideration.

Section 2.05.   Closing Deliverables. At the Closing:

(a)   Summit shall deliver, or cause to be delivered, to Cementos, the following:

(i)   a letter of instruction to the Transfer Agent to issue (x) shares of Summit Common Stock to Cementos in an amount equal to the Aggregate Stock Consideration and (y) one share of Summit Preferred Stock;

(ii)   counterparts to the Stockholder Agreement, Registration Rights Agreement, Restrictive Covenants Agreement, Transition Services Agreement, Support Services Agreement, Cement Supply Agreement, Intellectual Property License Agreement, the Logistics Agreement (Cartagena), the Master Purchase Agreement, the Logistics Agreement (International) and the Certificate of Designation, in each case duly executed by Summit;

(iii)   the certificate referred to in Section 9.03(d); and

(iv)   an IRS Form W-9 with respect to Summit and Summit Materials.

(b)   Cementos and the Argos Parties shall deliver, or cause to be delivered, to Summit (or at Summit’s sole discretion, to Summit Materials) the following:

(i)   the Purchased Shares, free and clear of all Liens (other than generally applicable restrictions on transfer under applicable securities Laws or by any Transaction Document) and any certificates representing the Purchased Shares, together with a duly endorsed in blank or duly executed in proper form for transfer;

(ii)   counterparts to the Stockholder Agreement, Registration Rights Agreement, Transition Services Agreement, Cement Supply Agreement, Intellectual Property and Technology License Agreement, the Logistics Agreement (Cartagena), the Master Purchase Agreement, the Logistics Agreement (International) and the Certificate of Designation, in each case duly executed by Cementos;

(iii)   a counterpart to the Support Services Agreement, duly executed by Summa;

(iv)   counterparts to the Resignation Letters, duly executed by the Persons specified in Section 7.16;

(v)   the certificate referred to in Section 9.02(d);

(vi)   on behalf of Argos North America Corp., (I) a duly executed certificate, dated not more than 30 days prior to the Closing Date, satisfying the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) and stating that the equity interests in Argos North America Corp. are not “United States real property interests,”

such certificate being substantially in the form set forth in Schedule III (the “Closing FIRPTA Certificate”), and (II) the corresponding notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h), which notice Summit shall cause to be delivered to the IRS no later than five Business Days after the Closing;

(vii)   a copy of each executed Payoff Letter and, if applicable, evidence of releases of Liens securing the Indebtedness referred to in each Payoff Letter; and

(viii)   the information included in clause (i) of the definition of Required Information.

Section 2.06.   Closing Statement. (a) Within 120 days after the Closing Date, Summit shall prepare and deliver to Cementos, or cause to be prepared and delivered to Cementos, a written certificate (the “Post-Closing Certificate”), setting forth in reasonable detail Summit’s calculation of (x) (i) Closing Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Company Transaction Expenses, and (y) based on the amounts set forth in the preceding clauses (i)-(iv), Summit’s calculation of the Aggregate Cash Consideration, together with reasonably detailed supporting documentation therefor. The Post-Closing Certificate shall be prepared, and the Closing Consideration (and all components thereof) shall be determined, in each case as of the Measurement Time in a manner consistent with the Accounting Policies and the definitions set forth herein and based on the ANAC Companies’ books and records and other information available at the time. After the delivery of the Post-Closing Certificate and until the determination of the Final Aggregate Cash Consideration, Summit shall promptly provide, and shall cause the ANAC Companies to promptly provide, reasonable supporting documentation reasonably requested by Cementos (including, subject to the execution and delivery by Cementos of customary accountant access letter(s), accountants’ work papers, schedules, memoranda and other documents as may be reasonably requested) and make the relevant personnel involved in the preparation of the Post-Closing Certificate and relevant financial records of the ANAC Companies, in each case, used to prepare the Post-Closing Certificate after the Closing reasonably available in connection with Cementos review of the Post-Closing Certificate; provided that any such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the normal business operations of the ANAC Companies or their Affiliates.

(b)   If Cementos disagrees with any calculations set forth in the Post-Closing Certificate, Cementos may deliver to Summit, within 45 days following the date on which the Post-Closing Certificate was delivered (the “Objection Period”), a written notice (the “Dispute Notice”) setting forth Cementos’s calculation of the disputed amount, a description in reasonable detail of the grounds for each such disagreement and Cementos’s alternative calculation of the Closing Consideration (each such item or amount as to which Cementos disagrees and set forth in the Dispute Notice, an “Item of Disagreement”). Except for those Items of Disagreement set forth in the Dispute Notice delivered during the Objection Period, Cementos shall be deemed to have agreed with all other items and amounts set forth in the Post-Closing Certificate, which items and amounts shall be final, binding and conclusive for all purposes hereunder, and no Party may thereafter dispute any item or amount not set forth in such Dispute Notice. Cementos may only deliver one Dispute Notice and, if Cementos does not timely deliver a Dispute Notice, the Post-Closing Certificate, and the items and amounts therein, shall be deemed final, binding and conclusive for all purposes hereunder, and no Party may thereafter dispute any item or amount not set forth in such Dispute Notice.

(c)   In the event that Cementos delivers the Dispute Notice to Summit within the Objection Period, Summit and Cementos will negotiate in good faith to resolve all Items of Disagreement. If, after a period of 30 days (or any mutually agreed extension thereof) following the date on which such Dispute Notice is delivered, Summit and Cementos have not resolved each such Item of Disagreement, then at the request of either Summit or Cementos all such Items of Disagreement that remain unresolved shall be submitted to the Resolution Accountants in writing. Summit and Cementos shall, and shall cause their respective Representatives to, reasonably cooperate with the Resolution Accountants so as to enable them to make their determination as quickly and as accurately as practicable. The Parties agree that (i) the Resolution Accountant shall consider only those items or amounts in the Post-Closing Certificate as to which Cementos has disagreed in a Dispute Notice and which have not been resolved prior to submission to the Resolution Accountant, (ii) no Party shall have any ex parte meetings or communications with the Resolution Accountants, (iii) the Resolution Accountants shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony, (iv) the Resolution Accountants shall decide all remaining Items of Disagreement solely based on the terms and standards set forth in this Agreement and in the Accounting Policies and (v) with respect to each matter submitted to it, the Resolution Accountant shall not resolve such matter in a manner that is more favorable to Summit’s position than the Post-Closing Certificate or more favorable to Cementos’s position than the Dispute Notice. Summit and Cementos shall use reasonable best efforts to obtain from the Resolution Accountants a resolution of all Items of Disagreement that remain unresolved as promptly as reasonably practicable after the date on which the Resolution Accountants are engaged. The Resolution Accountants shall render such resolution in writing, and the calculation of the remaining Items of Disagreement referred to the Resolution Accountants and the Final Aggregate Cash Consideration as determined by the Resolution Accountants shall be binding upon the Parties absent manifest error or actual intentional common law fraud (and not constructive fraud or other similar claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories). The costs, fees and expenses of the Resolution Accountants shall be borne by Summit and Cementos (on behalf of the Argos Parties and included as a Company Transaction Expense) in the same proportion as the aggregate amount of the Items of Disagreement submitted to the Resolution Accountants that are unsuccessfully disputed by each such Party (as finally determined by the Resolution Accountants) bears to the total amount of such Items of Disagreement so submitted. For example, if Cementos timely submits a Dispute Notice for $1,000, and if Summit contests only $500 of such amount, and the Resolution Accountants ultimately resolve the dispute by awarding Cementos $300 of the $500 contested, then the costs and expenses of the Resolution Accountants will be allocated 60% (i.e., 300/500) to Summit and 40% (i.e., 200/500) to Cementos. All other costs, fees and expenses incurred by the Parties in connection with resolving such dispute shall be borne by the party incurring such cost and expense. The dispute resolution by the Resolution Accountants under this Section 2.06 shall constitute an expert determination and shall not constitute an arbitration. The Resolution Accountant shall have exclusive jurisdiction over, and resort to the Resolution Accountant as provided in this Section 2.06 shall be the only recourse and sole and exclusive remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 2.06. Any disputes not within the scope of the disputes to be resolved by the Resolution Accountant pursuant to this Section 2.06 (as well as any disputes about the scope of disputes to be resolved by the Resolution Accountants pursuant to this Section 2.06) shall be resolved pursuant to Section 12.07.

Section 2.07.   Post-Closing Closing Consideration Adjustment. (a) Promptly following the determination of the Final Aggregate Cash Consideration (but in any event within five Business Days of such determination), (i) if the Final Aggregate Cash Consideration exceeds the Estimated Aggregate Cash Consideration, Summit shall pay to Argos Parties or its designee, the amount of such excess by wire transfer of immediately available funds to an account designated by Cementos or (ii) if the Final Aggregate Cash Consideration is less than the Estimated Aggregate Cash Consideration, then Cementos and the Argos Parties shall be obligated, on a joint and several basis, to pay such amount to Summit, such amount, by wire transfer of immediately available funds to an account designated by Summit. Any amounts payable pursuant to this Section 2.07 shall be treated for Tax purposes as an adjustment to the Closing Consideration unless required otherwise by a change in Tax law, or final determination by the appropriate Governmental Authority or court .

Section 2.08.   Share Capital Adjustments; Lost Certificates; Fractional Shares. (a) In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Purchased Shares or Summit Common Stock occurring after the date hereof and prior to the Closing, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(b)   Legend. Any certificates or book entry entitlements representing the shares of Summit Common Stock to be issued pursuant to this Agreement shall bear the legend set forth (along with any other legends that may be required under Applicable Law) in Section 5.03 of the Stockholder Agreement.

Section 2.09.   Withholding. Notwithstanding any provision contained herein to the contrary, Summit, any Affiliate of Summit, and any other Person at the direction of Summit, shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement or any other Transaction Documents such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law; provided that if Cementos and the Argos Parties deliver to Summit, on or before the Closing Date, the Closing FIRPTA Certificate pursuant to Section 2.05(b)(vi), then no such amounts will be required to be withheld under Section 1445 of the Code. If Cementos and the Argos Parties do not deliver such Closing FIRPTA Certificate pursuant to the previous sentence, the Closing shall nonetheless proceed, and Summit’s sole remedy shall be to withhold such amount as required pursuant to Section 1445 of the Code and remit such amounts to the IRS, in each case, in accordance with Schedule IV attached hereto. Any amounts so deducted and withheld by Summit, any of Summit’s Affiliates or any Person at the direction of Summit, as the case may be, shall be treated for all purposes of this Agreement or such other Transaction Documents as having been paid to such Person in respect of which such deduction or withholding was made. If Summit determines that withholding is required pursuant to this Section 2.09 (other than pursuant to Section 1445 of the Code), then at least 5 Business Days prior to making any such deduction or withholding, Summit shall provide notice to Cementos of the amounts subject to withholding and shall cooperate with Cementos to eliminate or minimize to the greatest extent practicable the basis for such deduction or withholding.

Article 3
Representations and Warranties of the Company

Subject to Section 11.03, except as set forth in the Company Disclosure Schedule, the Company and the Argos Parties represent and warrant to Summit, as of the date hereof and as of the Closing Date (or in the case of any representations and warranties that speak as of a specified date, as of such specified date):

Section 3.01.   Existence and Power. Each ANAC Company (a) is an entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or formation, (b) is duly registered, licensed and qualified to carry on its business in each jurisdiction in which its business is now being conducted and as currently contemplated to be conducted by it and (c) has all corporate or other organizational power and authority required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated to be conducted and each ANAC Company has all material Permits required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated to be conducted except, in the case of clause (b) or (c) for any such failure which would not (i) reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or (ii) reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or the performance by the Company or the Argos Parties of their obligations under, this Agreement and the other Transaction Documents to which they are (or are specified to be) a party. Each ANAC Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not (i) reasonably be expected to be, individually or in the aggregate, material to the ANAC Companies, taken as a whole or (ii) reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or the performance by the Company or the Argos Parties of their obligations under, this Agreement and the other Transaction Documents to which they are (or are specified to be) a party. Prior to the date hereof, the Company has made available to Summit true and complete copies of each ANAC Company’s Governing Documents as currently in effect.

Section 3.02.   Authorization. The execution and delivery of, and performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which the Company is (or is specified to be) a party, and the consummation of the Transactions, are within the Company’s organizational powers and have been duly and validly authorized and approved by all necessary organizational action on the part of the Company. This Agreement, and each of the other Transaction Documents to which the Company is (or is specified to be) a party, has been duly executed and delivered by the Company specified to be a party hereto or thereto and constitutes a valid and binding agreement of the Company specified to be a party hereto or thereto enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). There are no votes, approvals, consents or other proceedings of the equityholders of any of the ANAC Companies or otherwise necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under this Agreement and the other Transaction Documents to which any ANAC Company is (or is specified to be) a party, or the consummation of the Transactions.

Section 3.03.   Governmental Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any ANAC Company is (or is specified to be) a party, and the consummation of the Transactions, require no consent, waiver, approval, action, filing, authorization or permit of, or filing with or notification to, or other similar action by or in respect of, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) those actions or filings set forth on Section 3.03 of the Company Disclosure Schedules required under applicable Antitrust Laws, (iii) pursuant to the DPA and (iv) any other consent, waiver, approval, action, filing, authorization or permit of, or filing with or notification to, or other similar action, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, enjoin or materially delay the consummation of the Transactions, or the performance by the Company or the Argos Parties of their obligations under, this Agreement and the other Transaction Documents to which they are (or are specified to be) a party.

Section 3.04.   Noncontravention. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of any Governing Document of any ANAC Company, (b) assuming the accuracy of the representations and warranties set forth in Section 3.03, Section 4.03 and Section 5.03, violate any Applicable Law, (c) result in the creation or imposition of any Lien (other than

Permitted Liens) on any asset of any ANAC Company, or (d) require any consent, approval, waiver, authorization or other action by, or notice or payment to any Person, constitute a breach, default or event that, with or without notice or lapse of time or both, would constitute a violation, breach or default or give rise to any loss of or right to termination, modification, cancellation or acceleration of any right, benefit or obligation of any ANAC Company under any Contract or Permit, with only such exceptions, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or prevent, enjoin or materially delay the consummation of the Transactions, or the performance by the Company or the Argos Parties of their obligations under this Agreement and the other Transaction Documents to which they are (or are specified to be) a party.

Section 3.05.   Capitalization. (a) Section 3.05(a) of the Company Disclosure Schedule sets forth a true and complete list of the record and beneficial owners of all authorized or outstanding Equity Securities of each ANAC Company, together with the number of each class and series of Equity Securities of each ANAC Company held of record or beneficially by each such Person. The Equity Securities to be delivered to Summit at Closing shall include 100% of the Equity Securities of the Company issued and outstanding immediately after the Closing.

(b)   All of the outstanding Equity Securities of each ANAC Company have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of Applicable Law, and are owned, directly or indirectly, by the Argos Parties free and clear of all Liens (other than generally applicable transfer restrictions under applicable securities laws), and were issued in compliance with (x) all applicable securities laws or exemptions therefrom and (y) any preemptive rights, rights of first refusal or similar rights created by Applicable Law, any of the Governing Documents of the ANAC Companies or any Contract.

(c)   Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding Equity Securities of any ANAC Company. There are no outstanding obligations of any ANAC Company to repurchase, redeem or otherwise acquire any Equity Securities of any ANAC Company. There are no declared and unpaid dividends on any Equity Securities of any ANAC Company. There are no voting trusts, shareholder or member Contracts, pooling agreements or proxies with respect to the voting or transfer of any Equity Securities of any ANAC Company. There are no securities of any ANAC Company convertible into or exchangeable for Equity Securities of such ANAC Company. There are no options or other rights to acquire from the ANAC Companies, or other obligations of any ANAC Company to issue, any Equity Security or securities convertible or exchangeable for Equity Securities of such ANAC Company. Except for Summit’s rights under this Agreement, no Person has any Contract or any right or privilege (whether by Applicable Law or under any preemptive or contractual right) for the purchase or acquisition of any Equity Securities of any ANAC Company.

(d)   No ANAC Company has any Subsidiary that is not an ANAC Company.

(e)   Except for the Equity Securities of its Subsidiaries set forth on Section 3.05(a) of the Company Disclosure Schedule, no ANAC Company owns, directly or indirectly, any Equity Securities in any Person and no ANAC Company is, directly or indirectly, a participant in any joint venture, partnership or similar arrangement. No ANAC Company has any rights to or is bound by any commitment or obligation to acquire by any means, directly or indirectly, any Equity Security of any Person, or to make any investment in, or contribution, loan or advance to, any Person.

(f)   Each of the Company, the Argos Parties and Cementos represent and warrant that none of (i) Grupo Argos S.A., a sociedad anónima incorporated in the Republic of Colombia, (ii) Argos SEM LLC, a Delaware limited liability company (“Investor Member 1”), or (iii) Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama, or any of its or their respective controlled Affiliates has “beneficial ownership” of any Equity Securities of the Company for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

Section 3.06.   Financial Statements.

(a)   Section 3.06 of the Company Disclosure Schedule sets forth the audited consolidated balance sheets as of December 31, 2022 and 2021 of the Company and its Subsidiaries and the related audited consolidated statements of income, comprehensive income cash flows and equity for fiscal years ended December 31, 2022, 2021 and 2020 (together with the notes thereto and accompanied by unqualified opinions of the independent accountants) of the Company and its Subsidiaries (the “Audited Financial Statements”) and the unaudited consolidated balance sheet as of March 31, 2023 of the Company and its Subsidiaries and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 2023 (together with the notes thereto) of the Company and each of its Subsidiaries (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements and the Interim Financial Statements have each been prepared in conformity with U.S. GAAP applied on a consistent basis and fairly present, in all material respects, the consolidated financial position of the Company and each of its Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and members’ equity for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments which are not material individually or in the aggregate to the Company and each of its Subsidiaries and the absence of footnote disclosure which are not material and adverse individually or in the aggregate to the ANAC Companies, taken as a whole). Prior to the date hereof, the Company has made available to Summit true and complete copies of each of the Audited Financial Statements and Interim Financial Statements. No auditor of any Audited Financial Statements has indicated to any ANAC Company that it will withdraw its audit opinion with respect to such Audited Financial Statements and no ANAC Company has determined that it is required to restate any Audited Financial Statements or any Interim Financial Statements.

(b)   The ANAC Companies maintain controls and procedures that are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that material information relating to the ANAC Companies is promptly made known to the chief executive officer and the chief financial officer of the Company. There are no material deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to the ANAC Companies which are reasonably likely to adversely affect the ANAC Companies’ ability to record, process, summarize and report financial information, and any such prior deficiencies or weaknesses identified since January 1, 2021 have been adequately disclosed to the ANAC Companies’ auditors. Since January 1, 2021, the ANAC Companies have not identified and have not been advised by their auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the ANAC Companies’ internal controls over financial reporting.

Section 3.07.   Absence of Certain Changes. (a) Since the Balance Sheet Date, the Business has been conducted in the ordinary course and there has not been a Company Material Adverse Effect.

(b)   Since the Balance Sheet Date, there has not been any (i) property or casualty loss or damage or other interruption in the business or operations of the ANAC Companies material to the ANAC Companies taken as a whole, or (ii) action taken that, if taken during the period from the date of this Agreement through the Closing Date without Summit’s prior written consent, would constitute a breach of, Section 6.01(b)(vi) (Sale of Assets), Section 6.01(b)(vii) (Sale of IP), Section 6.01(b)(xii) (Accounting Methods), Section 6.01(b)(xiv) (Discounts), Section 6.01(b)(xv) (Tax Elections), Section 6.01(b)(xvi) (Working Capital) or Section 6.01(b)(xxi) (to the extent related to the foregoing).

Section 3.08.   No Undisclosed Liabilities. There are no Liabilities of any of the ANAC Companies of any kind whatsoever and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any such Liability, other than: (i) Liabilities expressly described and adequately reserved against in the Balance Sheet or the notes thereto; (ii) executory obligations under the express terms of Contracts entered into in the ordinary course of business since the Balance Sheet Date (for the avoidance of doubt, excluding any Liability arising out of any breach thereof), (iii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (it being understood that Liability arising as a result of any breach of Contract or any tortious conduct, litigation, infringement or violation of Applicable Law, or that relates to any Action, will be deemed not to have incurred in the ordinary course of business), (iv) Liabilities that have been incurred pursuant to this Agreement or in connection with the Transactions, and (v) other Liabilities as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.09.   Material Contracts. (a) Section 3.09(a) of the Company Disclosure Schedule lists, and true and complete copies have been made available to Summit of, all Contracts to which any ANAC Company is (or is specified to be) a party as of the date hereof, excluding, for the avoidance of doubt, any Company Employee Plan (any purchase orders excluded from clauses (i), (ii) and (iii) of this Section 3.09(a), the Contracts listed or required to be listed in Section 3.09(a) of the Company Disclosure Schedule, and any Contract entered into (or amended or modified) after the date hereof that would have been required to be listed in Section 3.09(a) of the Company Disclosure Schedule if in effect (or as so amended or modified) on the date hereof, the “Material Contracts”), which:

(i)   are Contracts or a group of related Contracts under which the ANAC Companies have made payments of more than $2,000,000 in the 12 months ended July 31, 2023 other than purchase orders entered into in the ordinary course of business;

(ii)   are Contracts or a group of related Contracts under which any ANAC Company has received aggregate payments of more than $2,000,000 in the 12 months ended July 31, 2023, other than purchase orders entered into in the ordinary course of business;

(iii)   are material Contracts with any Material Counterparty, other than purchase orders entered into in the ordinary course of business;

(iv)   are Contracts for the purchase or sale of any real property or granting any option with respect thereto, in each case, (A) where such purchase, sale or option has not been consummated and (B) with a value in excess of $2,000,000;

(v)   are Contracts (including letters of intent but excluding customary confidentiality and non-disclosure obligations) relating to the acquisition or disposition of any Person, business or Equity Securities or a material amount of assets of or to any other Person (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into since January 1, 2020 or (B) pursuant to which any ANAC Company has any material Liabilities, including any contingent “earn-out,” or deferred purchase price or similar contingent payment obligation or any indemnification obligation;

(vi)   are Contracts involving a remaining commitment by any of the ANAC Companies to make capital expenditures in excess of $2,000,000;

(vii)   are Contracts with any Governmental Authority or any currently outstanding bids, proposals or other offers related to Contracts with a Governmental Authority;

(viii)   are Contracts relating to indebtedness for borrowed money or granting any Lien over any material asset or Equity Security of any ANAC Company;

(ix)   are Contracts that relate to the formation, creation, governance, or control of, or participation in, a partnership, joint venture, strategic alliance, franchise agreement, profit-sharing or similar arrangement;

(x)   are Contracts relating to any loan or other extension of credit, or obligation to advance or contribute capital, by any ANAC Company except for (A) trade payment terms extended to any customer in the ordinary course of business and (B) capital expenditures, which are subject to the representation set forth in Section 3.09(a)(vi);

(xi)   are Contracts (w) that limit (or purport to limit) the freedom of any ANAC Company or any of its Affiliates (including, following the Closing, Summit and its Affiliates) to compete in any line of business or with any Person or in any geographic area, (x) that imposes (a) exclusivity requirements (including “requirements” obligations), (b) non-competition obligations, material non-solicitation obligations, (c) “take-or-pay” or “output” contracts, in each case involving aggregate payments of more than $2,000,000 in the 12 months ended July 31, 2023, or (d) “most favored nations” or “most favored customer” restrictions or rights of first or last offer, in each case, on any ANAC Company or any of its Affiliates (including, following the Closing, Summit and its Affiliates), or otherwise restricts any ANAC Company or any of its Affiliates (including, following the Closing, Summit and its Affiliates) in any material respect in the development, distribution, licensing, marketing, or sale of any of its products or services or (y) with a sole source supplier of material goods or services;

(xii)   are Contracts pursuant to which any (A) ANAC Company obtains any license, sublicense, right or authorization to use, or covenant not to be sued under any material Intellectual Property Right (other than any non-exclusive off-the-shelf shrinkwrap, clickwrap or similar license or sublicense for non-custom Software that is commercially available on nondiscriminatory pricing terms, which have an aggregate acquisition cost of $2,000,000 or less); (B) ANAC Company grants any license, sublicense, right or authorization to use, or covenant not to be sued under, any material Owned Intellectual Property Right (other than non-exclusive licenses granted to customers or vendors in the ordinary course of business); or (C) third party (other than any employee of any ANAC Company) develops or has developed any material Owned Intellectual Property Rights;

(xiii)   are Contracts pursuant to which an ANAC Company grants to any Person the exclusive or preferred right to market, distribute or resell any product or service, or to exclusively or preferentially represent an ANAC Company with respect to any such product or service, or act as an exclusive agent for an ANAC Company in connection with the marketing, distribution or sale of any product;

(xiv)   are Affiliate Contracts (or that were Affiliate Contracts at the time they were entered into);

(xv)   any Contract providing for material indemnification by the ANAC Companies, or in favor of the ANAC Companies, other than indemnification provisions arising in the ordinary course of business consistent with past practice;

(xvi)   are Shared Contracts; or

(xvii)   are Contracts providing for the settlement or compromise of any material Action that required payment by any ANAC Company since January 1, 2021 of any amount in excess of $2,000,000 or that involves material ongoing obligations after the date hereof on any ANAC Company.

(b)   Section 3.09 of the Company Disclosure Schedule contains a list of the top 20 customers of the ANAC Companies (determined on the basis of revenues) (each, a “Material Customer”), and the top 20 suppliers of the ANAC Companies (determined on the basis of cost of goods and services purchased) (each, a “Material Supplier”, and each Material Customer and Material Supplier, a “Material Counterparty”), in each case for the 12-month period ended December 31, 2022. Since January 1, 2022, no Material Counterparty terminated or delivered written notice to or otherwise informed in writing the Company or any of its Related Parties (including any ANAC Company) of, and to the Knowledge of the Company, no Material Counterparty has, any intention to terminate or alter in a manner that is material and adverse to the ANAC Companies or their business, taken as a whole, its relationship with the ANAC Companies (including by materially decreasing the volumes or dollar amounts of products ordered or purchased from or supplied to the ANAC Companies, or by materially altering the payment or terms on which products are ordered, purchased or supplied). Since January 1, 2022, there has been no material dispute or, to the Knowledge of Company, threatened material dispute, between the Company or any of its Related Parties (including any ANAC Company) and any Material Counterparty.

(c)   Each Material Contract is a valid, binding and enforceable agreement of the ANAC Companies (and, to the Knowledge of the Company, the other parties thereto) and is in full force and effect (except for expirations, including non-renewals, in the ordinary course of business and in accordance with terms of such Material Contract). With respect to all Material Contracts, none of the ANAC Companies nor, to the Knowledge of the Company, any other party to any such Contract is in breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by any ANAC Company or, to the Knowledge of the Company, any other party to such Material Contract (and none of the ANAC Companies have received any written claim or notice of (x) any purported breach or default of any Material Contract or any dispute thereunder or (y) regarding the non-renewal or partial or total termination of any Material Contract), in each case except for such breaches, defaults and events which would not, individually or in the aggregate, reasonably be expected to be material to the ANAC Companies, taken as a whole. Prior to the date hereof, the Company has made available to Summit true and complete copies of each Material Contract, and all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

Section 3.10.   Taxes.

(a)   Filing and Payment. (i) All Tax Returns required to be filed by or on behalf of each ANAC Company have been filed when due in accordance with Applicable Law; (ii) such ANAC Company Tax Returns were true, correct and complete in all material respects; (iii) all Taxes due and payable (including any Tax installments) by any ANAC Company have been timely paid to the appropriate Taxing Authority, whether or not reflected on any Tax Return; (iv) each of the ANAC Companies has withheld and timely remitted or paid all Taxes required to have been withheld and remitted or paid by it in connection with any amounts paid or credited, or deemed to have been paid or credited, or owing to or for the account of any Person; and (v) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the ANAC Companies. The provision for Taxes in the Balance Sheet of the ANAC Companies constitutes an adequate provision as of the date thereof and was calculated in accordance with U.S. GAAP. Since the Balance Sheet Date, the ANAC Companies have only incurred Tax liabilities in the ordinary course.

(b)   Procedure and Compliance. (i) None of the ANAC Companies has granted any extension or waiver of the statute of limitations period applicable to any ANAC Company Tax Return, which extension is in effect as of the date hereof (other than any extension granted in the ordinary course of business); (ii) there is no Action now pending or threatened in writing against or with respect to any of the ANAC Companies in respect of any Tax; (iii) no adjustment that would increase the Tax Liability of any of the ANAC Companies has been threatened, proposed or made by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened in writing, proposed or made in an audit of any subsequent Tax period; (iv) there are no requests for rulings or determinations in respect of any Tax pending between any of the ANAC Companies and any Taxing Authority and no ANAC Company has received a ruling with respect to any Tax from any Taxing Authority; (v) none of the ANAC Companies will be required to include in or for, or allocate with respect to, a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (C) any prepaid amount or deferred revenue received prior to the Closing or (D) installment sale or open transaction dispositions made prior to the Closing; and (vi) no ANAC Company will be required to include any amount in income in any Post-Closing Tax Period as a result of the consummation of the Transactions, including as a result of any Tax credit claimed in, or in respect of, any Pre-Closing Tax Period.

(c)   Taxing Jurisdictions. Within the last 3 years, no claim has been made by any Taxing Authority in a jurisdiction where an ANAC Company does not file a particular type of Tax Return (or pay a particular type of Tax) that such ANAC Company is required to file such type of Tax Return in that jurisdiction (or pay the type of Taxes reportable on such type of Tax Return). Within the last 3 years, none of the ANAC Companies has ever had a permanent establishment in any country other than its country of formation.

(d)   Tax Sharing, Consolidation and Similar Arrangements. (i) None of the ANAC Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which any ANAC Company was or is the common parent, made any election or participated in any arrangement whereby any Tax Liability of any of the ANAC Companies was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax Liability of any other Person or has any liability for the Taxes of any person (other than any ANAC Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor by Contract or by operation of law; (ii) none of the ANAC Companies is party to any Tax Sharing Agreement; and (iii) none of the ANAC Companies has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax Liability of any of the ANAC Companies affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(e)   Certain Agreements and Arrangements. None of the ANAC Companies has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). During the two-year period ending on the date hereof, no ANAC Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)   Entity Classification. No entity classification election has been made with respect to any ANAC Company for U.S. federal or, as applicable, state or local income tax purposes.

(g)   Section 965. No ANAC Company was required to include in its gross income any subpart F income (as defined in the Code) by reason of Section 965 of the Code, and no ANAC Company has made an election, or has any liability, pursuant to Section 965(h) of the Code.

(h)   Sales and Use Tax. Each ANAC Company has collected all material sales, use, and occupation, harmonized sales, good and services, value-added, and similar Taxes required to be collected by it and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority. The amount of Tax collected but not remitted by each ANAC Company has been retained in the appropriate accounts. Each ANAC Company is, to the extent it is required to be, a registrant for purposes of any taxes imposed under any Tax law with respect to sales, use and occupation, harmonized sales, goods and services, value-added or similar Taxes. Each ANAC Company has complied in all material respects with all Applicable Laws related to any such Taxes.

(i)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 3.10) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax Asset of the ANAC Companies with respect to Post-Closing Tax Periods.

Section 3.11.   Title to and Sufficiency of Assets. The ANAC Companies hold or have the right to use all rights, title and interest in and to the material tangible assets currently necessary to conduct the Business as currently conducted in all material respects (collectively, the “Company Properties”), free and clear of all Liens other than Permitted Liens (other than (a) assets, rights, services and properties contemplated to be made available to Summit or its Subsidiaries pursuant to the other Transaction Documents, (b) Business Guarantees to be terminated in accordance with Section 7.20 of this Agreement and intercompany accounts cancelled, repaid or otherwise eliminated in accordance with Section 7.07 of this Agreement, (c) Intellectual Property Rights, which is the subject of Section 3.15, and (d) the Shared Contracts (clauses (a) through (d), the “Excluded Properties”)). Except as set forth in Section 3.10(h) of the Company Disclosure Schedule and the Excluded Properties, the Company Properties constitute all of the material tangible assets necessary to conduct of the Business immediately following the Closing in substantially the same manner as the Business is conducted immediately prior to the Closing.

Section 3.12.   Litigation. There is no Action pending or threatened in writing, before any Governmental Authority or arbitrator (a) against or affecting (i) any of the ANAC Companies or any of their respective businesses, properties or assets, (ii) any present or former Company Service Provider of any of the ANAC Companies in relation to their services to any of the ANAC Companies, or (iii) any Person for whom any ANAC Company may be liable or any of their respective properties may be subject, in the case of each of (i), (ii) and (iii), except as would not, individually or in the aggregate, reasonably be expected to be material to the ANAC Companies, taken as a whole or (a) that, if determined or resolved adversely in accordance with the plaintiff’s demands against any of the ANAC Companies, would reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions. As of the date of this Agreement, there is no Action pending or threatened by any of the ANAC Companies against any third party, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the ANAC Companies, taken as a whole, or reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions.

Section 3.13.   Compliance with Laws and Court Orders. Since January 1, 2021, (a) none of the ANAC Companies is in violation of, has violated or (b) is (i) to the Knowledge of the Company under investigation with respect to, (ii) has been threatened in writing to be charged with, or (iii) has been given written notice of any violation of, in the case of both (a) and (b), any Applicable Law. Except as would not reasonably be expected to be material and adverse to the ANAC Companies, taken as a whole, there is no Order pursuant to which any of the ANAC Companies have any ongoing material Liabilities (including any obligations to take, or refrain from taking, any actions with respect to the conduct of the business of the ANAC Companies) or that seeks to prevent, enjoin or materially delay the consummation of the Transactions.

Section 3.14.   Properties. (a) Section 3.14(a) of the Company Disclosure Schedule sets forth an address of all real property assets owned by any ANAC Company (such land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, being hereinafter known as the “Owned Real Property”) and sets forth the name of the entity holding such Owned Real Property interest.

(b)   Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, with respect to each Owned Real Property: (i) there is no unexpired option, right of first refusal or first offer or other contractual right to purchase or sell any of the Owned Real Property or any portion thereof or interest therein; (ii) the ANAC Companies have not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) none of the ANAC Companies has entered into any contract of sale to sell any of the Owned Real Property.

(c)   Section 3.14(c) of the Company Disclosure Schedule sets forth a true and complete list of the addresses of each parcel of real property subject to a lease, sublease, license, sublicense, easement or occupancy agreement to which any ANAC Company is a party (the parcels of real property disclosed (or required to be disclosed) in Section 3.14(a) of the Company Disclosure Schedule, the “Leased Real Property”, and, together with the Owned Real Property, the “Real Property”) and a list of all such leases, subleases, licenses, easements and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (such documents disclosed in Section 3.14(a) of the Company Disclosure Schedule collectively, “Leases”). Each Lease is valid, binding and enforceable agreement of the ANAC Companies (and, to the Knowledge of the Company, the other parties thereto) and is in full force and effect. None of the ANAC Companies nor, to the Company’s Knowledge, any other party to a Lease, has materially violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Lease, and none of the ANAC Companies has received written notice that it has breached, violated or defaulted under any Lease in any material respect.

(d)   (i) No ANAC Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of any Lease and (ii) the applicable ANAC Company’s possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed.

(e)   Except as would not be reasonably expected, individually or in the aggregate, to be material and adverse to the ANAC Companies, taken as a whole, (i) the ANAC Companies have good, fee simple title to the Owned Real Property, (ii) the ANAC Companies have good, valid and subsisting leasehold interests in the Leased Real Property, (iii) the Real Property constitutes all the real property used or held for use in and for the conduct of the Business as presently conducted and (iv) no Real Property is subject to any Lien, except Permitted Liens.

(f)   All buildings, structures, facilities, fixtures and equipment located on the Real Property are in good condition and repair in accordance with normal and customary industry practices (ordinary wear and tear excepted), are fit for the intended use and are in a condition adequate to conduct the Business as presently conducted and consisted with normal customary industry practice.

(g)   There is no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

Section 3.15.   Intellectual Property. (a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of all registrations and applications for registration included in the Owned Intellectual Property Rights (including domain names and social media accounts) (the “Registered Intellectual Property Rights”) specifying as to each such item, as applicable, the (i) owner and title of such item (and, with respect to domain names, the registrant), (ii) jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) issuance, registration, or application number and (iv) date of application and issuance or registration. The ANAC Companies have taken commercially reasonable actions required to maintain and protect the Owned Intellectual Property Rights, including payment of all applicable registration, maintenance and renewal fees and making all required filings (including of applicable statements of use) with respect to the Registered Intellectual Property Rights.

(b)   The ANAC Companies own or have a valid, enforceable and sufficient right and license to use, and immediately following the consummation of the Transactions will continue to own or have such right and license to use, any and all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of the Business as currently conducted in all material respects. There exist no material restrictions on the disclosure, use, license or transfer of any Owned Intellectual Property Rights.

(c)   The consummation of the Transactions will not alter, encumber, impair or extinguish any Owned Intellectual Property Right.

(d)   None of the ANAC Companies, nor the conduct of the Business, has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Right of any Person, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any of the ANAC Companies (i) based upon, or challenging or seeking to deny or restrict, the rights of any of the ANAC Companies in any of the Owned Intellectual Property Rights, or (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any products, services or processes provided, used, imported, offered for sale or sold by any of the ANAC Companies or the conduct of any businesses of any of the ANAC Companies has conflicted with, misappropriated, diluted, infringed or otherwise violated, or does conflict with, misappropriate, dilute, infringe or otherwise violate, any Intellectual Property Right of any third party, in each case of (i) and (ii), except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property Right, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There is no Action pending or threatened in writing by any ANAC Company alleging any infringement, misappropriation, dilution or other violation by any Person of any Owned Intellectual Property Rights, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(e)   None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property Rights are subsisting and, to the Knowledge of the Company, valid and enforceable. The ANAC Companies are the sole and exclusive owners of all other material Owned Intellectual Property Rights and hold all of its right, title and interest in and to all such Owned Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens).

(f)   The ANAC Companies have taken commercially reasonable steps in accordance with normal industry practice to protect the confidentiality of all trade secrets, know-how and other confidential information included in the Owned Intellectual Property Rights that are material to the Business and the value of which to any ANAC Company is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights have been disclosed, other than to employees, contractors, consultants, representatives and agents of the ANAC Companies, all of whom are bound by written, binding, valid and enforceable confidentiality and/or non-disclosure Contracts substantially in the form previously made available to Summit prior to the date hereof. The ANAC Companies have not suffered any breaches of any such Contracts that have resulted in the material unauthorized disclosure of or loss of any such Intellectual Property Rights.

(g)   The ANAC Companies have entered into binding, written agreements with all of their respective current and former employees and independent contractors who have participated in the development of any Owned Intellectual Property Rights (or any other Intellectual Property Rights for or on behalf of any of the ANAC Companies), whereby such employees and independent contractors (i) presently assign to the applicable ANAC Company any and all right, title and interest they may have in all such Intellectual Property Rights and (ii) acknowledge the applicable assignee’s ownership of all such Intellectual Property Rights.

(h)   The IT Assets used in the conduct of the ANAC Companies businesses (the “ANAC Company IT Assets”) have been maintained in all material respects in accordance with Applicable Law and in accordance with normal industry standards, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise in a manner that permits the ANAC Companies to conduct their respective businesses as presently conducted in all material respects. The ANAC Companies have taken commercially reasonable actions, consistent with normal industry standards, to protect the confidentiality, integrity, operation and security of the IT Assets (and all information, data and transactions stored or contained therein or transmitted thereby) against unauthorized use, access, interruption, modification or corruption. There has been no failure of any such IT Assets that has caused any material disruption to the businesses of the ANAC Companies, nor has there been any unauthorized use, access, interruption, modification or corruption of any such IT Assets (or any information, data or transactions stored or contained therein or transmitted thereby).

Section 3.16.   Data Privacy and Security.

(a)   Since January 1, 2021, the ANAC Companies have at all times complied and are currently in compliance in all material respects with any and all (i) Applicable Laws and ~~)~~(ii) internal and external policies and procedures, binding industry standards, and contractual and other legal requirements and restrictions to which the ANAC Companies are subject, in each case of (i) and (ii), relating to data privacy, data protection, cybersecurity or the collection, use or other processing of Personally Identifiable Information (such Applicable Laws described in clause (i), the “Applicable Data Protection Laws”, and the Applicable Data Protection Laws together with the requirements described in clause (ii), the “Applicable Data Protection Requirements”).

(b)   With respect to all Personally Identifiable Information held or otherwise processed by the ANAC Companies, the ANAC Companies have at all times (i) taken commercially reasonable steps (including with respect to technical and physical security) designed to ensure that such information is protected against the unauthorized access, use, modification, disclosure, loss, exfiltration, destruction, alteration, theft, interruption, corruption or other misuse, or breach thereof (each, a “Data Breach”) and (ii) used commercially reasonable efforts to ensure that all service providers, data processors and other third parties that process any Personally Identifiable Information on behalf of the ANAC Companies are bound by valid, written and enforceable agreements that include any and all terms required by Applicable Data Protection Laws and require such third parties to comply with Application Data Protection Laws and to maintain the privacy, security and confidentiality of such Personally Identifiable Information. There has been no material Data Breach with respect to any IT Assets (or any information, data or transactions stored or contained therein or transmitted thereby) or any Personally Identifiable Information in the ANAC Companies’ possession or control, and the ANAC Companies have not been required under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or other Person in connection with any Data Breach. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against any of the ANAC Companies by any other Person alleging a violation of any Applicable Data Protection Requirement, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The consummation of the Transactions will not breach any Applicable Data Protection Requirement, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.17.   Insurance Coverage. A true and complete list of all property, casualty, liability and other insurance policies (including commercial general liability policies, pollution legal liability policies and workers’ compensation policies that apply to current or former employees of the ANAC Companies) relating to the assets, business, operations, employees, officers or directors of any of the ANAC Companies, in each case whether provided by a third-party insurer, “captive” insurer, fronting arrangement or otherwise is set forth on Section 3.17 of the Company Disclosure Schedule (the insurance policies disclosed (or required to be disclosed) in Section 3.17 of the Company Disclosure Schedule, the “Company Insurance Policies”), and true and complete copies thereof have been made available to Summit prior to the date hereof.

Each Company Insurance Policy is a legal, valid and binding obligation of the ANAC Company party thereto and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms, subject only to any limitation on enforcement under Applicable Laws. There are no material claims by any of the ANAC Companies pending under any Company Insurance Policy as to which coverage has been denied, questioned or disputed by the underwriters of such Company Insurance Policies, other than customary reservations of rights related to pending claims. All premiums due and payable under all Company Insurance Policies have been timely paid in full and the ANAC Companies are otherwise in material compliance with the terms of such Company Insurance Policies.

Section 3.18.   Licenses and Permits.

(a)   Section 3.18(a) of the Company Disclosure Schedule sets forth the material Permits held by the ANAC Companies, together with the name of the Governmental Authority issuing such Permit.

(b)   The ANAC Companies hold, and have held since January 1, 2021, all Permits that are necessary to be held in order to conduct the Business, except for those the failure of which to hold would not individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or the performance by the Company or the Argos Parties of their obligations under, this Agreement and the other Transaction Documents to which they are (or are specified to be) a party.

(c)   All material Permits held by any of the ANAC Companies are valid and in full force and effect (and the appropriate ANAC Company has filed all reports and paid all fees, assessments, and contributions required by such material Permits and Applicable Laws).

(d)   Since January 1, 2021, none of the material Permits held by any ANAC Company have been terminated or impaired, in whole or in part, due to the actions or inactions of the ANAC Companies (except for terminations or impairments occurring as a result of the expiration of such Permits solely due to lapse of time in accordance with the terms thereof).

(e)   Since January 1, 2021, no written notices have been received by any of the ANAC Companies alleging the failure to hold any material Permit required to be held by the ANAC Companies to conduct their respective businesses or own their respective assets.

(f)   No material Permit is subject to any pending regulatory Action before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such material Permit.

Section 3.19.   Finders’ Fees. Other than J.P. Morgan Securities LLC, no financial advisor, investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the ANAC Companies or is entitled to any fee or commission in connection with the Transactions.

Section 3.20.   Environmental Matters. (a) Except as disclosed in Section 3.20 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)   (A) no written notice, demand, request for information, citation, summons or complaint has been received; (B) no Order has been issued or is otherwise in effect; (C) no penalty has been assessed; and (D) no Action or review is pending or to the Knowledge of the Company, threatened, in each case, with respect to any ANAC Company (or any of their respective legal corporate predecessors) that relates to any Environmental Law, Environmental Permit or Hazardous Substance;

(ii)   there has been no Release of any Hazardous Substance at, on, under, to, in or from (A) any location by or arising from the operations of, (B) any property or facility now or during the period previously owned, leased or operated by, or (C) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, any ANAC Company (or any of their respective legal corporate predecessors);

(iii)   there are no surface impoundments, landfills or other waste disposal areas at, on, in or under, or which contain Hazardous Substances generated by or transported from, any real property currently owned or formerly owned, leased or operated by the ANAC Companies (or any of their respective predecessors), in each case, (x) not in compliance with, or (y) requiring investigation, remediation, reclamation or other response action pursuant to, Environmental Law;

(iv)   each ANAC Company is and has at all times since January 1, 2021, been in compliance with all Environmental Laws and Environmental Permits, which compliance includes obtaining, maintaining and timely renewing all Environmental Permits; and

(v)   there is no Liability of or relating to any ANAC Company relating to any Environmental Law, Environmental Permit or Hazardous Substance, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such Liability.

(b)   Except as has been made available to Summit at least five days prior to the date hereof, there is no environmental investigation, study, audit, test, review, analysis or other report in the possession or control of the Argos Parties that relates to any potentially material Liability of the ANAC Companies (or any of their respective legal corporate predecessors) or any property or facility now or previously owned, leased or operated by the ANAC Companies (or any of their respective legal corporate predecessors) which reports or assessments indicate a potentially material Liability under Environmental Laws.

(c)   The consummation of the Transactions requires no filings or notifications to be made or actions to be taken pursuant to any Environmental Permit or Environmental Law, including the New Jersey Industrial Site Recovery Act or the Connecticut Property Transfer Law.

Section 3.21.   Employees and Labor Matters. (a) The Company has made available, pursuant to clean-room procedures, with respect to each Company Service Provider as of September 6, 2023 (and to the extent permitted by Applicable Law), such Company Service Provider’s (i) name, (ii) employing or engaging entity, (iii) title, (iv) date of hire, (v) age, (vi) location, (vii) whether full- or part-time, (viii) whether active or on leave (and, if on leave, the nature of the leave and expected return date), (ix) whether exempt from the U.S. Fair Labor Standards Act or other applicable state or local employment standards legislation, (x) annual salary or wage rate (or consulting rate), (xi) most recent annual bonus (if any), (xii) current annual bonus opportunity and (xiii) paid time off entitlement formula and amount of accrued but unused paid time off and (xiv) union status. Except as set forth in Section 3.21(a)(ii) of the Company Disclosure Schedule, each Company Service Provider is directly employed or engaged by an ANAC Company. Five days prior to the Closing Date, the Company shall provide Summit with, pursuant to clean-room procedures, a revised version of Section 3.21(a) of the Company Disclosure Schedule, updated and true and correct as of such date.

(b)   Since January 1, 2021, the ANAC Companies have been in compliance in all material respects with all Applicable Laws relating to labor and employment, including those relating to the termination of employment, labor management relations, wages, hours, overtime, vacation, discrimination, sexual harassment, civil rights, human rights, affirmative action, pay equity, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes. Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, none of the ANAC Companies has received any notice of intent by any Governmental Authority responsible for the enforcement of labor and employment laws to conduct or initiate an investigation, audit or proceeding relating to any employment or labor laws, or employment practice, of any of the ANAC Companies. No circumstances exist which would be reasonably expected to result in any material Liability to any of the ANAC Companies with respect to the classification pursuant to Applicable Laws of any Company Employee.

(c)   None of the ANAC Companies is a party to or subject to, or is currently negotiating in connection with entering into, any Company Collective Bargaining Agreement, and there has not been any material organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Service Provider or any grievances or job actions involving any current or former Company Service Provider in the past three years. None of the ANAC Companies has failed to comply in any material respect with the provisions of any Company Collective Bargaining Agreement since January 1, 2021, and there are no material labor complaints, grievances or job actions involving any current or former Company Service Provider against any ANAC Company, including any complaints related to a failure to provide a safe working environment or accommodation related to COVID-19 or any COVID-19 Measure. There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any ANAC Company before any other

Governmental Authority. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against or affecting any ANAC Company. No consent or consultation requirements with respect to Company Employees will need to be satisfied in order to consummate the Transactions, assuming that there are no modifications at the request of or with permission of Summit or its Affiliates to any Company Employee Plan or Contract in connection with the Transactions and, except as set forth in Section 3.21(c) of the Company Disclosure Schedule, no notice requirement with respect to Company Employees will need to be satisfied in order to consummate the Transactions.

(d)   Since January 1, 2021, (i) no formal allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any ANAC Company or against any current Company Service Provider at or above the level of Vice President in connection with the performance of services to any ANAC Company and (ii) no ANAC Company or any Company Service Provider at or above the level of Vice President has entered into any settlement agreement related to allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) by any such Person in connection with the performance of services to any ANAC Company.

(e)   To the Knowledge of the Company, all employees who perform services for the ANAC Companies are either United States citizens or are legally authorized to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any applicable legal requirement relating to the employment of non-United States citizens. With respect to all employees performing services for the ANAC Companies, the ANAC Companies are in compliance with, and since January 1, 2021, have complied with, all Applicable Law with respect to work eligibility and have properly completed and maintained I-9 documentation for each employee, in each case, in all material respects. Since January 1, 2021, (i) none of the ANAC Companies has been the subject of an audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement proceeding, and (ii) none of the ANAC Companies has received notice of any potential or actual violation of applicable immigration or I-9 requirements.

(f)   Each ANAC Company is, and has been since January 1, 2021, in compliance with WARN and has no Liabilities or other obligations thereunder.

(g)   Each Company Service Provider who has been classified as (i) an independent contractor or other non-employee status, (ii) an exempt or non-exempt employee or (iii) a part-time, temporary or seasonal employee, is currently, and has been since January 1, 2021, properly so classified for all purposes. No ANAC Company, since January 1, 2021, has received any formal or informal determination or advisory opinion from any Governmental Authority that any Service Provider is improperly classified as an independent contractor or should be reclassified as an employee, or that any Service Provider is improperly classified as exempt from federal or state overtime wage requirements. No ANAC Company has been, since January 1, 2021, a party to or subject to any Action regarding the classification of any Service Provider nor, to the Knowledge of the Company, are any such Actions threatened against the Company or its Subsidiaries.

Section 3.22.   Employee Benefits. (a) Section 3.22(a) of the Company Disclosure Schedule lists each material Company Employee Plan. Prior to the date hereof, for each material Company Employee Plan, the Company has furnished to Summit a true and complete copy of such material Company Employee Plan (or a written description, if such material Company Employee Plan is not written) and all amendments thereto and with respect to each material Company Employee Plan, as applicable (i) any trust agreement, insurance contract, or other funding arrangement, (ii) the current prospectus or summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recent nondiscrimination testing results, (v) the most recently received IRS determination or opinion letter for each such Plan, (vi) the most recently prepared financial statement and (vii) all non-routine correspondence to or from the IRS, the Department of Labor or any Governmental Authority with respect to any Company Employee Plan in the past three (3) years. For purposes of this Section 3.22(a), a “material” Company Employee Plan shall mean any Company Employee Plan that covers more than five (5) Company Service Providers.

(b)   None of the ANAC Companies nor any of their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, any plan subject to Title IV of ERISA, including, without limitation, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (as described in Section 210 of ERISA) or (iv) a “welfare benefit fund” (as defined in Section 419(e) of the Code).

(c)   None of the ANAC Companies has any current or projected Liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985).

(d)   Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is reflected in a an IRS pre-approved document that is subject to a favorable opinion letter upon which such Company Employee Plan has reliance and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Company Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Employee Plan that is intended to be so qualified and no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Employee Plan.

(e)   Each Company Employee Plan has been maintained in material compliance with its terms and all Applicable Laws, including ERISA and the Code. To the Knowledge of the Company, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise tax or penalty against any ANAC Company.

(f)   Each Company Employee Plan and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, complies, and has been operated in compliance with, and the ANAC Companies have complied in practice with, all applicable requirements of Section 409A of the Code, in each case, in all material respects.

(g)   Except as set forth in Section 3.22(g) of the Company Disclosure Schedule, no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Company Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Company Employee Plan with respect to the operation thereof.

(h)   The ANAC Companies have complied in all material respects with the Patient Protection and Affordable Care Act and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the ANAC Companies to Liability, penalties, or Taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Patient Protection and Affordable Care Act.

(i)   All contributions, premiums and payments that are due have been made for each Company Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Balance Sheet or accurately disclosed in the notes thereto.

(j)   Except as set forth in Section 3.22(j) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) entitle any current or former Company Service Provider to any payment or benefit, including any bonus, change of control, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, or (iii) limit or restrict the right of the ANAC Companies or, after the Closing, Summit or any of its Affiliates, to merge, amend or terminate any Company Employee Plan, or reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(k)   No ANAC Company has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider.

(l)   Except as set forth in Section 3.22(l) of the Company Disclosure Schedule, no Company Service Provider is a participant in a compensation or benefit arrangement that is sponsored, maintained, administered, contributed to or entered into by any Affiliate of an ANAC Company (other than, for the avoidance of doubt, any Subsidiary of an ANAC Company), and the terms of any such material arrangement has been furnished to Summit.

Section 3.23.   Affiliate Transactions. (a) Except for any Contracts solely between or among wholly owned ANAC Companies, no Argos Party or Related Party of any of the Argos Parties or ANAC Company is a party to any material Contract with any of the ANAC Companies, other than Excluded Arrangements (the Contracts and transactions set forth in or required to be set forth in Section 3.23(a) of the Company Disclosure Schedule, the “Affiliate Contracts”).

(b)   Except for the Transaction Documents and the Contracts set forth on Section 3.23(b) of the Company Disclosure Schedule, as of the Measurement Time, all Affiliate Contracts, and all other amounts or other liabilities owing thereunder to any Related Party of any of the Argos Parties or ANAC Companies, have been completed, satisfied, terminated, canceled, paid or otherwise settled, without any continuing liability to Summit or the ANAC Companies thereunder.

(c)   Except as set forth on Section 3.23(c) of the Disclosure Schedule, there are no material Shared Contracts.

Section 3.24.   FCPA; Compliance with Office of Foreign Assets Control.

(a)   Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the ANAC Companies, taken as a whole, in the past five years, no ANAC Company, or Argos Party or any of their Affiliates as it relates to the Business, or any of their respective directors, officers, employees or agents (in their capacity as such) has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (i) and (ii) above in order to assist such ANAC Company or any of their Affiliates to obtain or retain business for the ANAC Companies in violation of the FCPA, the UK Bribery Act or any other Applicable Laws related to anti-corruption matters.

(b)   No ANAC Company, or Argos Party or any of their other Affiliates as it relates to the Business, or any of their respective directors, officers, employees or agents is a Sanctioned Person. For the past five years, neither the Argos Parties nor any ANAC Company has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was a Sanctioned Person, and each has been in compliance with all Applicable Laws related to Sanctions and export controls matters.

(c)   For the past five years, no ANAC Company, or Argos Party or, to the Knowledge of the Company, any of their respective directors, officers or employees, has been penalized for, threatened to be charged with, or given notice of, or, to the Knowledge of the Company, placed under investigation with respect to, any violation or potential violation of, any Applicable Law related to anti-corruption, Sanctions, or export control matters.

(d)   Each ANAC Company and each Argos Party is in material compliance with, and has not violated, the USA PATRIOT Act of 2001, as amended through the Measurement Time, to the extent applicable to such Person and all other Applicable Law related to anti-money laundering.

Section 3.25.   Accounts Receivable; Accounts Payable; Inventory.

(a)   All accounts, notes receivable and other receivables reflected on the Balance Sheet, and all accounts and notes receivable arising from or otherwise relating to the Business as of the Measurement Time, are valid and genuine, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet, reserves for doubtful accounts that have been recorded in the ordinary course consistent with U.S. GAAP since the Balance Sheet Date, or that may be recorded in the ordinary course consistent with the Accounting Principles after the date of this Agreement. Except as disclosed in Section 3.25 of the Company Disclosure Schedule, since January 1, 2023, until the date of this Agreement, the ANAC Companies have not canceled, or agreed to cancel, in whole or in part, any accounts receivable, except in the ordinary course of business. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such account receivables, except as would not, individually or in the aggregate, reasonably to likely to be material to the ANAC Companies, taken as a whole.

(b)   All inventory of the ANAC Companies consists of a quality and quantity usable and salable in the ordinary course of business as presently conducted in all material respects and is in material compliance with, any federal, state, provincial, county, municipal or local laws, ordinances and regulations applicable to the ANAC Companies, subject to reserves for obsolete, damaged, defective or slow-moving items. All such inventory is owned by the ANAC Companies and clear of all Liens, other than Permitted Liens, and no inventory is held on a consignment basis.

Section 3.26.   Working Capital. Since January 1, 2022, (a) the ANAC Companies have managed their working capital (including timing of collection of accounts receivable and of payment of accounts payable and management of inventory) and deferred revenue amounts in the ordinary course of business and in amounts that are consistent with past practice; and (b) there has not been any material change in (i) payment terms to any Material Customer of, or from any Material Supplier to, any ANAC Company or (ii) the manner in which any ANAC Company conducts its business with any Material Customer that would materially affect the level of inventory required to supply such Material Customer (e.g., Material Customer moving from consigning supplies to the relevant member to requiring it to purchase supplies as part of its own inventory), excluding, for the sake of clarity, any change in the quantum of purchase orders.

Section 3.27.   Trade Allowances. Other than pursuant to the rebate terms provided to customers included in the customer agreements included in the Data Room as of the date hereof. No customer or supplier of the ANAC Companies is entitled to or customarily receives material discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms arising from any Contracts with or concessions granted to any such Person. All discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms, including contra transactions, to which customers or suppliers of the ANAC Companies are entitled or customarily receive have been granted by the ANAC Companies in the ordinary course of business, except as would not be material and adverse to the ANAC Companies, taken as a whole.

Section 3.28.   Product Liability. Section 3.28 of the Company Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all claims (or series of related claims) with an expected liability (of such claim or series of related claims) of greater than $2,000,000, with respect to any express or implied warranty or guaranty as to goods sold, or services provided, by the ANAC Companies since January 1, 2020. Each service provided or product manufactured, sold, or delivered by the ANAC Companies has been in material conformity with all service or product specifications, express or implied warranties and all Applicable Laws, except as would not be reasonably expected to materially and adversely affect the ANAC Companies, taken as a whole. There are no claims pending or threatened (in writing or, to the Knowledge of the Company, orally), against the ANAC Companies with respect to the quality of or absence of defects in such products or services of the ANAC Companies that would be expected to result in a material Liability, or otherwise materially and adversely affect, the ANAC Companies, taken as a whole (including any such material claims or Actions for replacement of any products or any extraordinary product returns). Except as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the ANAC Companies, there have been no product recalls, withdrawals, or seizures with respect to any products of the ANAC Companies.

Section 3.29.   Disclosure Documents. The information supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of Summit, or at the time of the Summit Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.30.   Mineral Rights. With respect to the ANAC Companies’ mineral interests and rights (including any mineral and mining claims, concessions, leases, licenses, Permits, access rights, development rights and other rights and interests held by the ANAC Companies that are necessary to explore for, develop, classify, mine, process, or produce minerals on and from any mines owned or leased by the ANAC Company (the “Mines”), either existing under Contract, by operation of Applicable Law or otherwise) (collectively, the “Mineral Interests”, and together with the Mines, the “Mineral Rights”):

(a)   Except as would not individually or in the aggregate be a Company Material Adverse Effect, (i) an ANAC Company has good title to, or a valid leasehold estate in, as applicable, all Mineral Interests (subject to Permitted Liens) and (ii) to the Knowledge of the Company, the Mineral Interests are sufficient to conduct the Business and to access the reserves set forth in any mineral reserve reports provided in the Data Room (the “Mineral Reports”) (other than due to mining activities in the ordinary course of business since the date of the applicable Mineral Reports);

(b)   all of the Mineral Rights have been maintained in compliance with Applicable Laws and are valid and subsisting, except, in each case, as would be material and adverse to the ANAC Companies, taken as a whole;

(c)   there are no existing restrictions imposed by a Governmental Authority or Contract relating to the Mines or Mineral Interests which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)   except as set forth on Section 3.30 of the Company Disclosure Schedules, no Person other than the ANAC Companies has any contractual or other right to production or profits of or from the Mines or the Mineral Interests or any royalty or other material payments of any kind which are payable in respect thereof or any right to acquire any such interest except, in each case, as would be material and adverse to the ANAC Companies, taken as a whole; and

(e)   except for Permitted Liens and subject to the terms of any lease or other conveyance document disclosed on Section 3.30 of the Company Disclosure Schedule, no ANAC Company is party to any existing Contract which does or would reasonably be expected to have a material and adverse impact on the ANAC Companies’ record or possessory title to the Mines or Mineral Interests, or the access to, exploration, development or mining of the same, in each case as currently used by the ANAC Companies.

Section 3.31.   Exclusivity of Representations.

(a)   Except for the representations and warranties expressly set forth in this Article 3, Article 4 and the representations and warranties expressly set forth in other the Transaction Documents or the information set forth in the certificates required to be delivered pursuant to Section 9.02(d), neither the Argos Parties, Cementos, the Company, their respective Affiliates, nor any other Person makes (and the Company, the Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to Cementos, the Argos Parties or the ANAC Companies, the Business, their operations, assets, liabilities, or in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Summit or its respective Affiliates or any other Person in connection with the Transactions.

(b)   The Company, the Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, hereby acknowledge and agree that, except for the representations and warranties expressly set forth in Article 5 and the representations and warranties expressly set forth in other Transaction Documents or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.03(d), neither Summit nor any other Person has made any express or implied representation or warranty with respect to Summit’s business, its operations, assets, liabilities, or in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Company, the Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, in connection with the Transactions and the Company, the Argos Parties and Cementos and their respective Affiliates have not relied on, and disclaim reliance upon, any representation or warranty other than those expressly set form in Article 5 and in the representations and warranties expressly set forth in the other Transaction Documents or the representations and warranties set forth in the certificates to be delivered pursuant to Section 9.03(d). Without limiting the generality of the foregoing, the Company, the Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, acknowledge and agree that they have not relied on any other information provided, or made available, to the Company, the Argos Parties, Cementos or their respective Affiliates in connection with the Transactions, and that none of Summit nor its respective Affiliates nor any other Person shall be subject to any liability to Company, the Argos Parties or Cementos, their respective Affiliates or any other Person resulting from (i) any misrepresentation or omission by Summit, its Affiliates or any other Person with respect to any such information or (ii) the Company, the Argos Parties and Cementos’s use of, or the use by any of their respective Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to such parties in any "data rooms," teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in this Article 3 of this Agreement or in a representation and warranty in another Transaction Document or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.03(d).

Article 4
Representations and Warranties of the Argos Parties

Subject to Section 12.02(c), each of the Argos Parties represent and warrant to Summit, as of the date hereof and as of the Closing Date, that:

Section 4.01.   Existence and Power. Such Argos Party (a) is an entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or formation, (b) is duly registered, licensed and qualified to carry on its business in each jurisdiction in which its business is now being conducted by it and (c) has all corporate or other organizational power and authority required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated to be conducted and such Argos Party has all material Permits required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated, except in the case of clause (b) or (c) for any such failure which would not (i) reasonably be expected to be, individually or in the aggregate, material to such Argos Party, taken as a whole or (ii) reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or the performance of such Argos Party of its obligations under this Agreement and the other Transaction Documents to which such Argos Party is (or is specified to be) a party. Such Argos Party is an entity duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not (i) reasonably be expected to be, individually or in the aggregate, material to the ANAC Companies, taken as a whole, or (ii) reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or the performance of such Argos Party of its obligations under this Agreement and the other Transaction Documents to which such Argos Party is (or is specified to be) a party.

Section 4.02.   Authorization. Such Argos Party has full power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is (or is specified to be) a party, and to consummate the Transactions. The execution, delivery and performance by such Argos Party has been duly authorized and approved by all necessary corporate, organizational or other action on the part of such Argos Party. This Agreement, and each of the other Transaction Documents to which such Argos Party is (or is specified to be) a party, has been duly executed and delivered by such Argos Party specified to be a party hereto or thereto and constitutes a valid and binding agreement of such Argos Party specified to be a party hereto or thereto enforceable against it in accordance with its terms

(subject to the Enforceability Exceptions). There are no votes, approvals, consents or other proceedings of the holders of Equity Securities of such Argos Party necessary in connection with the execution and delivery of, or the performance by such Argos Party of its obligations under, this Agreement and the other Transaction Documents to which such Argos Party is (or is specified to be) a party, or the consummation of the Transactions. The board of director or managers (or similar governing body) of such Argos Party has approved this Agreement and the other Transaction Documents in accordance with the provisions of Applicable Law.

Section 4.03.   Governmental Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any of the Argos Parties is (or is specified to be) a party, and the consummation of the Transactions, require no consent, waiver, approval, action, filing, authorization or permit of, or filing with or notification to, or other similar action by or in respect of, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) any of the actions or filings set forth on Schedule 3.03 of the Company Disclosure Schedule required under applicable Antitrust Laws (iii) pursuant to the DPA and (iv) any other consent, waiver, approval, action, filing, authorization or permit of, or filing with or notification to, or other similar action, the absence of which, individually or in the aggregate, would not reasonably be, individually or in the aggregate, material to such Argos Party, taken as a whole, or prevent, enjoin or materially delay the consummation of the Transactions, or the performance by any of the Argos Parties of its obligations under, this Agreement or the other Transaction Documents to which it is (or is specified to be) a party.

Section 4.04.   Noncontravention. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of any Governing Document of any ANAC Company, (b) assuming the accuracy of the representations and warranties in Section 4.03 Section 3.03 and Section 5.03, violate any Applicable Law, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any of the Argos Parties, or (d) require any consent or other action by, or notice to or payment to any Person, constitute a breach, default or event that, with or without notice or lapse of time or both, would constitute a violation, breach or default or give rise to any loss of or right to termination, modification, cancellation or acceleration of any right, benefit or obligation of any of the Argos Parties, with only such exceptions, in the case of clauses (b), (c) and (e), as would not, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to such Argos Party, taken as a whole, or prevent, enjoin or materially delay the consummation of the Transactions or the performance by any such Argos Party of its obligations under this Agreement and the other Transaction Documents to which it is (or is specified to be) a party.

Section 4.05.   Ownership of Purchased Shares. Such Argos Party is the record and beneficial owner of, and has good and marketable title to, all of the Purchased Shares set forth opposite such Argos Party’s name in Section 3.05(a) of the Company Disclosure Schedules, free and clear of all Liens (other than any Lien imposed under state or federal securities laws or by any Transaction Document), and such Argos Party has the sole power to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. At the Closing, each Argos Party will transfer and deliver to Summit, good and marketable title to all the Purchased Shares held, of record or beneficially, by such Argos Party or any of their respective Affiliates, free and clear of all Liens (other than any Lien imposed under state of federal securities laws or by any Transaction Document). Each Argos Party and its Affiliates do not have any interest in any Equity Securities of any ANAC Company, other than the Purchased Shares set forth opposite such Argos Party’s name in Section 3.05(a) of the Company Disclosure Schedules. Except for Summit’s rights under this Agreement, no Person has any Contract or any right or privilege (whether by Applicable Law or under any preemptive or contractual right) for the purchase or acquisition of any Purchased Shares.

Section 4.06.   Litigation and Governmental Orders. There is no Action (a) pending or threatened in writing against or affecting such Argos Party or any of its Affiliates before any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands against such Argos Party, would reasonably be expected to be, individually or in the aggregate, material to the ANAC Companies, taken as a whole, or prevent, enjoin or materially delay the consummation of the Transactions or the performance by any of the Argos Parties or any of its Affiliates of its obligations under, this Agreement or the other Transaction Documents to which any such Argos Party is (or is specified to be) a party or that in any manner challenges or (b) that seeks to prevent, enjoin, alter or materially delay the consummation of the Transactions or the performance by any such Argos Party except as would not, individually or in the aggregate, reasonably be expected to prevent, enjoin, alter or materially delay the consummation of the Transactions. As of the date of this Agreement, neither such Argos Party nor any of its Affiliates is subject to any Order that would reasonably be expected to be, individually or in the aggregate, material to the ANAC Companies, taken as a whole, or reasonably be expected to prevent, enjoin, alter or materially delay the consummation of the Transactions.

Section 4.07.   Investment Intent. Cementos will be directly or indirectly acquiring Summit Common Stock representing the Aggregate Stock Consideration and Summit Preferred Stock for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. Cementos acknowledges that the issuance of Summit Common Stock representing the Aggregate Stock Consideration and Summit Preferred Stock hereunder has not been registered under the 1933 Act or any state securities laws, and that Summit Common Stock representing the Aggregate Stock Consideration and Summit Preferred Stock may not be sold without registration under the 1933 Act, pursuant to an exemption from the 1933 Act or in a transaction not subject thereto.

Section 4.08.   Accredited Investor; Independent Investigation.

(a)   Cementos is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as Summit and qualifies as an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

(b)   Cementos has been afforded access to information about Summit and the financial condition, results of operations, business, property and management of Summit sufficient to enable it to evaluate its investment in Summit Common Stock and Summit Preferred Stock. Cementos has reviewed the financial statements of Summit and such other documents as Cementos has reasonably deemed advisable or necessary in connection with making its, his or her investment decision. Cementos and its advisors, if any, have been afforded the opportunity to ask questions of Summit. Cementos understands that there may be certain consequences under U.S. and other tax laws resulting from an investment in Summit Common Stock and Summit Preferred Stock, and has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its, his or her acquisition of Summit Common Stock and Summit Preferred Stock.

(c)   Cementos understands that its investment in Summit Common Stock and Summit Preferred Stock involves a high degree of risk and such shares of Summit Common Stock and Summit Preferred Stock are, therefore, a speculative investment. Cementos is able to bear the economic risk of its investment in such Summit Common Stock and Summit Preferred Stock for an indefinite period of time, and is presently able to afford the complete loss of such investment.

(d)   Cementos acknowledges that it, he or she has conducted to its, his or her satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes, prospects, creditworthiness, status, affairs and projected operations of Summit and, in making the determination to acquire Summit Common Stock and Summit Preferred Stock has relied solely on the results of its independent investigation and appraisal, and is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Summit or any of its officers, employees, agents, advisors or affiliates, other than the representations and warranties expressly set forth in Article 5 and the representations and warranties expressly set forth in the other Transaction Documents or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.02(d). Cementos further acknowledges that none of Summit, any of its Affiliates or any of its Representatives has made any representations or warranties, either expressed or implied, as to the accuracy or completeness of any information regarding Summit furnished or made available to the Argos Party and its Representatives.

(e)   Cementos is not acquiring Summit Common Stock or Summit Preferred Stock as a result of any advertisement, article, notice or other communication regarding Summit Common Stock or Summit Preferred Stock or ordinary shares of Summit published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement, and the offer to purchase Summit Common Stock and Summit Preferred Stock was directly communicated to Cementos by Summit.

(f)   Cementos understands that (i) Summit Common Stock and Summit Preferred Stock that it, he or she is acquiring have not been and will not be registered under the 1933 Act and are “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act as they are being acquired from Summit in a transaction not involving a public offering and that under such laws and applicable regulations Summit Common Stock and Summit Preferred Stock may not be offered or sold absent registration under the 1933 Act except pursuant to an exception from, or in a transaction not subject to, the registration requirements of the 1933 Act and in compliance with any applicable securities laws of any state or territory of the United States and of any other jurisdiction, and that no representation can be made as to the availability of the exemption provided by Rule 144 under the 1933 Act. Each Argos Party understands and acknowledges that Summit shall have no obligation to recognize any offer, sale, pledge or other transfer made other than in compliance with the restrictions on transfer set forth in the Stockholder Agreement and that Summit may make notation on its records or give instructions to any transfer agent of Summit Common Stock and Summit Preferred Stock in order to implement such restrictions. Cementos, in making its decision to purchase Summit Common Stock, has made its investment decision regarding its acquisition of Summit Common Stock and Summit Preferred Stock (including, without limitation, the income Tax consequences of acquiring, owning or disposing of Summit Common Stock and Summit Preferred Stock in light of Cementos’s particular situation and tax residence(s) as well as any consequences arising under the laws of any taxing jurisdiction).

(g)   Cementos understands that Summit, as the issuer of Summit Common Stock and Summit Preferred Stock, and its affiliates are relying upon the truth and accuracy of, and such Argos Party’s compliance with, the representations and agreements contained in this Section 4.08 for the purpose of determining whether the offer, sale and issuance of Summit Common Stock and Summit Preferred Stock meets the requirements for an applicable exemption from registration under the 1933 Act.

Section 4.09.   No Reliance. In making the decision to own and invest in the Summit Common Stock delivered under this Agreement, Cementos has made its own investment decision based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Summit, the ANAC Companies or any of their respective Affiliates and Representatives, other than the representations and warranties expressly set forth in Article 5 and the representations and warranties expressly set forth in the other Transaction Documents or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.02(d) those representations and warranties contained herein, and Cementos hereby recognizes and agrees that such representations and warranties constitute the complete extent of what it considered to be determinant, decisive and material in the decision to proceed with the acquisition of the Summit Common Stock.

Section 4.10.   Disclosure Documents. The information supplied by Cementos and the Argos Parties for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of Summit, or at the time of the Summit Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.11.   Exclusivity of Representations.

(a)   Except for the representations and warranties expressly set forth in this Article 4 and the representations and warranties expressly set forth in other the Transaction Documents or the information set forth in the certificates required to be delivered pursuant to Section 9.02(d), neither the Argos Parties, Cementos, their respective Affiliates, nor any other Person makes (and the Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to the Argos Parties, their business, operations, assets, liabilities, or in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Summit or its respective Affiliates or any other Person in connection with the Transactions.

(b)   The Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, hereby acknowledge and agree that, except for the representations and warranties expressly set forth in Article 5 and the representations and warranties expressly set forth in other Transaction Documents or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.03(d), neither Summit nor any other Person has made any express or implied representation or warranty with respect to Summit’s business, its operations, assets, liabilities, or in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, in connection with the Transactions and the Argos Parties and Cementos and their respective Affiliates have not relied on, and disclaim reliance upon, any representation or warranty other than those expressly set forth in Article 5 and in the representations and warranties set forth in the other Transaction Documents and the information set forth in the certificates required to be delivered pursuant to Section 9.03(d). Without limiting the generality of the foregoing, the Company, the Argos Parties and Cementos, on behalf of themselves and their respective Affiliates, acknowledge and agree that they have not relied on any other information provided, or made available, to the Company, the Argos Parties, Cementos or their respective Affiliates in connection with the Transactions, and that none of Summit nor its respective Affiliates nor any other Person shall be subject to any liability to Company, the Argos Parties or Cementos, their respective Affiliates or any other Person resulting from (i) any misrepresentation or omission by Summit, its Affiliates or any other Person with respect to any such information or (ii) the Company, the Argos Parties and Cementos’s use of, or the use by

any of their respective Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to such parties in any "data rooms," teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in this Article 4 of this Agreement or in a representation and warranty in another Transaction Document or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.03(d).

Article 5
Representations and Warranties of Summit

Subject to Section 12.02(c), except as disclosed in the Summit Reports (as defined herein) after January 1, 2021 (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward looking in nature), Summit represents and warrants to the Argos Parties, as of the date hereof and as of the Closing Date (or in the case of any representations and warranties that speak as of a specified date, as of such specified date), that:

Section 5.01.   Existence and Power. Summit (a) is an entity duly formed, validly existing and (where applicable) in good standing under the laws of the State of Delaware and (b) and has all corporate or other organizational power and authority required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated to be conducted, except, in the case of clause (b) for any such failure which would not reasonably be expected to, individually or in the aggregate, have a Summit Material Adverse Effect. Summit has all material permits required to enable it to use its legal or other business names, to own or lease and operate its properties and to conduct its business as now conducted and as currently contemplated to be conducted except for any such failure which would not reasonably be expected to, individually or in the aggregate, have a Summit Material Adverse Effect. Summit is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not (i) reasonably be expected to be, individually or in the aggregate, material to Summit or (ii) reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or the performance of Summit of its obligations under this Agreement and the other Transaction Documents to which Summit is (or is specified to be) a party.

Section 5.02.   Authorization. (a) The execution and delivery of and performance by Summit of its obligations under this Agreement and the other Transaction Documents to which it is a party or is specified to be a party, and the consummation of the Transactions, are within the corporate or organizational powers of Summit and, except for the Summit Stockholder Approval, have been duly authorized and approved by all necessary corporate or organizational action on the part of Summit. Assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents to which Summit is a party or is specified to be a party by the other parties thereto and receipt of the Summit Stockholder Approval, this Agreement and such other Transaction Documents constitute valid and binding agreements of Summit enforceable against Summit in accordance with their respective terms (subject to the Enforceability Exceptions).

(a)   The Summit Board, at a meeting duly called and held at which all directors of Summit were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of Summit and the Summit Stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) directing that the issuance of Summit Common Stock and Summit Preferred Stock comprising the Aggregate Stock Consideration be submitted to the Summit Stockholders for approval (the “Proposals”), and (iv) resolving, subject to Section 6.04, to recommend that the Summit Stockholders vote in favor of the Proposals (the “Summit Board Recommendation”).

Section 5.03.   Governmental Authorization. The execution, delivery and performance by Summit of this Agreement and the other Transaction Documents to which it is a party and the consummation by Summit of the Transactions and, to the extent applicable, thereby, require no consent, waiver, approval, action, filing, authorization or permit of, or filing with or notification to, or other similar action by or in respect of, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) and any of the actions or filings set forth on Schedule 3.03 of the Company Disclosure Schedule required under applicable Antitrust Laws, (iii) pursuant to the DPA, (iv) any other consent, waiver, approval, action, filing, authorization or permit of, or filing with or notification to, or other similar action, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Summit Material Adverse Effect, or prevent, enjoin or materially delay the consummation of the Transactions, or the performance by Summit of its obligations under, this Agreement and the other Transaction Documents to which Summit it (or is specified to be) a party, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, and (v) compliance with the rules and regulations of the NYSE.

Section 5.04.   Capitalization.

(a)   The authorized capital stock of Summit consists of 1,500,000,000 shares, of which, of such authorized capital stock, 1,000,000,000 shares are designated as Class A common stock, 250,000,000 shares are designated as Class B common stock and 250,000,000 shares are designed as preferred stock. As of the close of business on September 1, 2023, there were outstanding (i) 118,930,169 shares of Summit Common Stock, (ii) 99 shares of Class B common stock, (iii) no shares of preferred stock, (iv) restricted stock unit awards relating to an aggregate of 995,500 shares of Summit Common Stock, (v) performance stock unit awards relating to an aggregate of 442,928 Summit Common Stock, (vi) stock options to purchase an aggregate of 274,127 shares of Summit Common Stock, (vii) warrants to purchase an aggregate of 31,519 shares of Summit Common Stock and (vii) 1,310,004 Class A limited partnership units of Summit Material Holdings L.P., a Delaware limited partnership, which are exchangeable for

1,310,004 shares of Summit Common Stock. All issued and outstanding shares of capital stock of Summit have been, and all shares that may be issued prior to the Closing pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights of any Person. As of the date hereof, each of the outstanding shares of capital stock of each of Summit’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and wholly owned by Summit or by a direct or indirect wholly owned Subsidiary of Summit, free and clear of any Liens.

(b)   As of the date hereof there are, (i) no outstanding obligations of Summit or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other securities of Summit or any of its Subsidiaries, (ii) no declared and unpaid dividends on any capital stock or other securities of Summit, (iii) no voting trusts, shareholder or member Contracts, pooling agreements or proxies with respect to the voting or transfer of any capital stock or other securities of Summit, (iv) no securities of Summit or any of its Subsidiaries convertible into or exchangeable for any securities of Summit, (v) no options or other rights to acquire from Summit or any of its Subsidiaries, or other obligations of Summit or any of its Subsidiaries to issue, any capital stock or securities convertible or exchangeable for capital stock or securities of Summit or any of its Subsidiaries.

Section 5.05.   Noncontravention. The execution, delivery and performance by Summit of this Agreement and the other Transaction Documents to which it is a party and the consummation by Summit of the Transactions and thereby do not and will not (a) contravene, conflict with, or result in a violation or breach of any provision of any Governing Document of Summit, (b) assuming compliance with the matters referred to in Section 5.03 and receipt of the Summit Stockholder Approval, violate any Applicable Law, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Summit or (d) require any consent from or other action by any Person under, constitute a breach, default or event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to (i) any right of termination, cancellation or acceleration of any right or obligation of Summit under any Contract or Permit, (ii) any right of termination, cancellation or acceleration of any right or obligation of any Subsidiary of Summit under the Summit Credit Agreement or (iii) to a loss of any benefit to which Summit is entitled under any provision of any agreement or other instrument binding upon Summit with only such exceptions, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Summit Material Adverse Effect or reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or the performance by Summit of its obligations under this Agreement and the other Transaction Documents to which it is (or is specified to be) a party.

Section 5.06.   Litigation. There is no Action (a) pending or threatened against Summit before any Governmental Authority or arbitrator as of the date of this Agreement that, if determined or resolved adversely in accordance with the plaintiff’s demands against Summit, would, individually or in the aggregate, reasonably be expected to have a Summit Material Adverse Effect or reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions, or (a) that seeks to prevent, enjoin or materially delay the consummation by Summit of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Summit Material Adverse Effect or reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions. As of the date hereof, Summit is not subject to any Order of any Governmental Authority that is or would reasonably be expected to have a Summit Material Adverse Effect or reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions.

Section 5.07.   Finders’ Fees. Other than Morgan Stanley, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transactions by reason of any action taken by Summit prior to the Closing.

Section 5.08.   Issuance of Shares. The shares of Summit Common Stock and the share of Summit Preferred Stock issuable at Closing, when issued by Summit in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company, and satisfaction of the requirement to obtain the Summit Stockholder Approval, to the Argos Parties, will (a) be duly and validly issued, fully paid and non-assessable, (b) issued in compliance with all applicable securities laws and exemptions therefrom and (c) will be free and clear of any Liens, other than Permitted Liens.

Section 5.09.   Absence of Certain Changes. Since the date of the last balance sheet of Summit until the date hereof, (i) the business of Summit has been conducted in the ordinary course of business, except as would not reasonably be expected to have, individually or in the aggregate, a Summit Material Adverse Effect, (ii) there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Summit Material Adverse Effect and (iii) there has not been any property or casualty loss or damage or other interruption in the business or operations of Summit, except as would not, individually or in the aggregate, reasonably be expected to have a Summit Material Adverse Effect.

Section 5.10.   Public Filings. Since December 31, 2020, Summit has timely filed or furnished all forms, statements, schedules, documents and reports (the “Summit Reports”) required to be filed or furnished (as applicable) by it with the Securities and Exchange Commission (“SEC”) pursuant to Applicable Law. As of the time filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing), the Summit Reports complied with all Applicable Law and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Summit is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. As of the date hereof, there are no outstanding unresolved comments with respect to any of the Summit Reports received by Summit in any written communication from the SEC. To the Knowledge of Summit, there are no pending formal or informal investigations of Summit by the SEC.

Section 5.11.   Financing.

(a)   Summit has delivered to Cementos on or prior to the date hereof (i) a true, correct and complete copy of a fully executed commitment letter, dated as of the date hereof, by and among Summit and the Commitment Parties (as defined therein) party thereto, including all annexes, exhibits and other attachments thereto and (y) correct and complete copies of fee letters associated therewith, with only the fee amounts and other commercially sensitive terms redacted (such commitment letter and fee letters, collectively, the “Debt Commitment Letter”), dated as of the date hereof, pursuant to which the lenders and other parties thereto have committed, on the terms and subject to the conditions set forth therein, to provide Summit with debt financing in the amounts set forth therein in connection with the transactions contemplated hereby (or any debt financing in lieu thereof in accordance with Section 7.08(c), the “Debt Financing”).

(b)   As of the date of this Agreement, (i) the Debt Commitment Letter is in full force and effect (except as limited by the Enforceability Exception) and constitutes a legal, valid and binding obligation of Summit and, to the Knowledge of Summit, the other parties thereto and (ii) assuming due and valid execution by each other party thereto, the Debt Commitment Letter is enforceable against Summit and to the knowledge of Summit, the other parties thereto in accordance with its terms, subject to the Enforceability Exception. As of the date hereof, except as not prohibited under Section 7.08(b), the Debt Commitment Letter has not been amended or modified in any respect, no provisions or rights thereunder have been waived and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect and, to the Knowledge of Summit, no such withdrawal, rescission or modification is contemplated.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Debt Commitment Letter on the part of Summit or, to the knowledge of Summit, any other party thereto.  There are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount of the Debt Financing required to consummate the transactions contemplated by this Agreement other than the conditions precedent expressly set forth in the Debt Commitment Letter, and Summit has no reason to believe that, as of the date of this Agreement, assuming satisfaction of the conditions set forth in Article 9, (i) it or any other party thereto will not be able to satisfy on a timely basis any term or condition of the Debt Commitment Letter, including any condition to the closing of the Debt Financing, or (ii) the amount of the Debt Financing required to consummate the transactions contemplated by this Agreement will not be made available to Summit at or prior to the Closing.  As of the date of this Agreement, other than the Debt Commitment Letter and any customary engagement letters or customary fee letters in each case with respect to the Debt Financing (none of which adversely affect the conditionality, enforceability or availability of the Debt Financing), there are no side letters or other contracts, arrangements or understandings directly or indirectly related to the funding or investing, as applicable, of the full amount of the Debt Financing or that would reasonably be expected to affect the availability of the Debt Financing on the Closing Date.  The aggregate proceeds of the Debt Financing when funded in accordance with the Debt Commitment Letter are in an amount sufficient to (1) consummate the Closing upon the terms contemplated by this Agreement and (2) pay all amounts payable by Summit on the Closing Date in connection with the consummation of the transactions contemplated by this Agreement. As of the date hereof, Summit has fully paid, or caused to be paid, any and all commitment fees and any and all other fees and expenses, in each case as are required to be paid on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter. Summit expressly acknowledges and agrees that its ability to obtain any financing (including the Debt Financing) is not a condition to its obligations under this Agreement.

Section 5.12.   Financial Statements.

(a)   Each of the consolidated statements of operations, consolidated balance sheets, consolidated statements of comprehensive income (loss), consolidated statements of stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Summit Reports were prepared in conformity with U.S. GAAP applied on a consistent basis and fairly present, in all material respects, the consolidated financial position of Summit and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to normal a year-end adjustments which are not material and adverse to Summit and each of its Subsidiaries, taken as a whole).

(b)   Summit maintains controls and procedures that are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that material information relating to Summit and its Subsidiaries is promptly made known to the chief executive officer and the chief financial officer of Summit. There are no material deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to Summit which are reasonably likely to adversely affect Summit’s ability to record, process, summarize and report financial information, and any such prior deficiencies or weaknesses identified since January 1, 2021 have been adequately disclosed to Summit’s auditors. Since January 1, 2021, Summit has not identified and have not been advised by their auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees of Summit or any of its Subsidiaries who have a significant role in Summit’s internal controls over financial reporting.

Section 5.13.   No Undisclosed Liabilities. There are no Liabilities of Summit of any kind whatsoever and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in a Liability, other than (i) Liabilities expressly described and adequately reserved against in the balance sheet of Summit and its Subsidiaries or the notes thereto, (ii) executory obligations under the express terms of Contracts entered into in the ordinary course of business since the latest balance sheet of Summit and its Subsidiaries (for the avoidance of doubt, excluding any Liability arising out of any breach thereof), (iii) Liabilities incurred in the ordinary course of business since the date of the last balance sheet of Summit (it being understood that Liability arising as a result of any breach of Contract or any tortious conduct, litigation, infringement or violation of Applicable Law, or that relates to any Action, will be deemed not to have incurred in the ordinary course of business) and (iv) other Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Summit Material Adverse Effect.

Section 5.14.   Compliance with Laws and Court Orders. Since January 1, 2021, (a) none of Summit or any of its Subsidiaries is in violation of, has violated or (b) to the Knowledge of Summit is (i) under investigation with respect to, or (ii) has been threatened in writing to be charged with or (ii) has been given written notice of any violation of, in the case of both (a) and (b), any Applicable Law. Except as would not reasonably be expected to be material and adverse to Summit and its Subsidiaries, taken as a whole, there is no Order pursuant to which Summit or any of its Subsidiaries have any ongoing material Liabilities (including any obligations to take, or refrain from taking, any actions with respect to the conduct of the business of Summit or any of its Subsidiaries) or that seeks to prevent, enjoin or materially delay the consummation of the Transactions.

Section 5.15.   FCPA; Compliance with Office of Foreign Assets Control.

(a)   Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to Summit, taken as a whole, in the last five years, neither Summit nor any of its Subsidiaries or any of their Affiliates, as it related to the business of Summit, or any of their respective directors, officers, or, to the Knowledge of Summit, employees or agents (in their capacity as such) has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (i) and (ii) above in order to assist Summit or any of its Affiliates to obtain or retain business for the ANAC Companies violation of the FCPA, the UK Bribery Act or any other Applicable Laws related to anti-corruption matters or AML Laws.

(b)   Neither Summit nor any of its Subsidiaries, or any of their respective directors, officers, employees or agents is a Sanctioned Person. For the past five years, neither Summit nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was a Sanctioned Person, and each has been in compliance with all Applicable Laws related to Sanctions and export controls matters or any AML Law.

(c)   For the past five years, neither Summit nor any Subsidiary, nor to the Knowledge of Summit, any of their respective directors, officers or employees, has been penalized for, threatened to be charged with, or given notice of, or, to the Knowledge of Summit, placed under investigation with respect to, any violation or potential violation of, any Applicable Law related to anti-corruption, Sanctions, or export control matters.

(d)   Summit and each of its Subsidiaries is in material compliance with, and has not violated, the USA PATRIOT Act of 2001, as amended through the Measurement Time, to the extent applicable to such Person and all other Applicable Law related to anti-money laundering.

Section 5.16.   Taxes.

(a)   Filing and Payment. (i) All Tax Returns required to be filed by or on behalf of Summit have been filed when due in accordance with Applicable Law; (ii) such Summit Tax Returns were true, correct and complete in all material respects; (iii) all Taxes due and payable (including any Tax installments) by Summit have been timely paid to the appropriate Taxing Authority, whether or not reflected on any Tax Return; (iv) Summit has withheld and timely remitted or paid all Taxes required to have been withheld and remitted or paid by it in connection with any amounts paid or credited, or deemed to have been paid or credited, or owing to or for the account of any Person; and (v) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Summit. The provision for Taxes in the balance sheet of Summit constitutes an adequate provision as of the date thereof and was calculated in accordance with U.S. GAAP. Since the date of the last balance sheet of Summit, Summit has only incurred Tax liabilities in the ordinary course.

(b)   Procedure and Compliance. (i) Summit has not granted any extension or waiver of the statute of limitations period applicable to Summit Tax Return, which extension is in effect as of the date hereof (other than any extension granted in the ordinary course of business); (ii) there is no Action now pending or threatened in writing against or with respect to Summit in respect of any Tax; (iii) no adjustment that would increase the Tax Liability of Summit has been threatened, proposed or made by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened in writing, proposed or made in an audit of any subsequent Tax period; and (iv) there are no requests for rulings or determinations in respect of any Tax pending between Summit and any Taxing Authority and Summit has not received a ruling with respect to any Tax from any Taxing Authority.

(c)   Tax Sharing, Consolidation and Similar Arrangements. (i) Summit has not been a member of an affiliated, consolidated, combined or unitary group other than one of which Summit was or is the common parent, made any election or participated in any arrangement whereby any Tax Liability of Summit was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax Liability of any other Person or has any liability for the Taxes of any person (other than Summit) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor by Contract or by operation of law; (ii) Summit is not party to any Tax Sharing Agreement; and (iii) Summit has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax Liability of Summit affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(d)   Certain Agreements and Arrangements. Summit has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). During the two-year period ending on the date hereof, Summit was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including this Section 5.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax Asset of Summit with respect to Post-Closing Tax Periods.

Section 5.17.   Disclosure Documents. The information supplied by Summit for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of Summit, or at the time of the Summit Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply, in all material respects, as to form and substance with the provisions of the Exchange Act.

Section 5.18.   Exclusivity of Representations.

(a)   Except for the representations and warranties expressly set forth in this Article 5 and the representations and warranties expressly set forth in other the Transaction Documents and the information set forth in the certificates required to be delivered pursuant to Section 9.03(d), neither Summit nor any other Person makes (and Summit, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to Summit, its business, operations, assets, liabilities, or in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Argos Parties, Cementos, the Company or their respective Affiliates in connection with the Transactions.

(b)   Summit acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 and Article 4 and the representations and warranties expressly set forth in other Transaction Documents or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.02(d), none of the Company, any Argos Party or any other Person has made any express or implied representation or warranty with respect to the Argos Parties, Cementos, the Company or the ANAC Companies or their respective Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Summit or any of its Subsidiaries or their respective Affiliates in connection with the Transactions and Summit has not relied on, and disclaims reliance upon, any representation or warranty other than those expressly set forth in Article 4 and Article 5 and in the representations and warranties set forth in the other Transaction Documents or the representations and warranties in the certificates required to be delivered pursuant to Section 9.02(d). Without limiting the generality of the foregoing, Summit acknowledges and agrees that it has not relied on any other information provided, or made available, to Summit or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that none of the Argos Parties, Cementos, the Company, the ANAC Companies, their respective Affiliates nor any other Person shall be subject to any liability to Summit or any other Person resulting from (i) any misrepresentation or omission by the Argos Parties, Cementos, the Company, the ANAC Companies, their respective Affiliates or any other Person with respect to any such information or (ii) Summit's use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to Summit, its Affiliates or their respective Representatives in any "data rooms," teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in this Article 5 of this Agreement or in a representation and warranty in another Transaction Document or the representations and warranties set forth in the certificates required to be delivered pursuant to Section 9.02(d).

Article 6

Covenants and Agreements of the Parties

Section 6.01.   Conduct of the ANAC Companies.(a) From the date hereof until the Closing, except as (w) required by Applicable Law, (x) otherwise expressly required by this Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule or (z) consented to by Summit in writing (such consent not to be unreasonably withheld, conditioned or delayed), Cementos and the Argos Parties, in each case, solely to the extent related to the Business, and the Company shall, and shall cause each of its Subsidiaries to, (i) use its reasonable best efforts to conduct the Business in the ordinary course in all material respects and, to the extent consistent with the foregoing clause (i), and (ii) use its reasonable best efforts to (A) preserve intact the present business organization of the ANAC Companies and the Business and (B) keep available the services of the directors and officers of the Company, and (C) maintain existing relationships with the customers, lenders, suppliers, lessors and others having material business relationships with the Business. The Parties understand and agree that with respect to the matters specifically addressed by any provision of Section 6.01(b), such specific provisions shall govern over the more general provision of this Section 6.01(a).

(b)   Without limiting the generality of the foregoing, from the date hereof until the Closing, except as set forth in the corresponding subsection of Section 6.01(b) of the Company Disclosure Schedule, as required by Applicable Law, as expressly required by this Agreement or as consented to by Summit in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to (and Cementos and the Argos Parties, in each case, solely to the extent related to the Business) shall cause the ANAC Companies not to):

(i)   adopt or propose any change to, or amend or otherwise alter, the ANAC Companies’ Governing Documents (whether by merger, consolidation or otherwise);

(ii)   split, combine, or reclassify any shares of Equity Securities of any ANAC Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof, except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) in respect of any Equity Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Securities of any ANAC Company;

(iii)   (A) sell, assign, issue, exchange, pledge, subject to any Lien, hypothecate, or otherwise transfer or dispose, or authorize or permit the same, of any Equity Securities of any ANAC Company or any participation or interest therein or any right to vote with respect thereto, in each case whether directly or indirectly (including pursuant to a derivative transaction or through the transfer of any Equity Security in any direct or indirect holding company holding Equity Security or through the issuance and redemption by any such holding company of its Equity Security) or (B) amend any term of any Equity Security of any ANAC Company (whether by merger, consolidation or otherwise);

(iv)   incur any capital expenditures or any obligations or Liabilities in respect thereof, except for the expenditures set forth on the Capex Budget Schedule or in the ordinary course of business;

(v)   (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, properties or businesses, other than materials, supplies and equipment in the ordinary course of business of the ANAC Companies or (B) acquire any material real property from any other Person;

(vi)   sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the ANAC Companies’ material assets (other than with respect to Intellectual Property Rights, which are the subject of Section 6.01(b)(vi)), securities, properties, interests or businesses, other than sales of inventory or sales or abandonment of obsolete equipment or leases, in each case, in the ordinary course of business;

(vii)   sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, abandon, permit to lapse, or otherwise fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any Owned Intellectual Property Rights, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice and decisions by the ANAC Companies not to enforce any Owned Intellectual Property Rights in their reasonable business judgment and consistent with past practice;

(viii)   except with respect to capital expenditures, which shall be subject to Section 6.01(b)(iv), make any loans, advances or capital contributions to, or investments in, any other Person other than (A) contributions to the Company’s wholly owned Subsidiaries in the ordinary course of business, or (B) such loans, advances, capital contributions and investments that do not exceed $2 million in the aggregate;

(ix)   create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money, other than indebtedness incurred under the Company’s existing credit agreements (or any replacement thereof on terms substantially consistent with or more beneficial to the ANAC Companies) in the ordinary course of business that will be terminated prior to the Measurement Time or constitute Closing Indebtedness hereunder;

(x)   (A) enter into (or accept assignment of or acquire any Person that is bound by), amend or modify, terminate or renew any Material Contract (other than entry into (or renewal on terms at least as favorable to the ANAC Companies and for a term no longer than the existing term) Material Contracts in the ordinary course of business that would only be a Material Contract by virtue of Section 3.09(i), Section 3.09(ii), Section 3.09(b)(iii), Section 3.09(a)(iv), Section 3.09(a)(vi), Section 3.09(a)(vii) or Section 3.09(a)(viii)), or (B) otherwise waive, release or assign any material rights, claims or benefits of the ANAC Companies under any Contract or otherwise;

(xi)   except to the extent required by the terms of any Company Benefit Plan or Contract, (A) grant or increase any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, deferred compensation, change in control or severance agreement with, any current or former Company Service Provider, (B) increase the compensation or benefits payable or provided to, or modify the terms of any employment, consulting or similar agreement with, any current or former Company Service Provider, (C) establish, adopt, enter into or amend any Company Employee Plan or Company Collective Bargaining Agreement, (D) issue any loan to any current or former Company Service Provider, (E) (x) hire any Company Service Provider other than on an “at will” basis to fill vacancies arising due to terminations of employment of Company Service Providers who are below the level of Vice President, or (y) terminate the employment of any Company Service Provider at or above the level of Vice President other than for “cause”, (F) transfer the employment of any Company Service Provider from one entity to another or (G) grant any equity or equity-based or other long-term incentive awards to, or discretionarily accelerate the vesting or payment of any awards held by, any current or former Company Service Provider;

(xii)   change its methods of accounting except as required by changes in Applicable Law or U.S. GAAP;

(xiii)   commence, settle or compromise, or threaten or offer to commence, settle or compromise, (A) any Action involving or against any of the ANAC Companies (other than settlements or compromises solely for the payment of cash in an amount not to exceed $250,000 individually or $750,000 in the aggregate (and for the avoidance of doubt, does not impose any material non-monetary obligations or equitable relief on, or involve any admission of wrongdoing by, any Person)) or (B) any Action that relates to the Transactions;

(xiv)   offer or grant any discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms or other accommodations or concessions to any customer, supplier or other counterparty, in each case, that is (x) material to the Business and (y) offered or granted in connection with any dispute or other Action (or threatened or potential dispute or other Action);

(xv)   make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any income or other material Tax Returns, enter any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xvi)   accelerate or delay the payment of or agree to any change in the payment terms of, any accounts payable or account receivable in any material respect, in each case, except in the ordinary course of business or in connection with a good faith dispute;

(xvii)   enter into, adopt a plan of or effect any restructuring, reorganization or complete or partial liquidation, dissolution, merger or consolidation;

(xviii)   voluntarily cancel or terminate any Company Insurance Policy in any material respect;

(xix)   engage in any material new line of business or terminate or materially modify any existing line of business; or

(xx)   agree, resolve or commit to do any of the foregoing.

Section 6.02.   Conduct of Summit. (a) From the date hereof until the Closing, except as (w) required by Applicable Law, (x) otherwise expressly required by this Agreement (y) set forth in Section 6.02 of the Summit Disclosure Schedule or (z) consented to by Cementos in writing (such consent not to be unreasonably withheld, conditioned or delayed), Summit shall, and shall cause its Subsidiaries to, (i) use its reasonable best efforts to conduct its business in the ordinary course in all material respects and (ii) use its reasonable best efforts to (A) preserve intact its present business organization, (B) keep available the services of its directors and officers and (C) maintain existing relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it. The Parties understand and agree that with respect to the matters specifically addressed by any provision of (b), such specific provisions shall govern over the more general provision of this Section 6.02(b).

(b)   Without limiting the generality of the foregoing, from the date hereof until the Closing, except as set forth in the corresponding subsection of Section 6.02(b) of the Company Disclosure Schedule, as required by Applicable Law, as expressly required by this Agreement or as consented to by Cementos in writing (such consent not to be unreasonably withheld, conditioned or delayed), Summit shall not (and shall cause its Subsidiaries not to):

(i)   adopt or propose any change to, or amend or otherwise alter, Summit’s Governing Documents (whether by merger, consolidation or otherwise) in a manner that would reasonably be expected to be adverse to the Argos Parties or that would reasonably be expected to prevent, enjoin or materially delay the consummation of the Transactions;

(ii)   other than dividends and distributions by a direct or indirect subsidiary of Summit to its shareholder(s), declare, set aside or pay any cash dividend or other cash distribution in respect of any Equity Securities of Summit;

(iii)   other than pursuant to the Amended and Restated Summit Materials, Inc. 2015 Omnibus Incentive Plan or the Summit Materials, Inc. 2021 Employee Stock Purchase Plan, grant any equity awards to any current or former Summit Service Provider; or

(iv)   agree, resolve or commit to do any of the foregoing.

(c)   Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 11.01, Summit shall not and shall cause its Subsidiaries not to consummate, enter into any agreement providing for, any investment, acquisition, or other business combination that would reasonably be expected to prevent, enjoin or materially delay the consummation of the Closing.

Section 6.03.   Summit Stockholders Meeting; Proxy Statement.

(a)   Summit shall (with the Company’s reasonable assistance) use commercially reasonable efforts to prepare and file with the SEC, as promptly as practicable after the date of this Agreement, but in any event within thirty Business Days after the date of this Agreement, a proxy statement in preliminary form relating to the Summit Stockholders Meeting (such proxy statement, including, for the avoidance of doubt, any amendments or supplements thereto, and the definitive proxy statement related thereto, the “Proxy Statement”). Summit shall (i) provide Cementos, its Affiliates and its and their Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement prior to filing, furnishing or delivering the Proxy Statement to Summit’s stockholders and (B) shall give consideration to all comments reasonably proposed by Cementos, its Affiliates and its and their Representatives.

(b)   If at any time prior to the Summit Stockholders Meeting, any information relating to any Party, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, Summit shall (A) as and to the extent required by Applicable Law, prepare an amendment or supplement to the Proxy Statement as promptly as reasonably practicable, and (B) cause the Proxy Statement as so amended or supplemented to be filed with the SEC and, to the extent required by Applicable Law, to be disseminated to its stockholders.

(c)   Summit shall promptly notify Cementos of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and shall as promptly as reasonably practicable following receipt thereof provide Cementos with copies of all correspondence between itself and/or any of its Representatives and the SEC with respect to the Proxy Statement (or where no such copies are available, a reasonably detailed written description thereof) and provide Cementos, its Affiliates and its and their Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement). Summit shall use reasonable best efforts to provide responses as promptly as reasonably practicable to the SEC with respect to any comments received on the Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or for additional information.

(d)   As soon as reasonably practicable following the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that Summit may commence mailing the Proxy Statement (the earliest of any such date, the “SEC Clearance Date”), Summit shall, in accordance with Applicable Law and its Governing Documents, take all necessary action to, as promptly as practicable, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Summit Common Stock and Summit Class B Common Stock as of the record date established for, and, no later than 45 days following the SEC Clearance Date, hold a meeting of holders of the Summit Common Stock and Summit Class B Common Stock for purposes of seeking the Summit Stockholder Approval in accordance with the DGCL and applicable requirements of the NYSE (the “Summit Stockholder Meeting”). Summit shall initiate a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause Summit to comply with its obligations set forth in the foregoing sentence and as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing sentence.

(e)   The Summit Stockholder Meeting shall not be postponed, recessed or adjourned by Summit without consultation with Cementos; provided that Summit may adjourn or postpone the Summit Stockholders Meeting (i) to the extent Summit believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is delivered to the holders of Summit Common Stock and Summit Class B Common Stock within a reasonable amount of time in advance of the Summit Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Summit Stockholder Approval (including after commencement of a Summit Acquisition Proposal that is a tender offer or exchange offer to the extent necessary to obtain the Summit Stockholder Approval), (C) to ensure that there are sufficient number of holders of Summit Common Stock and Summit Class B Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Summit Stockholders Meeting or (D) otherwise where required to comply with Applicable Law following consultation with outside legal counsel; provided that, in the case of the foregoing clauses (b) and (c), in no event will Summit postpone or adjourn the Summit Stockholder Meeting on more than three occasions and no such postponement or adjournment shall be for a period of more than 15 Business Days without Cementos’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Except in the case of a Summit Adverse Recommendation change made in accordance with Section 6.04(a), the Board of Directors shall recommend that the holders of the Summit Common Stock and Summit Class B Common Stock approve the issuance of Summit Common Stock pursuant to this Agreement, and Summit shall (i) include the Summit Board Recommendation in the Proxy Statement, and (ii) use its reasonable best efforts to obtain the Summit Stockholder Approval.

(f)   Summit agrees to provide Cementos, its Affiliates and its and their Representatives reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports to the extent reasonably practicable) Summit shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy, of a quorum.

Section 6.04.   No Solicitation by Summit.

(a)   No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, until the earlier to occur of the termination of this Agreement pursuant to Article 11 and the Closing, Summit shall not, shall cause its Subsidiaries not to and shall instruct its and their respective Representatives not to, directly or indirectly, (1) solicit, initiate, propose or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Summit Acquisition Proposal, (2) enter into or knowingly participate in any discussions or negotiations with, furnish any nonpublic information relating to Summit or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Summit or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to a Summit Acquisition Proposal by such Third Party, (3)(A) withhold, withdraw, qualify or modify in a manner adverse to the Argos Parties (or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to the Argos Parties), the Summit Board Recommendation, or fail to include the Summit Board Recommendation in the Proxy Statement in accordance with Section 6.03, (B) other than with respect to a tender offer or exchange offer, within 10 Business Days of Cementos’s written request, fail to make or reaffirm the Summit Board Recommendation following the date any Summit Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of Summit; provided that Cementos shall be entitled to make such a written request for reaffirmation only once for each Summit Acquisition Proposal and for each material modification to such Summit Acquisition proposal, or (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Summit Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (C), a “Summit Adverse Recommendation Change”) or (4) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, a Summit Acquisition Proposal; provided that so long as the Summit Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, the foregoing shall not prohibit Summit or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of Summit or any of its Subsidiaries.

(b)   Exceptions. Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to receipt of the Summit Stockholder Approval:

(i)   Summit, directly or indirectly through its Representatives, may, in response to a bona fide written Summit Acquisition Proposal that did not arise from a material breach of the obligations set forth in this Section 6.04, (A) engage in negotiations or discussions with such Third Party and its Representatives and (B) furnish to such Third Party or its Representatives nonpublic information relating to Summit or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of Summit or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any material nonpublic information relating to Summit or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Cementos, such material nonpublic information or access is provided or made available to Cementos substantially contemporaneously with (or within 24 hours following) the time it is provided to such Third Party; provided further, that if, prior to taking any action described in clause (A) or clause (B) of this Section 6.04(b)(i), the Summit Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Summit Acquisition Proposal would reasonably be likely to constitute or lead to a Superior Proposal; and

(ii)   subject to compliance with Section 6.04(d), the Summit Board may, (A) in response to a bona fide written Summit Acquisition Proposal that did not arise from a material breach of the obligations set forth in this Section 6.04, that the Summit Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make a Summit Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 11.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal, if the Summit Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of fiduciary duties under Applicable Law or (B) in response to an Intervening Event make a Summit Adverse Recommendation Change, if the Summit Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under Applicable Law.

(c)   Additional Exceptions. In addition, nothing contained in this Agreement shall prevent Summit or the Summit Board (or any committee thereof) from (1) taking and disclosing to Summit’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (2) making any legally required disclosure to stockholders with regard to the Transactions or any offer, inquiry, proposal or indication of interest with respect to a Summit Acquisition Proposal, (3) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (4) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to a Summit Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04; provided, that nothing in this Section 6.04(c) will be deemed to permit Summit or the Summit Board to effect a Summit Adverse Recommendation Change other than in accordance with Section 6.04(e).

(d)   Required Notices. Prior to the earlier of the termination of this Agreement pursuant to Article 11 and the Closing, Summit shall (i) notify Cementos promptly (and in any event no later than 24 hours) (A) of the receipt by Summit of any Summit Acquisition Proposal (including any bona fide offer, inquiry, proposal or indication of interest with respect to thereto) or any amendment or modification to the material terms of any Summit Acquisition Proposal and such notice shall include, to the extent then known to Summit, the identity of the Person making such Summit Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto) and the material terms and conditions thereof (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith) and (B) of any request for nonpublic information relating to Summit or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of Summit or any of its Subsidiaries by any Third Party that has notified Summit that it is considering making, or has made, a Summit Acquisition Proposal and (ii) keep Cementos reasonably informed on a reasonably current basis (and, in any event, within 24 hours) of any changes to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including any amendments thereto) of any Summit Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).

(e)   Last Look. Neither the Summit Board nor Summit shall take any of the actions referred to in Section 6.04(b)(ii) unless (i) Summit shall have notified Cementos, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Summit Adverse Recommendation Change, and attaching a copy of all proposed agreements and other documents and information contemplated by Section 6.04(d)(i), (ii) during such four Business Day period following the date on which such notice is received, Summit shall have and shall have caused its Representatives to, negotiate with Cementos in good faith (to the extent Cementos wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Cementos may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Summit Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Cementos that, if accepted by Summit, would be binding upon the other Parties, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that, (A) in the case of a Superior Proposal, the Superior Proposal would continue to constitute a Superior Proposal and (B) in the case of an Intervening Event, that the failure to effect a Summit Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ exercise of fiduciary duties under Applicable Law and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other terms of such Superior Proposal, Summit shall, in each case, have delivered to Cementos an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three Business Days) during which time Summit shall be required to comply with the requirements of this Section 6.04(e) anew with respect to such additional notice, including clauses (i) through (iii) above.

(f)   Existing Discussions. Summit shall, and shall use reasonable best efforts to cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Summit Acquisition Proposal, or proposal that would reasonably be expected to lead to a Summit Acquisition Proposal. To the extent that it has not done so prior to the date hereof, Summit shall promptly deliver a written notice to each such Person providing only that Summit is ending all discussions and negotiations with such Person with respect to any Summit Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Summit Acquisition Proposal and informing such Persons of the obligations undertaken in this Section 6.04, which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of a Summit Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning Summit and any of its Subsidiaries heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries, as applicable. Summit will use reasonable best efforts to promptly terminate all physical and electronic data access previously granted to such Persons.

(g)   Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means an unsolicited, bona fide, written Summit Acquisition Proposal (but substituting “70%” for all references to “20%” in the definition of such term) that the Summit Board determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to Summit’s stockholders than the Transactions, in each case, taking into consideration (i) all relevant factors, including the identity of the counterparty, the terms and conditions of such Summit Acquisition Proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation) and such other factors as determined by the Summit Board in good faith to be relevant and (ii) if applicable, any changes to the terms of this Agreement proposed by Cementos pursuant to this Section 6.04 that, if accepted by Summit, would be binding upon Cementos.

(h)   Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means a material Effect that was not known and was not reasonably foreseeable to the Summit Board prior to Summit’s execution and delivery of this Agreement (or, if known or foreseeable, the consequences, probability or magnitude of which were not known by the Summit Board as of the date hereof), which Effect, or any consequence thereof (or probability or magnitude of which), occurs, arises or becomes known to the Summit Board after Summit’s execution and delivery of this Agreement and before the Summit Stockholder Approval is obtained; provided that in no event shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) the receipt, existence or terms of a Summit Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating; (b) the fact that Summit and its Subsidiaries meet or exceed (1) any public estimates or expectations for Summit’s revenue, earnings or other financial operations or results for any financial period, or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any financial period (it being understood that any underlying cause may be taken into account in determining whether there has been an Intervening Event), or (c) any change in the market price or change in the trading volume of Summit Common Stock (it being understood that any underlying cause may be taken into account in determining whether there has been an Intervening Event).

Section 6.05.   Exclusivity; No Shop. From the date hereof until the Closing, except for the Transactions, Cementos, the Company and the Argos Parties shall not, and each shall instruct its and their Representatives not to, directly or indirectly, (i) solicit, initiate, propose or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to the direct or indirect acquisition of any Equity Securities or any material portion of the assets of any ANAC Company, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or membership interests, or otherwise (any of the foregoing, a “Company Acquisition Proposal”), or (ii) enter into or knowingly participate in any discussions or negotiations with, furnish any nonpublic information relating to any ANAC Company or afford access to the business, properties, assets, books or records of any ANAC Company, or otherwise knowingly cooperate with, any Third Party, in each case relating to a Company Acquisition Proposal by such Third Party. The Company and Argos Parties shall, and shall cause their respective Affiliates, Subsidiaries and Representatives to use reasonable best efforts to, (a) cease and cause to be terminated any existing discussions or negotiations with any Person (other than Summit) conducted heretofore with respect to any of the matters addressed in this Section 6.05, (b) terminate access of such Persons to any data room no later than five Business Days following the date hereof and (c) exercise contractual rights (if any) to cause the return or destruction of any confidential information shared with any such Persons in connection therewith no later than five Business Days following the date hereof. If the Argos Parties or any ANAC Company receive a Company Acquisition Proposal from a third party, the Company shall promptly notify Summit of such Company Acquisition Proposal, which notice shall include a summary of all material terms of such offer and the identity of the Person making such offer.

Article 7
Additional Covenants

Section 7.01.   Efforts; Further Assurances.

(a)   Subject to the terms and conditions of this Agreement, each Party will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the Transactions contemplated by this Agreement, including using reasonable best efforts in (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangement from third parties, and (iii) obtaining and maintaining all Permits required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, the Parties understand and agree that the obligations of Summit under this Section 7.01 shall, to the extent required to obtain approval from any Governmental Authority that is necessary, proper or advisable to consummate the Transaction, only require Summit to propose, negotiate and commit to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust or otherwise) the businesses, assets or properties of Summit or its Subsidiaries, or the ANAC Companies, the aggregate revenue for which, during the fiscal year ended December 31, 2022, does not exceed $300,000,000 (a “Burdensome Condition”). No Argos Party or ANAC Company shall take or agree to take any of the actions described in the definition of “Burdensome Condition” without the prior written consent of Summit which, without limiting Summit’s obligations under this Section 7.01(b), may be granted or withheld in Summit’s sole discretion (and the Argos Parties and the ANAC Companies shall be required to take any of such actions (including actions in furtherance thereof) that are requested by Summit so long as such actions are conditioned on the consummation of Closing).

(b)   In furtherance and not in limitation of the foregoing, as promptly after the date hereof as reasonably practicable, but no later than 10 Business Days after the date of this Agreement, each of Summit, Cementos, the Argos Parties and the Company shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (and shall, if available, request early termination of the waiting period associated therewith), and (ii) other filings required pursuant to any other applicable Antitrust Laws. To the extent permitted under Applicable Law, each of Summit and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Laws. Each Party shall (1) keep the other apprised of the status of matters relating to the completion of the transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required approvals; (2) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division of the U.S. Department of Justice, any State Attorney General or any other Governmental Authority, and, subject to Applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any of the foregoing; (3) promptly provide all documents requested by the FTC, the Antitrust Division of the U.S. Department of Justice, any State Attorney General or any other Governmental Authority to the extent reasonably necessary or advisable to obtain as promptly as practicable all required approvals, (4) promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Authority and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Authority, (5) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Closing unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (6) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with this Agreement.

(c)   The Parties shall jointly develop, and each of the Parties shall consult and cooperate in all respects with one another, and consider in good faith the view of one another, in connection with the form and content of any analyses, appearances, presentations, memorandum, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws or approval of any Governmental Authority prior to their submission.

(d)   Summit acknowledges that Argos USA LLC, the Company and Cementos are subject to the DPA, and that Summit has received a copy of the DPA. Summit acknowledges and agrees that the Transactions are subject to the obligations of the DPA. As required under paragraph (22) of the DPA, Summit acknowledges and agrees that unless the U.S. Department of Justice consents in its sole discretion that the Transactions will not be subject to paragraph (22) of the DPA, (i) Summit, or any successor in interest to Summit, shall be subject to and bound by the terms and conditions of the DPA and (ii) the U.S. Department of Justice shall have the ability to enforce all provisions of the DPA, including to determine that the DPA has been breached and is applicable in full force to Summit or any successor in interest to Summit.  In connection with the Transactions, the Parties agree to use commercially reasonable efforts to seek to obtain consent from the U.S. Department of Justice that the Transactions will not be subject to paragraph (22) of the DPA.  Such efforts shall include, in connection with the Transactions (i) cooperation in all reasonable respects and consultation with each other, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on written communications with the U.S. Department of Justice, (ii) promptly after the date hereof, and in any event at least thirty (30) days prior to the closing of the Transactions, notifying or causing the U.S. Department of Justice to be notified in writing of the Transactions in accordance with the DPA, (iii) promptly informing the other Party of any written communication received by such Party from, or given by such Party to, the U.S. Department of Justice, by promptly providing copies to the other Party of any such written communications, except for any such communications (and exhibits thereto) providing personal identifying or privileged information or information about Cementos or the Argos Parties, or as directed by U.S. Department of Justice; and (iii) permitting the other Party to review in advance any written communication that it gives to, and consulting with each other in advance of any meeting, telephone call, or conference with, the U.S. Department of Justice. Summit acknowledges that the ability to obtain any consent from the U.S. Department of Justice to the Transactions pursuant to DPA prior to the Closing is not a condition precedent to the Closing.

Section 7.02.   Access to Information. From the date hereof until the Closing Date, the Company, Cementos and the Argos Parties shall, and the Company, Cementos and the Argos Party shall cause their respective Subsidiaries to, (a) upon reasonable advance notice, give Summit and its Subsidiaries and their respective Representatives reasonable access to the offices, properties, books and records of the ANAC Companies for the purpose of furthering the consummation of the Transactions and integration planning with respect thereto or obtaining the R&W Insurance Policy, and (b) instruct the Representatives of the ANAC Companies to cooperate with Summit and its Affiliates and their respective Representatives. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 7.02 shall be made or conducted in such manner as not to (i) interfere unreasonably with the conduct of the Business, (ii) result in the loss of any attorney-client privilege of the ANAC Companies or (iii) violate any Applicable Law; provided that in the cases of clauses (ii) and (iii), prior to withholding any access or information pursuant to the foregoing, the Company shall notify Summit in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Summit, at Summit’s expense, to implement alternate arrangements in order to allow Summit such access or information to the fullest extent reasonably practicable under the circumstances without causing such loss or violation. No investigation by Summit, any of its Affiliates or any of their respective Representatives or other information received by, or knowledge of, Summit, any of its Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Argos Parties or Company hereunder. All information disclosed hereunder shall be governed by the terms of the Confidentiality Agreement. Notwithstanding anything in this Section 7.02 to the contrary, (A) nothing in this Section 7.02 shall require the Argos Parties, Cementos, the ANAC Companies or their respective Affiliates to disclose or provide any other party with access to any personnel records relating to individual performance or evaluations, medical histories or other information that in the disclosing party’s good faith opinion is sensitive or the disclosure of which could subject the disclosing party or its Affiliates to a material risk of liability or (B), physical access pursuant to this Section 7.02 may be limited to the extent that Cementos or the Argos Parties reasonably determine, in light of COVID-19 or any COVID-19 Measures, that such access would jeopardize the health and safety of any of its directors, officers, employees or Representatives.

Section 7.03.   Confidentiality; Public Announcements. (a) From and after the Closing and for so long as the confidentiality obligations contained in Section 4.6 of the Shareholders Agreement remain in effect, Cementos and the Argos Parties shall not disclose or use, and shall cause their respective Subsidiaries and shall instruct its and their respective Representatives not to directly or indirectly disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law or by any rule or regulation of any stock exchange (in which case such Argos Parties shall use reasonable best efforts to (x) consult with Summit prior to making any such disclosure to the extent permitted by Applicable Law and reasonably practicable under the circumstances and (y) at Summit’s expense, cooperate in connection with Summit’s efforts to obtain a protective order or confidential treatment), all documents and information concerning the ANAC Companies which such party obtained by virtue of its ownership of the ANAC Companies prior to the Closing (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information that can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, any of the Argos Parties or any of their Affiliates or any of their respective Representatives and (ii) later lawfully acquired by such Argos Party on a non-confidential basis from sources other than the ANAC Companies, Summit or any of their respective Affiliates or their Representatives (or sources otherwise relating to any of the Argos Parties’ prior ownership of the ANAC Companies) and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (x) to his, her or its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law arising out of the Transaction Documents or the Transactions and (y) to his, her or its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents or the Transactions, provided, that the provisions of this Section 7.03 will not prohibit any disclosure reasonably necessary or appropriate to enforce any right or remedy relating to this Agreement or the Transactions.

(b)   On and after the Closing Date, upon reasonable advance written notice, Cementos and the Argos Parties shall, and shall cause their Subsidiaries to, provide any information to the extent relating to the ANAC Companies in their possession reasonably requested by Summit or any of its Subsidiaries, during normal business and without undue interruption, with respect to any period ending on or before the Closing Date and to the extent necessary or useful for Summit in connection with any audit, investigation, dispute or any other reasonable business purpose relating to the ANAC Companies. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted to the extent that such access (A) results in the loss of any attorney-client privilege of Cementos, any Argos Party or any of their respective Affiliates or (B) violates any Applicable Law; provided that in the cases of clause (ii), prior to withholding any such information, Cementos shall notify Summit in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Summit, at Summit’s expense, to implement alternate arrangements in order to allow Summit access to such information to the fullest extent reasonably practicable under the circumstances without causing such loss or violation. Notwithstanding anything in this Section 7.03(b) to the contrary, physical access pursuant to this Section 7.03(b) may be limited to the extent that Cementos, any Argos Party or any of their respective Affiliates reasonably determines, in light of COVID-19 or any COVID-19 Measures, that such access would jeopardize the health and safety of any of its directors, officers, employees or Representatives.

(c)   (i) The Parties agree to consult with each other before issuing or making any press release, having any communication with the press (whether or not for attribution) or making any other public statement with respect to this Agreement, the other Transaction Documents or the Transactions and (ii) the Parties shall not, and shall cause their Subsidiaries and instruct their Representatives not to, issue any such press release, have any such communication with the press or make any such other public statement regarding this Agreement, the other Transaction Documents or the Transactions without the prior written consent of the other Summit or Cementos (as applicable); provided that (A) the restrictions set forth in this Section 7.03(c) shall not apply to any release or public statement required by Applicable Law or any applicable listing authority (in which case the Parties shall use reasonable best efforts to (x) consult with each other prior to making any such disclosure to the extent permitted by Applicable Law and reasonably practicable under the circumstances and (y) cooperate in connection with such other Party’s efforts to obtain a protective order) and (B) a Party may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was previously publicly disclosed in accordance with the foregoing requirements.

(d)   The confidentiality and use restrictions with respect to Evaluation Material (as defined in the Confidentiality Agreement) of Cementos, Grupo Argos S.A. and their respective Subsidiaries in the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and shall continue in full force and effect until the second anniversary of the Closing; provided that the other terms and conditions of the Confidentiality Agreement shall terminate at the Closing.

Section 7.04.   Books and Records. Summit shall cause the ANAC Companies to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the ANAC Companies in existence at the Closing that are required to be retained under current Retention policies for a period of six (6) years from the Closing Date. From and after the Closing, upon reasonable advance written notice, Summit shall, and shall cause its Affiliates to, give Cementos and its Representatives reasonable access, during normal business hours, with reasonable notice and without undue interruption of Summit’s or such Affiliate’s business, to all books and records of the ANAC Companies in the possession of Summit or its Affiliates for periods prior to the Closing at reasonable times, and Cementos and its Representatives shall have the right, at their own expense, to make copies of any such books and records, but, in each case, solely to the extent, (w) reasonably required by any of the Argos Parties in connection with any Tax audit or other action by a Governmental Authority with respect to such Argos Party’s ownership of Purchased Shares prior to the Measurement Time, (x) necessary to comply with Applicable Law, or (y) related to the defense of a claim made by a Third Party. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (a) for a purpose related to a dispute or potential dispute with Summit, the ANAC Companies or any of their respective Affiliates, (b) that results in the loss of any attorney-client privilege of the ANAC Companies or (c) that violates any Applicable Law; provided that in the cases of clause (b) and (c), prior to withholding any such information, such Summit shall notify Cementos in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Cementos, at Cementos’s expense, to implement alternate arrangements in order to allow Cementos access to such information to the fullest extent reasonably practicable under the circumstances without causing such loss or violation. Notwithstanding anything in this Section 7.04 to the contrary, (A) nothing in this Section 7.04 shall require Summit or the ANAC Companies or their respective Affiliates to disclose or provide any other party with access to any personnel records relating to individual performance or evaluations, medical histories or other information that in the disclosing party’s good faith opinion is sensitive or the disclosure of which could subject the disclosing party or its Affiliates to a material risk of liability, and (B) physical access pursuant to this Section 7.04 may be limited to the extent that Summit or the ANAC Company reasonably determines, in light of COVID-19 or any COVID-19 Measures, that such access would jeopardize the health and safety of any of its directors, officers, employees or Representatives.

Section 7.05.   Indemnification; D&O Insurance.

(a)   From and after the Closing, the Company shall, and Summit shall, for a period of six (6) years following the Closing Date, indemnify and hold harmless each present and former director and officer of the ANAC Companies, as applicable, other than such Persons who immediately after the Closing are directors, officers, or employees of Cementos or Argos Party or any of their respective Affiliates, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under Applicable Law and its respective articles of incorporation, articles of organization, operating agreement, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under Applicable Law); provided that, the applicable indemnified Person provides an undertaking to repay any such amounts to the extent such Person is found not to be entitled to such amounts pursuant to a final, non-appealable order of a court of competent jurisdiction or to the extent required by Applicable Law. For a period of six years after the Closing, Summit shall not, and shall not permit any member of the ANAC Companies to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in any member of the ANAC Companies’ articles of incorporation, articles of organization, operating agreement, bylaws or other organizational documents relating to the exculpation or indemnification of any officers or directors, it being the intent of the Parties hereto that the officers and directors of any member of the ANAC Companies on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of Applicable Law.

(b)   At or prior to the Closing, the Company shall purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (the “D&O Tail”), in form and substance reasonably acceptable to Summit, which policy or policies shall cover those persons who are currently covered by any ANAC Company’s directors’ and officers’ liability insurance policy or policies of not less than the existing coverage and amount under, and otherwise on terms that are no less favorable than, those of such policy or policies for an aggregate period of not less than six years from the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the Transactions.

Section 7.06.   Notices of Certain Events. Each Party shall promptly notify the other Parties in writing of the occurrence of any other matter or event, that would reasonably be expected to cause any condition(s) set forth in Article 9 not to be satisfied. Each Party shall notify the other Parties in writing of:

(a)   any written notice or other communication from any Person alleging that the consent of such Person arising out of any Contract is or may be required in connection with the Transactions;

(b)   any written notice or other communication from any Governmental Authority in connection with the Transactions; and

(c)   any Action commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13, Section 4.06, or Section 5.06, as applicable or that relate to the consummation of the Transactions.

provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice. In particular, the delivery of any notice by the Argos Parties or the Company to Summit hereunder shall not be deemed to constitute an exception to the representations and warranties made by the Company or the Argos Parties hereunder, nor limit the rights of Summit under this Agreement for any breach by the Company or the Argos Parties of such representations and warranties or have any effect for purposes of determining the satisfaction of the conditions set forth in Article 9. Notwithstanding anything to the contrary set forth herein, a breach by any Party of its obligations under this Section 7.06 shall not constitute a breach of this Agreement or a breach of the condition precedent set forth in Section 9.02(a) or Section 9.03(a) unless such breach is a willful and intentional breach.

Section 7.07.   Termination of Affiliate Contracts and Accounts. Except with respect to the Excluded Arrangements, prior to the Measurement Time, Cementos, the Argos Parties and the Company shall, and shall cause the other ANAC Companies to, (i) pay, settle or discharge all account balances owed from any ANAC Company to Cementos, the Argos Parties or any of their respective Related Parties, and (ii) terminate (A) all Contracts listed on Section 7.07(ii) of the Company Disclosure Schedule and (B) all other Contracts between or among any ANAC Company, on the one hand, and any Related Party, on the other hand (including the Contracts listed on Section 3.23 of the Company Disclosure Schedule), in each case without any continuing direct or indirect Liability of any of the ANAC Companies thereunder; provided that prior to terminating any Contract not listed on Section 7.07(ii) of the Company Disclosure Schedule, the Company will notify Summit and Summit may elect for such Contract to remain in effect and (y) the Company may elect to cause the Promissory Notes specified in Section 2.02(b)(i) of the Company Disclosure Schedule to be paid off pursuant to Section 2.02(b) instead of terminated under this Section 7.07. The Company shall deliver to Summit written evidence reasonably satisfactory to Summit of each such termination prior to the Closing. For purposes of this Agreement, “Excluded Arrangements” means (i) any customary employment, severance or other similar arrangements with (x) directors and officers of any ANAC Company who are employees of any of the ANAC Companies or (y) employees of any ANAC Company (including, in each case, for avoidance of doubt, any invention or non-disclosure, restrictive covenant or similar agreements), (ii) compensation for services performed by a Related Party of an Argos Party as director, officer or employee of any ANAC Company and amounts reimbursable for routine travel and other business expenses in the ordinary course of business to the extent included as a current liability in the calculation of Closing Net Working Capital, (iii) the Transaction Documents and (iv) any other arrangement set forth on Section 3.23(b) of the Company Disclosure Schedule.

Section 7.08.   Summit’s Financing Covenant.

(a)   Summit shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing (or, in the event any portion or all of the Debt Financing becomes unavailable, Alternative Financing) as promptly as practicable after the date hereof and in any event at or prior to the Closing, including using its reasonable best efforts to (i) maintain in effect and comply in all material respects with its obligations under the Debt Commitment Letter in accordance with the terms and conditions thereof, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter or on other terms that are not materially less favorable (taken as a whole) to Summit than the terms and conditions (taken as a whole) set forth in the Debt Commitment Letter, subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof, permitted pursuant to this Section 7.08, (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Summit in the Debt Commitment Letter and, if applicable, the Debt Financing Agreements to the fullest extent that they are within its control, and (iv) enforce its rights under the Debt Commitment Letter at or prior to the Closing.

(b)   Prior to Closing, Summit shall not (i) agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letter, any Debt Financing Agreements or any other definitive agreements or documents related to the Debt Financing or (ii) substitute other debt financing for all or any portion of the Debt Financing from the same or Alternative Financing sources, in each case, without Cementos’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except, solely in the case of the Debt Commitment Letter, any Debt Financing Agreements or any other definitive agreements or documents related to the Debt Financing, to the extent (A) such amendment, supplement, modification or waiver would not (1) reduce the aggregate amount of the Debt Financing (or the cash proceeds available therefrom), when taken together with cash on the balance sheet of Summit and drawings available under Summit’s revolving credit facility, below the amount required to consummate the transactions contemplated by this Agreement, (2) impose new or additional conditions precedent to any of the Debt Financing, or adversely amend, modify or waive any of the existing conditions thereto, (3) be reasonably expected to materially delay the funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur or (4) otherwise reasonably be expected to materially prevent or impair the availability of the amount of the Debt Financing required to consummate the transactions contemplated by this Agreement or the ability of Summit to consummate the transactions contemplated by this Agreement or enforce its rights against the other parties to the Debt Commitment Letter, the Debt Financing Agreements or any other definitive agreements or documents related to the Debt Financing (provided that, subject to compliance with the other provisions of this Section 7.08, Summit may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Commitment Letter as of the date of this Agreement) and (B) with respect to any substitution for other debt financing under clause (ii) above, Summit reasonably determines (after consultation with Cementos) that the terms and conditions of such substitute debt financing, taken as a whole, are more favorable to Summit than the terms and conditions, taken as a whole, contemplated in the Debt Commitment Letter. Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 7.08, Summit shall promptly provide a copy thereof to Cementos, and references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 7.08, and references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 7.08.

(c)   If for any reason all or any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated by the Debt Commitment Letter, Summit shall promptly (in any event within three Business Days) notify Cementos and use its reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing for any such portion from the same or alternative sources (the “Alternative Financing”) (i) as promptly as practicable following the occurrence of such event (and in any event on or prior to the date on which the Closing should have occurred pursuant to Section 2.03) and (ii) in an amount sufficient to, when taken with the available portion of the Debt Financing, cash on the balance sheet of Summit and drawings available under Summit’s revolving credit facility, (A) consummate the Closing upon the terms contemplated by this Agreement and (B) pay all other amounts payable by Summit in connection with the consummation of the transactions contemplated by this Agreement; provided, that, in no event shall Summit be required to, and in no event shall its reasonable best efforts be deemed or construed to require it to, obtain alternative financing that includes terms and conditions, taken as a whole, that are materially less favorable to Summit than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter as of the date hereof or would require it to pay any fees or agree to pay any interest rate amounts or original issue discount, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof or which include any conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof. If any Alternative Financing is obtained in accordance with this Section 7.08, Summit shall promptly notify Cementos thereof and references to the “Debt Financing,” and “Debt Commitment Letter” (and other like term in this Agreement) shall include such Alternative Financing, as applicable.

Section 7.09.   Company’s Financing Cooperation Covenant.

(a)   The Argos Parties and Cementos shall, and shall use reasonable best efforts to cause the ANAC Companies and its and their respective Representatives (including legal and accounting advisors) to, provide, in each case at the sole cost of Summit, all cooperation reasonably requested by Summit to assist Summit in the arrangement of the Debt Financing, including, to the extent customary for the Debt Financing or any then-contemplated Alternative Financing or other substitute or replacement financing to be obtained in accordance with Section 7.08(c), by:

(i)   participating (and causing senior management and using reasonable best efforts to cause advisors to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Debt Financing), presentations, road shows, drafting sessions, due diligence sessions (including using reasonable best efforts to cause the Independent Auditor to participate therein) and sessions with rating agencies, in each case, at reasonable times to be mutually agreed and with reasonable notice;

(ii)   providing reasonable and customary assistance with Summit’s preparation of materials for rating agency presentations and investor presentations (including “roadshow” or investor meeting slides), bank information memoranda, offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), confidential information memoranda, marketing materials and similar documents required in connection with the Debt Financing (and furnishing customary authorization letters in connection therewith (authorizing the distribution of information to prospective Debt Financing Sources or investors and containing customary representations, including with respect to the presence or absence of material nonpublic information about the ANAC Companies and regarding the accuracy of the information provided by, or with respect to, the ANAC Companies), executed by or on behalf of the Argos Parties and/or the Company and delivering customary certificates of a senior financial officer or other management comfort regarding financial information included in the 144A offering memorandum);

(iii)   assisting with Summit’s preparation of (and using reasonable best efforts to cause the Independent Auditor to assist with Summit’s preparation of) pro forma financial statements for Summit customarily included in offering documents for high yield debt securities (or reasonably required by the Debt Financing Sources and their respective agents) (provided, that (A) Summit shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated herein and (B) the Argos Parties’ and the Company’s assistance shall relate solely to the financial information and data derived from the Argos Parties’ and the ANAC Companies’ historical books and records);

(iv)   with respect to the Company only, assisting Summit in obtaining from legal counsel (including local counsel) to the Company and their advisors any guarantee or pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Summit and as may be necessary and customary in connection with the Debt Financing, and otherwise facilitating the obtaining of guarantees and pledging of collateral in connection with the Debt Financing, in each case to be effective subject to the occurrence of the Closing and as of no earlier than the Closing;

(v)   using reasonable best efforts to cause one of the other “big four” independent auditors (the “Independent Auditor”) to provide reasonable and customary assistance and cooperation in connection with the Debt Financing, including, using reasonable best efforts to cause the Independent Auditor to furnish consents for use in materials related to Debt Financing or any non-convertible, high-yield debt securities issued in lieu of all or a portion thereof and to deliver customary “comfort letters” (which shall provide customary “negative assurance” and change period comfort) for a Rule 144A placement of securities with respect to financial information contained in the offering materials relating to the Debt Financing (and using reasonable best efforts to provide customary representations to such Independent Auditor in connection with the foregoing);

(vi)   furnishing to Summit all documentation and information at least four Business Days prior to the Closing Date as is reasonably requested in writing by Summit at least eight Business Days prior to the Closing Date about the Company including, if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (each as defined in the Debt Commitment Letter), a beneficial ownership certificate that the Debt Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(vii)   following Summit’s reasonable request, causing directors of the Company who will continue to hold such positions from and after the Closing to execute resolutions or consents of the Company that do not become effective until the Closing to the extent reasonably necessary to permit the completion of the Debt Financing;

(viii)   assisting with the payoff of existing indebtedness of the Company that will be repaid at or prior to Closing and the release of related liens on or prior to the Closing Date (including using reasonable best efforts to obtain customary payoff letters, lien terminations and other instruments of discharge, in each case in a form reasonably acceptable to Summit); and

(ix)   using reasonable best efforts to cooperate with the Debt Financing Sources’ due diligence in connection with the Debt Financing, to the extent customary and reasonable; and

(x)   providing Summit and the Debt Financing Sources with Required Information that is Compliant; provided that (A) in the case of Required Information contemplated in clause (i) of the definition thereof, such Required Information shall be provided when it becomes available and shall not otherwise be qualified by “reasonable best efforts” as set forth in this Section 7.09(a), (B) in the case of Required Information contemplated in clause (ii) of the definition thereof, Summit acknowledges such Required Information has been delivered to Summit prior to the date hereof and (C) in the case of Required Information contemplated in clause (iii) of the definition thereof, such Required Information shall be provided as soon as reasonably practicable following a written request by Summit with reasonable detail as to the Required Information then requested, and (II) updating such Required Information provided to Summit and the Debt Financing Sources as may be necessary for such Required Information to remain Compliant until completion of the Debt Financing.

(b)   Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.09), (i) nothing in this Agreement (including this Section 7.09) shall require any such cooperation to the extent that it would (A) require the Company to, to the extent not indemnified or reimbursed, (1) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing prior to the Closing or (2)  incur any other liability or give any indemnity or otherwise incur any binding commitment or otherwise commit to take any action (including any corporate or comparable action) that is not contingent on the Closing (except for the authorization letters or management comfort contemplated by clauses (a)(ii) and (a)(v) of this Section 7.09 and the information requested pursuant to Section 7.09(a)(vi)) , (B) unreasonably interfere with the ongoing business or operations of the Argos Parties, the ANAC Companies or any of their respective Affiliates, (C) require the Argos Parties, any of the ANAC Companies or any of their respective Affiliates to take any action that would (1) jeopardize any attorney-client privilege (provided that the Argos Parties shall use reasonable best efforts to notify Summit that information is being withheld on such ground and shall use reasonable best efforts to disclose any information being withheld, in each case, to the extent such notification or disclosure would not result in the loss of such privilege), (2) violate any Applicable Law, (3) result in a breach of, or a default under, any Material Contract to which any of Cementos, the Argos Parties or the ANAC Companies or their respective Affiliates is a party that was not entered into for the purpose of avoiding performance under this Section 7.09, (4) violate any obligation of confidentiality (not created in contemplation hereof) binding on any of Cementos, the Argos Parties or the ANAC Companies or their respective Affiliates or disclose any information that is legally privileged, (5) breach, waive or amend any terms of this Agreement or (6) cause any condition to the Closing set forth in Section 9.01 and Section 9.03 to not be satisfied, (D) require the Argos Parties or any of its Affiliates (other than the ANAC Companies) or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives to enter into, approve or deliver any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, (E) require Cementos, the Argos Parties, the ANAC Companies, their Subsidiaries or their respective Representatives to seek any amendment, waiver, consent or other modification under any indebtedness (other than as required to give effect to the payoff of Indebtedness required by this Agreement to be effected on the Closing Date), or (F) result in any of the Argos Parties’, the ANAC Companies’ or any of their respective Affiliates’, directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives incurring any personal liability with respect to any matters relating to the Debt Financing, (ii) no action, liability or obligation of the ANAC Companies or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives under any certificate, agreement, arrangement, document or instrument (except for the authorization letters or management comfort contemplated by clauses (a)(ii) and (a)(v) of this Section 7.09) relating to the Debt Financing shall be required to be effective until the Closing, and (iii) the parties hereto agree that any information with respect to the prospects and plans for the Company’s business and operations in connection with the Debt Financing will be the sole responsibility of Summit, and none of the Argos Parties, the ANAC Companies, any of their respective Affiliates or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives shall be required to provide any information or make any presentations (other than the information and presentations contemplated by Section 7.09 and the Required Information) with respect to capital structure, the incurrence of the Debt Financing, other pro forma information relating thereto or the manner in which Summit intends to operate, or cause to be operated, the ANAC Companies after the Closing. Summit covenants and agrees that any materials distributed to lenders and other third parties in connection with any Debt Financing shall contain disclosures and disclaimers exculpating Cementos, the Argos Parties, the ANAC Companies and their respective directors and officers and other Representatives with respect to any liability related to the misuse thereof by the recipients thereof.

(c)   Summit shall give Cementos prompt written notice of (i) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, (ii) the receipt of any written notice or written communication from any party to any Debt Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Debt Financing with respect to any actual or threatened material breach, default, withdrawal, early termination or repudiation of any provision of such Debt Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, (iii) any amendment or modification of, or waiver under, any Debt Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Debt Financing (without limitation to Section 7.08(b)) and (iv) Summit becoming aware of any fact, circumstance, event or other reason that could reasonably be expected to result in Summit not being able to timely obtain all or any portion of the Debt Financing in the amount required to consummate the transactions contemplated by this Agreement on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters, Debt Financing Agreements or other definitive agreements or documents related to the Debt Financing. Summit shall keep Cementos reasonably informed on a reasonably current basis in reasonable detail of the status of its reasonable best efforts to arrange the Debt Financing (or Alternative Financing in accordance with Section 7.08(c)) and promptly provide to Cementos copies of all material documents related to the Debt Financing (or Alternative Financing in accordance with Section 7.08(c)).

(d)   The parties hereto agree that, if Closing occurs, all amounts, fees and expenses paid or payable (a) by Summit or its Affiliates to any third party Person on or before the Closing in connection with the Debt Financing and/or the arrangement thereof or required to be paid at or following the Closing pursuant to the terms of the Debt Financing Letters (including, for the avoidance of doubt, any original issue discount) and (b) by Argos Parties or its Affiliates in connection with the Debt Financing and/or the arrangement thereof (including pursuant to actions and cooperation contemplated by Section 7.09(a) and (b) (the “Debt Expenses”) shall be borne by Summit. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated prior to the Closing, (i) Summit shall promptly reimburse the Argos Parties for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees) incurred by the Argos Parties and their Affiliates in connection with the Debt Financing and/or the arrangement thereof (including the actions and cooperation contemplated by Section 7.09(a) and (b)) and (ii) Summit shall indemnify and hold harmless each Argos Party, its respective Affiliates and their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives from and against any and all damages suffered by any of them in connection with the Debt Financing and/or the arrangement thereof (including any arising from or relating to the actions and cooperation contemplated by Section 7.09(a) and (b)) or any information used in connection therewith (other than (i) information furnished by or on behalf of the Argos Parties, Cementos or the ANAC Companies in writing specifically for use in connection with the Debt Financing or (ii) as a result of the gross negligence, fraud, bad faith or willful misconduct of the Argos Parties or the ANAC Companies or any of their respective Representatives).

(e)   Summit acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, Summit’s ability to obtain any financing for or related to the Transactions (including the Debt Financing) and the consummation of the Debt Financing shall not be conditions to any of the obligations of Summit under this Agreement or any Transaction Document, including the obligation to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

(f)   Notwithstanding anything to the contrary in this Agreement, a breach by the Argos Parties of their obligations under this Section 7.09 shall only be considered for purposes of the satisfaction of the condition precedent set forth in Section 9.02(a) to the extent such breach results in the failure of a condition precedent in the Debt Commitment Letter causing the Debt Financing not to be obtained.

Section 7.10.   Employee Matters.

(a)   From the Closing Date until the one-year anniversary of the Closing Date (or, if earlier, December 31, 2024) (or such shorter period of employment, as the case may be), Summit shall, or shall cause one of its Affiliates to, provide to each employee who is actively employed by an ANAC Company on the Closing Date (other than any employee covered by a Company Collective Bargaining Agreement) (each, a “Covered Employee”) with (i) base salary or hourly wages and target annual incentive opportunities (other than any equity-based compensation and other long-term incentives, any change in control, retention, transition, stay or similar arrangements) that are, in each case, no less favorable than those provided to the Covered Employee by an ANAC Company immediately prior to the Closing Date, (ii) retirement, health and welfare benefits (other than any defined benefit pension benefits and retiree medical benefits) that are substantially comparable in the aggregate to such benefits (other than any defined benefit pension benefits and retiree medical benefits) that were provided to such Covered Employee by an ANAC Company immediately prior to the Closing Date and (iii) severance protections no less favorable than the applicable severance protections set forth on Section 7.10(a) of the Company Disclosure Schedule.

(b)   With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Summit or any of its Affiliates in which any Covered Employee is eligible to participate on or after the Closing Date, (i) for the purposes of determining eligibility to participate and vesting (but not for benefit accrual purposes (except for short-term disability, vacation and severance), such Covered Employee’s service with the ANAC Companies prior to the Closing Date shall be treated as service with Summit and its Affiliates to the same extent as such Covered Employee was entitled, before the Closing Date, to credit for such service under any analogous Company Employee Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits and (ii) Cementos shall use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods to be waived with respect to the Covered Employees and their eligible dependents.

(c)   Without limiting the generality of Section 12.09 nothing in this Agreement, whether express or implied, (1) shall be treated as an amendment or other modification of any Company Employee Plan or other employee benefit plan, agreement or other arrangement, (2) shall limit the right of Summit or its Affiliates to amend, terminate or otherwise modify any Company Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (3) shall confer upon any other Person who is not a party to this Agreement (including any current or former Company Service Provider or any participant in any Company Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

(d)   Summit shall, or shall cause one of its Affiliates to, implement the retention program on the terms set forth on Section 7.10(d) of the Company Disclosure Schedule.

Section 7.11.   [Reserved].

Section 7.12.   [Reserved].

Section 7.13.   Shared Contracts. (a) The Parties shall, and shall cause their Subsidiaries to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with any Third Party to any Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that the Company or its Subsidiaries are the beneficiaries of the rights and is responsible for the obligations related to that portion of such Shared Contract to the extent relating to the Business, and (b) Cementos, the Argos Parties or their respective Subsidiaries are the beneficiaries of the rights and are responsible for the obligations related to such Shared Contract to the extent not relating to the Business; provided that no Party shall be obligated to make any concessions or concede anything of value in order to effect such division, partial assignment, modification or replication. If the Parties, or their respective Subsidiaries, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate any Shared Contract prior to the Closing as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Affiliates to, cooperate to endeavor to enter into any lawful and contractually permissible arrangement to provide that, following the Closing and until the earlier of 12 month after the Closing and such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, the Company or its Subsidiaries shall receive the interest in the benefits and obligations of the applicable portion of any Shared Contract to the extent relating to the Business and Cementos, Argos Party or their respective Subsidiaries shall receive the interest in the benefits and obligations of the applicable portion of such Shared Contract to the extent not relating to the Business.

Section 7.14.   Wrong Pockets.

(a)   If, between the Closing and the later of (x) the date that is three months after Summit’s filing of its 10-K in respect of the fiscal year ending in which the Closing occurs and (y) the date that is the one year anniversary of the Closing, the Argos Parties, Cementos or any of its or their respective Affiliates shall retain, receive or otherwise possess any asset, property, Contract or business (including any current asset or account receivable) (other than the Excluded Properties) (i) that was included in the final calculation of Closing Cash or as a current asset in Closing Net Working Capital, or (ii) is primarily related to the Business, Cementos shall notify Summit and, at Summit’s election, Cementos shall or shall cause its Subsidiaries to, promptly transfer, or cause to be transferred, such asset, property, Contract or business to the ANAC Companies or Summit, in each case free and clear of all Liens (except for Permitted Liens), at no cost to Summit or any of its Affiliates. Prior to any such transfer, the Person then holding or possessing such asset, property or business shall hold such asset in trust for Summit.

(b)   If, between the Closing and the later of (x) the date that is three months after Summit’s filing of its 10-K in respect of the fiscal year ending in which the Closing occurs and (y) the date that is the one year anniversary of the Closing, the ANAC Companies or Summit or any of its Subsidiaries shall receive or otherwise possess any asset, property, Contract or business (including any current asset or account receivable) that (i) prior to the Closing, was exclusively used or held for use in the business of Cementos and its Subsidiaries (other than the Business) or (ii) is an Excluded Property, Summit shall notify Cementos and, at Cementos’s election, Summit shall, and shall cause its Subsidiaries (including the ANAC Companies) to, promptly transfer, or cause to be transferred, such asset, property or business to Cementos or its respective Affiliates at no cost Cementos or its Affiliates, in each case free and clear of all Liens (except for Permitted Liens). Prior to any such transfer, the Person then holding or possessing such asset, property or business shall hold such asset in trust for Cementos.

Section 7.15.   Argos Parties’ Representative; Guarantee.

(a)   Effective upon execution of this Agreement, and without any further act of any of the Argos Parties, Cementos is hereby approved to serve as the representative of the Argos Parties with respect to the matters expressly set forth in this Agreement to be performed by the Argos Parties’ Representative. Each of the Argos Parties hereby irrevocably appoints the Argos Parties’ Representative as the representative, agent, proxy and attorney-in-fact (coupled with an interest) for such Argos Party for all purposes of this Agreement and the other Transaction Documents, including full power and authority on such Argos Party’s behalf (i) to consummate the Transactions, (ii) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement and the other Transaction Documents, (iii) to disburse any funds received hereunder to such Argos Party and each other Argos Party, (iv) to execute and deliver on behalf of such Argos Party any amendment or waiver to this Agreement and the other Transaction Documents (without the prior approval of the Argos Parties), (v) to take all other actions to be taken by or on behalf of such Argos Party in connection herewith, (vi) to negotiate, settle, compromise and otherwise handle any claims made by any Indemnified Party or any claims and disputes otherwise arising under, or relating to, this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the adjustment of Closing Consideration), and (vii) to do each and every act and exercise any and all rights which such Argos Party is, or Argos Parties collectively are, permitted or required to do or exercise under this Agreement and the other Transaction Documents. The grant of authority provided herein (x) is coupled with an interest and shall be irrevocable and survive the bankruptcy, dissolution or liquidation of each Argos Party and (y) shall survive the Closing.

(b)   A decision, consent, waiver, instruction or other act of Cementos shall constitute a decision of all Argos Parties and shall be final, binding and conclusive upon each Argos Party (and no such Person shall have the right to object, dissent, protest or otherwise contest the same), and Summit shall be entitled to reasonably rely upon any decision, act, consent or instruction of Cementos as being the decision, act, consent or instruction of each Argos Party without any duty of inquiry or investigation. Summit and its Affiliates are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, consent, waiver, instruction or other act of Cementos. Summit and its Affiliates may disregard any notice or instruction received directly from any Argos Party, other than Cementos. Each Argos Party hereby agrees that for any Action arising under this Agreement or any Transaction Document such Argos Party may be served legal process by registered mail to the address set forth in Section 12.01 for Cementos (or any alternative address designated to the parties in writing by Cementos), and that service in such manner shall be adequate and such Argos Party shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

(c)   Cementos shall cause each Argos Party to perform its obligations under this Agreement. Cementos hereby unconditionally and irrevocably guarantees to Summit the performance by the Argos Parties of their obligations hereunder, and the payment in full when due of any and all amounts payable by any of the Argos Parties under this Agreement or the other Transaction Documents (the “Guaranteed Obligations”). The Liability of Cementos under the guarantee contemplated in this Section 7.15(c) (the “Guarantee”) will be coextensive with, but not in excess of, the Liability of the Argos Parties to Summit under this Agreement. The Guaranteed Obligations shall not be subject to release or discharge, in whole or in part and shall not be affected by (i) any change in corporate existence, structure or ownership of Cementos, the Argos Parties, the Company or any other Person, (ii) the adequacy of any other means Summit may have of obtaining payment related to the Guaranteed Obligations from any other Person, (iii) any suretyship defense of Cementos, (iv) any defense or set-off, counterclaim or recoupment, and (v) any invalidity, illegality or unenforceability of this Guarantee; provided that if the Argos Parties or any of their Affiliates fulfill any of the Guaranteed Obligations, Cementos shall not have separate liability for such Guaranteed Obligation. Cementos shall take all action necessary to cause the Argos Parties and the Company to perform their respective obligations pursuant to this Agreement and the other Transaction Documents and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents. Cementos and the Argos Parties shall be jointly and severally liable for the failure by the Argos Parties or, prior to the Closing, the Company to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 7.16.   Resignations. At least three Business Days prior to the Closing Date, Cementos shall deliver to Summit a true and complete list of the directors and officers for each of the ANAC Companies, certified by an officer of Cementos. At or prior to Closing, Cementos shall use reasonable best efforts to deliver to Summit the resignations of each such director that is not an employee of an ANAC Company requested by Summit from their director positions with the ANAC Companies effective as of the Closing (such resignations collectively, the “Resignation Letters”).

Section 7.17.   Insurance.

(a)   Cementos, the Argos Parties and their respective Subsidiaries and Affiliates shall retain all rights under and to control their respective insurance policies (including insurance policies that are no longer in effect, regardless of whether self-administered or administered by a third party) (the “Retained Policies”), including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of their respective Retained Policies notwithstanding whether any such Retained Policies relate to any Liabilities of the applicable ANAC Company. Following the date hereof, each of Cementos and each Argos Party shall cooperate, at Summit’s sole expense, with the efforts of the ANAC Companies to secure new insurance policies or obtaining “tails” to any Retained Policies, in each case, appropriate for such ANAC Company’s business following the Closing.

(b)   For any claim asserted against any ANAC Company or any of its Subsidiaries arising out of an occurrence taking place prior to the Closing (“Post-Closing Claims”), the ANAC Companies and their Subsidiaries may access coverage under any occurrence-based Retained Policies of Cementos, any Argos Party and their respective Subsidiaries and Affiliates in place prior to the Closing under which any ANAC Company or any of its Subsidiaries is insured (the “Pre-Closing Occurrence-Based Policies”), to the extent such insurance coverage exists and provides coverage and would be brought in accordance with past practice if the Closing had not occurred, without cost to Cementos, any Argos Party and their respective Subsidiaries and Affiliates, for such Post-Closing Claim. Cementos, any Argos Party and their respective Subsidiaries and Affiliates shall reasonably cooperate with the ANAC Companies and their Subsidiaries in connection with the tendering of such claims; provided, that the ANAC Companies shall (i) promptly notify Cementos, any Argos Party and their respective Subsidiaries and Affiliates of all such Post-Closing Claims, (ii) be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and (iii) reimburse Cementos, any Argos Party and their respective Subsidiaries and Affiliates, as applicable, for all reasonable out-of-pocket costs and expenses incurred in connection with such claims.

Section 7.18.   R&W Insurance Policy. Following the date hereof, Summit shall take all action reasonably necessary, to the extent in Summit’s reasonable control, to bind the R&W Insurance Policy and cause the R&W Insurance Policy to go into effect as of the Closing, and shall use reasonable best efforts to cause such policy to be in substantially the form made available to Cementos prior to the date of this Agreement, and shall in any event include terms to the effect that the R&W Insurance Policy insurers waive their rights to bring any claim against Cementos, any Argos Party or any other Argos Party Indemnified Party by way of subrogation, claim for contribution or otherwise (in each case, except in the event of Fraud) and will ensure that such terms are held by Summit in trust for Cementos, any Argos Party or any other Argos Party Indemnified Party. Summit shall not grant any right of subrogation or amend, modify, terminate or waive any anti-subrogation provision set forth in the R&W Insurance Policy in a manner inconsistent with the immediately preceding sentence. Cementos and the Argos Parties shall, and shall cause the ANAC Companies to, reasonably cooperate with Summit and the R&W Insurance Policy insurer and its Representatives in connection with obtaining R&W Insurance Policy, including by reasonably cooperating with the insurer’s due diligence investigation of the Company, and any follow-up or bring-down requests related thereto (which shall include using good faith efforts to provide as promptly as reasonably practicable after any reasonable request is made therefor, and responses and underlying documents reasonably responsive to such requests to the extent reasonably available), in each case, subject to the Access Restrictions. If an R&W Insurance Policy is obtained by Summit shall deliver to Argos Party a copy of any R&W Insurance Policy upon it becoming issued and effective.

Section 7.19.   [Reserved].

Section 7.20.   Replacement of Credit Support Obligations.

(a)   Following the date hereof, to the extent any guarantees or other credit support obligations of Cementos, any Argos Party or any of their Affiliates (other than any ANAC Company) (in such capacity, a “Argos Party Guarantor”) relating to any ANAC Company or the Business (the “Argos Party Guarantees”), the Parties shall use reasonable best efforts and cooperate to (i) have each such Argos Party Guarantor fully and unconditionally released from all obligations and liabilities relating to, arising under or out of, or in connection with the Argos

Party Guarantees, and (ii) terminate and/or enter into substitute arrangements (to the extent requested by Summit) (the “Substitute Specified Support Obligations”) with respect thereto; provided that Summit or any ANAC Company shall not be required to make any payment or grant any concession to effect such release or termination (except for providing a substitute letter of credit or substitute guaranty).

(b)   To the extent such Argos Party Guarantor is not fully and unconditionally released from any Argos Party Guarantee, Summit shall defend, indemnify and hold harmless such Argos Party Guarantor from and against any Damages that such Argos Party Guarantor may suffer or incur, or that may be made or brought against it, as a result of, in respect of, arising out of or in connection with such Argos Party Guarantor making payment under any such Argos Party Guarantees in respect of obligations of the ANAC Companies, in each case, without any set-off, restriction, condition or deduction for or on account of any counterclaim.

Section 7.21. Summit Preferred Stock.

(a)   Following the date hereof and prior to the Closing, Summit shall prepare a certificate of designation (the “Certificate of Designation”) in a form reasonably satisfactory to Cementos for the Summit Preferred Stock to be issued to Cementos at the Closing as part of the Aggregate Stock Consideration, which Summit Preferred Stock (a) shall be issued to, and at all times held solely by, Cementos and shall not in any event be Transferable (as defined in the Stockholder Agreement, but without giving effect to clause (iii) in the proviso thereof) without the prior written consent of the Summit Board, (b) shall entitle the holder thereof to no economic rights whatsoever (and no dividends or other distributions shall be declared or paid on the Summit Preferred Stock), (c) shall not be entitled to vote on any matter; provided that, (x) solely during a Preferred Voting Window, and subject in all respects to the terms, conditions, obligations and limitations set forth in the Stockholder Agreement, the Summit Preferred Stock shall entitle the holder thereof to vote together with the holders of Summit Common Stock and the Summit Class B Common Stock as a single class, on any matter for which the holders of Summit Common Stock and Summit Class B Common Stock are generally entitled to vote, and (y) on such matters referred to in the forgoing clause (x), the vote of the share of Summit Preferred Stock will represent the minimum number of votes as would allow the holder thereof to have a Voting Interest of 25.01% (with the Summit Preferred Stock voting together as a single class with the Summit Common Stock and the Summit Class B Common Stock) in respect of any matter that is the subject of approval by the holders of the Summit Common Stock and the Summit Class B Common Stock generally, and (d) shall be immediately and automatically cancelled, without consideration and with no further action on the part of any Person, upon the earliest to occur of (i) a Change of Control of Summit, (ii) such time as Investor Anchor has a Voting Interest equal to or less than 25.00% and the Trading Period in respect of the applicable Top-Up Event has expired, or (iii) such Summit Preferred Stock is held by any Person other than Cementos, in the case of clause (i) or (iii), without the prior written consent of the Summit Board. For the avoidance of doubt, any rights, preferences and privileges set forth in any Certificate of Designation in respect of the Summit Preferred Stock may only be exercised by Cementos and no other Person without the prior written consent of the Summit Board. Any Summit Preferred Stock transferred to Summit shall be automatically retired. Capitalized terms used but not otherwise defined in this Section 7.21 shall have the meanings ascribed to such terms in the Stockholder Agreement.

(b)   A “Preferred Voting Window” shall mean the period commencing on the date immediately preceding the consummation of an M&A Issuance and ending 90 Trading Days thereafter, but only if (i) at all times following the Closing Date until immediately prior to the consummation of such M&A Issuance, Investor Anchor maintained a Voting Interest in excess of 25.00%, or at any time Investor Anchor did not, had Top-Up Rights that would allow Investor Anchor to exceed the 25.00% Threshold during any associated Trading Period, (ii) the M&A issuance identified in the Transaction Notice would reasonably be expected to result in Investor Parent being deemed, on or about the date of the Triggering Event (as defined below), an “investment company” for purposes of the Investment Company Act of 1940 (the “Investment Company Act”) (taking into account any exemptions or exceptions that may be available thereunder, including the exception set forth in Rule 3a-2 thereunder but excluding any exemption under Section 3(b) of the Investment Company Act), (iii) Investor Anchor has present intent to purchase additional shares of Common Stock after the closing of the transaction contemplated in the Transaction Notice, in order to ensure that its Voting Interest will be in excess of 25.00%, but subject to the other limitations set forth in the Stockholder Agreement, and (iv) Summit does not make an M&A Anti-Dilution Offer in accordance with Section 4.5(j) of the Stockholder Agreement; provided that, the Preferred Voting Window shall immediately and automatically terminate, with no further action on the part of any Person, if Investor Anchor Transfers (as defined in the Stockholder Agreement, but without giving effect to clause (iii) in the proviso thereof), any Voting Securities at any time from the date on which the Summit Board approves the M&A Issuance until the date that is the end of such Preferred Voting Window.

Article 8
Tax Matters

Section 8.01.   Transfer Taxes. All Transfer Taxes imposed on the Transactions effected pursuant to Section 2.01, if any, shall be borne equally by the Argos Parties, on the one hand, and Summit, on the other hand other than Argos Parties Transfer Taxes, all of which shall be borne by the Argos Parties. Any Tax Returns required by Applicable Law with respect to Transfer Taxes shall be prepared and filed by the party required to file such Tax Return under Applicable Law, with the reasonable cooperation of the other party or parties. Summit and the Argos Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Transactions.

Section 8.02.   Tax Returns. Summit shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed (taking into account extensions of time to file) by the ANAC Companies after the Closing Date with respect to all Pre-Closing Tax Periods. Each such Tax Return shall be prepared in a manner consistent with past practice, if any, unless otherwise required by applicable Tax law. If such Tax Return is an income Tax Return, it shall be submitted by Summit to the Argos Parties for their review and approval at least 30 days before the due date (including extensions) of such Tax Return, and Summit shall implement any revision reasonably requested by the Argos Parties, to the extent they relate to Indemnified Taxes, to such Tax Returns at the Argos Parties’ request in writing not later than ten days before the due date of such Tax Return (taking into account extensions of time to file). If such Tax Return is not an income Tax Return, it shall be submitted by Summit to the Argos Parties for their review and approval at least 15 days before the due date (including extensions) of such Tax Return (or, if such timing is not practicable, as far in advance of the due date (including extensions) for such Tax Return as is practicable), and Summit shall implement any revision reasonably requested by the Argos Parties, to the extent they relate to Indemnified Taxes to such Tax Returns at the Argos Parties’ request in writing not later than ten days before the due date of such Tax Return (taking into account extensions of time to file). The Argos Parties shall pay, or cause to be paid all Taxes of each ANAC Company shown as due and payable on any Tax Return that constitute an Indemnified Tax at least five days prior to the date on which such Taxes are due to be paid, to the extent such Taxes are not otherwise taken into account in connection with the determination of the Closing Consideration as finally determined pursuant to Article 2.

Section 8.03.   Cooperation on Tax Matters. Summit and the Argos Parties and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to Taxes of any of the ANAC Companies. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.04.   Straddle Tax Periods. For all purposes under this Agreement, in respect of any Straddle Tax Period, the portion of Taxes that are allocable to a Pre-Closing Tax Period will be: (x) in the case of any ad valorem and property Taxes, the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period, and (y) in the case of any other Taxes, the amount that would be payable if the relevant Straddle Tax Period ended on and included the Closing Date; provided, that the taxable year of any ANAC Company that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the Closing Date, including for purposes of computing any inclusion under sections 951 and 951A of the Code (or any corresponding or similar provision of U.S. state or local law). The amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Tax Period in proportion to the number of days in each portion.

Section 8.05.   Tax Sharing Agreements. All Tax Sharing Agreements between any of the Argos Parties (or any Affiliate of an Argos Party, other than an ANAC Company), on the one hand, and any ANAC Company, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, no ANAC Company shall be bound thereby or have any liability thereunder.

Section 8.06.   Tax Proceedings. Any party that receives written notice of any claim for Taxes or the commencement of any audit, examination, contest, investigation or assessment relating to Taxes of the ANAC Companies (a “Tax Proceeding”) with respect to an Indemnified Tax shall notify such other party within 10 Business Days of receipt of such notice; provided that the failure to provide such notice shall not relieve the Indemnifying Party from any of its obligations under Article 10 except (and only) to the extent the Indemnifying Party suffers an actual prejudice as a result of such failure. Subject to the last sentence of Section 10.03(c), the Argos Parties shall have the right to control the conduct of any Tax Proceeding that relates solely to Indemnified Taxes; provided that (A) the Argos Parties shall: (1) permit Summit to participate in the resolution of such Tax Proceeding and (2) not settle or otherwise compromise such Tax Proceeding without the prior written consent of Summit, which consent shall not be unreasonably withheld, conditioned or delayed; and (B) if the Argos Parties fail to assume control of any such Tax Proceeding after having had reasonable opportunity to do so, Summit may elect to control the handling, disposition and settlement of such proceeding at Argos Party’s expense and the Argos Parties shall pay any Taxes related thereto; provided that Summit shall not settle or otherwise compromise such Tax Proceeding without the prior written consent of the Argos Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Summit shall have the right to control the conduct of all other Tax Proceedings (including any Tax Proceedings related to a Straddle Tax Period); provided that in the event that any Tax Proceeding relates to a Straddle Tax Period and could affect the Tax liability of the Argos Parties or includes Indemnified Taxes, Summit shall: (1) permit the Argos Parties to participate in the resolution of such Tax Proceeding and (2) not settle or otherwise compromise such Tax Proceeding in relation to any Indemnified Tax without the prior written consent of the Argos Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.07.   Limitations on Tax Indemnification.

(a)   The Argos Parties shall have no obligation to indemnify Summit to the extent that

(i)   the Indemnified Taxes were taken into account to reduce the Closing Consideration as finally determined pursuant to Article 2 of this Agreement;

(ii)   the Indemnified Tax results from a breach by Summit of any provision of this Agreement; and

(iii)   the Indemnified Tax gives rise to a Tax benefit that is actually realized (determined on a “with and without” basis) by Summit or any of its Affiliates (including, for the avoidance of doubt, the ANAC Companies) as a result of such Indemnified Tax in the year such Indemnified Tax is due.

(b)   Except as required by applicable law or with prior written consent of the Argos Parties, on or after the Closing Date, Summit shall not and shall not cause or permit the ANAC Companies or any of its Affiliates to (i) make, change, or revoke any Tax election (including under Sections 336 or 338 of the Code) under applicable Law with respect to any of the ANAC Companies in respect of, or that has retroactive effect to, any taxable period ending on or prior to the Closing Date; (ii) initiate or permit any ANAC Company to initiate any contact with any Taxing Authority regarding any voluntary disclosure or similar procedures involving Taxes for any Pre-Closing Tax Period; (iii) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of any ANAC Company for a Pre-Closing Tax Period; (iv) make or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Tax Period of any ANAC Company; or (v) amend any Tax Return of any ANAC Company for any Pre-Closing Tax Period, except as required by a Governmental Authority, in the cases of each of clauses (i) through (v) above, to the extent such action (or inaction) would reasonably be expected to: (A) increase Taxes for which the Argos Parties would be liable or (B) decrease the amount of any Tax refund to which the Argos Parties are entitled under this Agreement.

Section 8.08.   Tax Refunds.

(a)   Summit shall reimburse the Argos Parties for any Tax refund attributable to any Indemnified Taxes (net of any expenses associated with such refund or Taxes resulting from the receipt thereof) received by Summit or the ANAC Companies after the Closing Date except to the extent of such refund that has otherwise increased the Closing Consideration as finally determined pursuant to Article 2 of this Agreement.

(b)   Summit shall, and shall cause the ANAC Companies to, promptly notify the Argos Parties in writing of the receipt of any Tax refund described in Section 8.08(a).

(c)   Any amount payable to the Argos Parties pursuant to this Section 8.08 shall be due five Business Days after the Tax refund attributable to any Indemnified Taxes has been refunded (including, without limitation, by way of set-off or deduction) to Summit or the ANAC Companies.

Section 8.09.   Purchase Price Allocation. The allocation of the Purchase Price payable to Cementos and the Argos Parties pursuant to this Agreement (the “Purchase Price Allocation”) shall be made in accordance with Schedule V attached hereto, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, and the withholding under Section 2.09, if any is required, shall be made in accordance with such Schedule V.

Article 9

Conditions to Closing

Section 9.01.   Conditions to Obligations of the Parties. The obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) Summit and (ii) Cementos, on behalf of Cementos, the Argos Parties and the Company):

(a)   the Summit Stockholder Approval shall have been obtained;

(b)   any applicable waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated and any written agreements relating to timing with any Governmental Authority pursuant to the HSR Act applicable to the Transactions (if any) shall have expired or been terminated, in each case without the imposition of a Burdensome Condition; and

(c)   No provision of any Applicable Law or Order shall prohibit, enjoin, restrain or make illegal the consummation of the Transactions or impose a Burdensome Condition (a “Legal Restraint”).

Section 9.02.   Conditions to Obligations of Summit. The obligations of Summit to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Summit) of the following further conditions:

(a)   Cementos, the Argos Parties and the ANAC Companies shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it prior to the Closing;

(b)   (i) The Company Fundamental Representations and Argos Party Fundamental Representations shall be true and correct in all material respects (other than Sections 3.05 (Capitalization) and 4.05 (Ownership of Purchased Shares), which shall be true and correct in all but de minimis respects), and (ii) the other representations and warranties of the ANAC Companies and the Argos Parties contained in this Agreement and in any certificate or other writing delivered pursuant hereto, shall be true and correct, in the case of this clause (ii), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); provided that, for purposes of this Section 9.02(b), all materiality, Company Material Adverse Effect and similar qualifications or standards contained in such representations and warranties shall be disregarded;

(c)   Since the date of this Agreement, there shall not have occurred or arisen a Company Material Adverse Effect that is continuing; and

(d)   Summit shall have received a certificate duly executed by each of the Argos Parties certifying as to the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c).

Section 9.03.   Conditions to Obligation of the Company and Argos Parties. The obligation of Cementos, the Argos Parties and the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Cementos on behalf of Cementos, the Argos Parties and the Company) of the following further conditions:

(a)   Summit shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it prior to the Closing.

(b)   (i) The Summit Fundamental Representations contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects as of the Closing (other than Section 5.04 (Capitalization), which shall be true and correct in all but de minimis respects as of the Closing), (ii) the other representations and warranties of Summit contained in this Agreement and in any certificate or other writing delivered pursuant hereto, shall be true and correct, in the case of this clause (ii), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Summit Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); provided that, for purposes of this Section 9.02(b), all materiality, Summit Material Adverse Effect and similar qualifications or standards contained in such representations and warranties shall be disregarded;

(c)   Since the date of this Agreement, there shall not have occurred or arisen a Summit Material Adverse Effect that is continuing; and

(d)   Cementos shall have received a certificate signed by Summit certifying as to Summit’s satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c).

Article 10
Survival; Indemnification

Section 10.01.   Survival.

(a)   Except in the case of Fraud, the representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing; provided that (i) the Fundamental Representations and any claims made by Summit based on Fraud shall survive the Closing indefinitely or until the latest date permitted by Applicable Law (in each case, giving effect to any waiver or extension of any statutes of limitations), and (ii) solely for purposes of Section

10.02(a)(i), (A) the representations and warranties set forth in Section 3.20 shall survive until the six-year anniversary following the Closing, and (B) all other representations and warranties set forth in Article 3 and Article 4, shall survive until the three-year anniversary following the Closing. The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (x) that require performance in full prior to the Closing shall survive the Closing until the later of (A) the date that is three months after Summit’s filing of its 10-K in respect of the fiscal year ending in which the Closing occurs and (B) the date that is the one year anniversary of the Closing and (y) that are required to be performed, in whole or in part, after the Closing, shall survive the Closing indefinitely or for such shorter period expressly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law. Any claim for indemnification pursuant to Section 10.02(a)(iv) shall be made no later than the six-year anniversary of the Closing Date.

(b)   Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement, or other indemnity, in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 10.01(a) if requisite written notice pursuant to this Article 10 of the breach thereof or Damage giving rise to such right of indemnity shall have been given to Summit (if the indemnity is sought against Summit) or to Cementos (if the indemnity is sought against the Argos Parties), as applicable, prior to such time, or in the case of Fraud. For the avoidance of doubt, in the event notice is delivered to Cementos, such notice will be deemed delivered to each of the Argos Parties.

Section 10.02.   Indemnification. (a) Subject to the limitations set forth in this Article 10, effective at and after the Closing, Cementos and the Argos Parties hereby, jointly and severally, indemnify Summit, each ANAC Company and each of their respective officers, directors, employees, Affiliates and agents and each of their respective successors and permitted assigns (collectively, the “Summit Indemnified Parties”) against and agrees to defend and hold each of them harmless from any and all Damages, incurred or suffered by any Summit Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person and whether involving a Third-Party Claim or claims solely between the Parties) arising out of, relating to or resulting from or under:

(i)   any inaccuracy in or breach of any of the representations and warranties set forth in Article 3 and Article 4 as of the date hereof and as of the Closing Date (except for any such representation and warranty that addresses matters only as of a specific date, which representation and warranty shall be true and correct as of such specific date);

(ii)   any inaccuracy in or breach of any of the Company Fundamental Representation or Argos Party Fundamental Representation as of the date hereof and as of the Closing Date (except for any such representation and warranty that addresses matters only as of a specific date, which representation and warranty shall be true and correct as of such specific date);

(iii)   any breach of any covenant or agreement made or to be performed by Cementos, the Argos Parties or the Company pursuant to this Agreement;

(iv)   any Indemnified Tax (to the extent provided in Article 8);

(v)   any Liabilities to the extent relating to the business of Cementos, the Argos Parties and their Affiliates (other than the Business), other than liabilities arising pursuant to the terms of any other Transaction Document (other than this Agreement); and

(vi)   Fraud.

(b)   Except with respect to claims of Fraud, the maximum aggregate amount of indemnifiable Damages that may be recovered from Cementos or any Argos Party pursuant to Section 10.02(a) shall be $3,170,000,000.

(c)   The indemnification provided pursuant to Section 10.02(a)(i) shall be available only to the extent a Summit Indemnified Party incurs Damages in respect of the matters described in Section 10.02(a)(i) and coverage under the R&W Insurance Policy is not available with respect thereto due to either (x) the exhaustion of the Limit of Liability provided under the R&W Insurance Policy, (y) the failure to report such Damages to the insurers under the R&W Insurance Policy prior to the Notice Date provided therein; provided that the failure to report such Damages shall not have been willful and intentional; or (z) both (x) and (y); provided that for purposes of determining the availability of coverage, the impact of the "Retention" in the R&W Insurance Policy shall be disregarded; provided further, that, except in the case of Fraud, the maximum aggregate amount of indemnifiable Damages that may be recovered from Cementos or any Argos Party pursuant to Section 10.02(a)(i) shall be the lesser of (A) the aggregate amount of “Loss” recovered by the Summit Indemnified Parties pursuant to the R&W Insurance Policy in respect of any breach of the representations and warranties contained in Section 3.10 or Section 3.20 or any Indemnified Tax, and (B) $150,000,000. Neither Cementos nor any Argos Party shall be liable in respect for indemnification pursuant to Section 10.02(a)(i) in the circumstances described in clause (y) or (z) of this Section 10.02(c) to the extent the then-applicable "Retention" in the R&W Insurance Policy is greater than zero (in which case the "Retention" shall be deemed to be eroded by the cumulative amount of Damages for which Cementos and the Argos Parties are relieved of liability as a result of this sentence). Capitalized terms used but not defined in this Section II shall have the meanings ascribed to such terms in the R&W Insurance Policy.

(d)   Subject to the limitations set forth in this Article 10, effective at and after the Closing, Summit hereby indemnifies Cementos, each Argos Party and each of their respective officers, directors, employees, Affiliates (other than the ANAC Companies) and agents and each of their respective successors and permitted assigns (collectively, the “Argos Party Indemnified

Parties”) against and agrees to defend hold each of them harmless from any and all Damages, incurred or suffered by such Argos Party Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person and whether involving a Third-Party Claim or claims solely between the Parties) arising out of, relating to or resulting from or under:

(i)   any inaccuracy in or breach of any Summit Fundamental Representation as of the date hereof and as of the Closing Date (except for any such representation and warranty that addresses matters only as of a specific date, which representation and warranty shall be true and correct as of such specific date);

(ii)   any breach of any covenant or agreement made or to be performed by Summit pursuant to this Agreement;

(iii)   any Actions asserted by a Third Party to the extent relating to, arising out of or in connection with or resulting from the ownership or the operation of the Business following the Closing except (A) to the extent such Damages are suffered or incurred by such Persons by virtue of their direct or indirect ownership of the Business or (B) with respect to any matters for which Summit is indemnified under this Agreement, including Section 10.02(a), without giving effect to any limitations on such indemnity obligation set forth herein; and

(iv)   Fraud.

(e)   Except with respect to claims of Fraud, the maximum aggregate amount of indemnifiable Damages that may be recovered from Summit arising out of or resulting from the causes enumerated in Sections 10.02(d) shall not exceed $3,170,000,000.

(f)   Notwithstanding anything in this Agreement that may be deemed to be contrary, for purposes of determining the amount of any Damages related to a breach of any representation or warranty contained in this Agreement and for purposes of determining whether there has been a breach of such representation or warranty, the representations and warranties contained in this Agreement shall be considered without regard to any “material,” “Company Material Adverse Effect,” “Summit Material Adverse Effect” or similar qualifications contained therein.

Section 10.03.   Third-Party Claim Procedures. (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice following the first date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such occurrence is likely to have occurred in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (including any Tax audit or administrative or judicial proceeding relating to Taxes) in respect of which indemnity may be sought under Section 10.02 (a “Claim”). Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party), including a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Damages imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith (in each case, solely to the extent such information is then available). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)   The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 10.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)   If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.03, the Indemnifying Party shall give written notice to the Indemnified Party within 20 days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (ii)  the Indemnifying Party timely provides the Indemnified Party with (x) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, and (y) a statement that, based on the facts set forth in the notice required by Section 10.03 (assuming that the facts alleged by the third party as set forth in the notice were actually true), the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third Party Claim, the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action and (iii) the Indemnifying Party is reasonably diligently defending or prosecuting the Third-Party Claim.

(d)   If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that (i) the Indemnified Party’s consent shall not be unreasonably withheld, conditioned or delayed and (ii) the prior written consent of the Indemnified Party shall not be required if the settlement, compromise or discharge, by its express terms, (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim and the Indemnifying Party has the financial ability to pay the full amount of such Damages, (ii) is for money damages only and does not impose injunctive or equitable relief or require an admission or finding of liability or wrongdoing and (iii) contains a full and unconditional release of all Indemnified Parties and their Affiliates from all Damages and obligations with respect to such Third-Party Claim.

(e)   If the Indemnifying Party does not timely deliver the notice contemplated by Section 10.03(b), or if such notice is given on a timely basis but any of the other conditions in this Section 10.03 are unsatisfied, the Indemnified Party may defend the Third-Party Claim, but shall be required to obtain the prior written consent of the Indemnifying Party before entering into any settlement, compromise or discharge of such Third-Party Claim, provided that the Indemnifying Party’s consent shall not be unreasonably withheld, conditioned or delayed.

(f)   In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 10.03(b) shall be borne by the Indemnified Party; provided that notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 10.03, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict wavier or other waiver from the Indemnified Party with respect to such matter) or (iii) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

(g)   Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(h)   Notwithstanding the foregoing provisions of this Section 10.03, with respect to any Tax Proceeding, the procedures set forth in the applicable provisions of Article 8 shall apply.

Section 10.04.   Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 10.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party), including a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Damages imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith (in each case, solely to the extent such information is then available). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have a period of 30 days within which to respond to such Claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.06. If the Indemnifying Party does not object in writing to such claim within such 30 days after receipt of written notice from the Indemnified Party, such failure shall constitute an irrevocable acknowledgement by the Indemnified Party that the Indemnified Party is entitled to the full amount of the claims for Damages set forth in such notice.

Section 10.05.   Calculation of Damages. (a) The amount of any Damages payable under this Article 10 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under insurance policies (including the R&W Insurance Policy), net of any costs or expenses incurred in the collection thereof, including deductibles, indemnity, reimbursement arrangements or other similar arrangements (each, an “Alternative Recovery”). Solely with respect to claims for Damages arising under Sections 10.02(a)(iii) or 10.02(a)(iv), the Summit Indemnified Party shall use its commercially reasonable efforts to seek recovery under the R&W Insurance Policy, to the extent coverage would reasonably be expected to be available thereunder (assuming all other past, current and future claims are paid out in full by the insurers thereunder), and if Summit receives insurance proceeds after having received payment from an Indemnifying Party pursuant to this Article 10 in respect thereof, then to the extent such insurance proceeds were not taken into account in determining the amount of Damages required to be paid by the applicable Indemnifying Party to Summit with respect thereto, Summit shall refund to the applicable Indemnifying Party up to the lesser of (x) the amount of such insurance proceeds so received, and (y) the amount of the indemnification payment received by the Summit Indemnified Party from the Indemnifying Party with respect thereto pursuant to this Article 10, in each case, after deducting therefrom the amount of any costs or expenses incurred in procuring such recovery, net of any Taxes actually imposed on the Summit Indemnified Party that arise from having received amounts under the R&W Insurance Policy (such Taxes being reduced by any refund, offset in Tax or other Tax Asset realized by Summit or its Affiliates from the payment of amounts under this Section 10.05); provided that, (A) the amount the Summit Indemnified Party is required to refund pursuant to this sentence shall not exceed the amount by which the indemnification payment actually paid to the Summit Indemnified Party in respect of such Damages pursuant to this Article 10 would have been reduced pursuant to this Section 10.05 had such recovery been received prior to the date of such indemnification payment, and (B) notwithstanding the foregoing, any Summit Indemnified Party may deliver a Claim against Cementos or any Argos Party at any time in order to reserve rights under this Article 10.

(b)   Each Argos Party hereby agrees that (i) the availability of indemnification of the Summit Indemnified Parties under this Article 10 shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Argos Party may have from any ANAC Company (whether such rights may arise from or pursuant to Applicable Law, Contract, the Governing Documents of any ANAC Company or otherwise), and (ii) such Argos Party shall not be entitled to any indemnification, advancement, contribution or reimbursement from Summit, any ANAC Company or any of their respective Affiliates for amounts for which Summit Indemnified Parties would be entitled to indemnification under this Article 10 (determined without regard to any thresholds, baskets, deductibles, caps, survival periods or other limitations).

Section 10.06.   Characterization of Indemnification Payments. To the extent permitted by Applicable Law, any amount paid pursuant to this Article 10 shall be treated for Tax purposes as adjustments to the Closing Consideration.

Section 10.07.   Mitigation. Each Indemnified Party shall use its reasonable best efforts to mitigate any indemnifiable Damages to the extent required by Applicable Law; provided that the costs to mitigate shall be deemed to be indemnifiable Damages.

Section 10.08.   Exclusivity of Remedy.

(a)   Without limiting any Party’s rights (w) pursuant to Section 7.21, (x) under any other Transaction Document or any other agreement entered into in connection with this Agreement, (y) with respect to claims for Fraud or (z) disputes under Section 2.06 (which disputes will be resolved in accordance with the dispute resolution provisions set forth in Section 2.06), the Parties acknowledge and agree that, from and after the Closing, the indemnification provisions in this Article 10 shall be the sole and exclusive monetary remedy of any Party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement. For the avoidance of doubt, (b) nothing herein is intended to, nor shall it have the effect of, limiting or diminishing Summit Indemnified Parties’ right to seek or obtain recovery under the R&W Insurance Policy, and (c) as between Summit, on the one hand, and the insurers of the R&W Insurance Policy, on the other hand, none of the limitations and restrictions on indemnification set forth in this Article 10 shall affect the rights of Summit under the R&W Insurance Policy, which rights shall be governed solely thereby.

(b)   This Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 10.08(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 10.08(b) in connection herewith.

Section 10.09.   Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or its Affiliates or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known, whether before or after the Closing, that any such representation or warranty is, was or might be inaccurate.

Article 11
Termination

Section 11.01.   Grounds for Termination. This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of this Agreement by the equityholders of the Company or Summit):

(a)   by mutual written agreement of Summit and Cementos;

(b)   by either Cementos or Summit:

(i)   if the Closing shall not have been consummated on or before 445 days from the execution of this Agreement at 5:00 pm Eastern Time (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to Summit if Summit’s, or to Cementos if Cementos’s, the Company’s, or any of the Argos Parties’, breach of any provision of this Agreement shall have proximately caused the failure of a condition to Closing to occur by the End Date;

(ii)   if any Legal Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to Summit if Summit’s, or to Cementos if Cementos’s, the Company’s, or any of the Argos Parties’, breach of any provision of this Agreement shall have proximately caused the existence of such Legal Restraint; or

(iii)   if at the Summit Stockholder Meeting (including any adjournment or postponement thereof in accordance with this Agreement) at which a vote of the adoption of this Agreement was taken, the Summit Stockholder Approval shall not have been obtained;

(c)   by Cementos:

(i)   prior to the receipt of the Summit Stockholder Approval, if a Summit Adverse Recommendation Change shall have occurred; or

(ii)   if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement, in each case, of a representation, warranty, covenant or other agreement set forth in this Agreement, that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b), as applicable. not to be satisfied, Cementos has provided timely written notice to Summit upon Cementos obtaining actual knowledge of any such breach of covenant, and either (A) if curable before the End Date, is not cured within the earlier of (y) 30 days after receipt of written notice thereof and (z) three Business Days prior to the End Date or (B) such condition is incapable of being cured by the End Date; provided that, at the time of the delivery of such written notice, neither Cementos nor any Argos Party shall be in breach of its respective obligations under this Agreement or the other Transaction Documents to which they are a party so as to cause any of the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be capable of being satisfied.

(d)   by Summit:

(i)   prior to receipt of the Summit Stockholder Approval, in order to accept a Superior Proposal and concurrently therewith or immediately thereafter enter into a binding written definitive agreement providing for the consummation of a transaction for such Superior Proposal; provided that Summit shall have complied with its obligations under Section 6.04 and paid the Summit Termination Fee payable pursuant to Section 11.03(a) in advance of or concurrently with such termination;

(ii)   if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement, in each case, of a representation, warranty, covenant or other agreement set forth in this Agreement, that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b), as applicable, not to be satisfied, Summit has provided timely written notice to Cementos upon Summit obtaining actual knowledge of any such breach of covenant and either (A) if curable before the End Date, is not cured within the earlier of (y) 30 days after receipt of written notice thereof and (z) three Business Days prior to the End Date after receipt of written notice thereof or (B) such condition is incapable of being cured by the End Date; provided that, at the time of the delivery of such written notice, Summit shall not be in breach of its respective obligations under this Agreement or the other Transaction Documents to which it is a party so as to cause any of the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be capable of being satisfied.

The Party desiring to terminate this Agreement shall give written notice of such termination to the other Party specifying the provision or provisions of this Agreement pursuant to which such termination is intended to be effected.

Section 11.02.   Effect of Termination.

(a)   If this Agreement is validly terminated as permitted by 0, this Agreement shall become void and of no effect and without Liability of any Party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party; provided that, if such termination shall result from the willful and intentional breach or Fraud by any of Cementos, the Argos Parties or the Company on the one hand, or Summit, on the other hand, then the Argos Parties and the Company, or Summit, respectively, shall be fully liable for any and all Damages incurred or suffered by Summit, Cementos or the Argos Parties and Company, respectively, as a result of such failure or breach.

(b)   The provisions of Article 1, this Section 11.02 (Termination) and Article 12 (other than Section 12.12) and, for the avoidance of doubt, the Confidentiality Agreement) shall survive any valid termination hereof, shall survive any termination hereof pursuant to this Section 11.02.

Section 11.03.   Summit Termination Fees.

(a)   If this Agreement is validly terminated by Summit pursuant to Section 11.01(d)(i) (Superior Proposal) to enter into a written definitive agreement with a Third Party or by Cementos pursuant to Section 11.01(c)(i) (Adverse Recommendation Change), Summit shall pay or cause to be paid to Cementos in immediately available funds an amount equal to the Summit Termination Fee, in the case of a termination by Cementos, within two Business Days after such termination and, in the case of a termination by Summit, before or contemporaneously with such termination.

(b)   If, prior to receipt of the Summit Stockholder Approval, (A) this Agreement is terminated by Cementos pursuant to Section 11.01(c)(ii) (Material Breach) or by Cementos or Summit pursuant to Section 11.01(b)(i) (End Date), Section 11.01(b)(iii) (Company No Vote), (B) after the date of this Agreement and prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(c)(ii) (Material Breach)) or the date of the Summit Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iii) (Company No Vote)), a Summit Acquisition Proposal shall have been publicly announced and not withdrawn prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(c)(ii) (Material Breach)) or the date of the Summit Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iii) (Company No Vote)) and (C) within 12 months after the date of such termination, (1) Summit enters into a definitive agreement with respect to a Summit Acquisition Proposal or (2) a Summit Acquisition Proposal is subsequently consummated (provided that for purposes of this Section 11.03(b), each reference to “20%” in the definition of Summit Acquisition Proposal shall be deemed to be a reference to “70%”), then Summit shall pay to Cementos in immediately available funds, concurrently with the occurrence of either of the events described in the foregoing clauses (C)(1) or (C)(2).

(c)   Each Party agrees that (i) the agreements contained in this Section 11.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Summit Termination Fee constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) and hereby irrevocably waives, and agrees not to assert in any Action arising out of or relating to this Agreement, any claim to the contrary.

(d)   Notwithstanding anything herein to the contrary, Cementos and the Argos Parties, on their own behalf and on behalf of their respective Related Parties, agree that, upon any termination of this Agreement under circumstances where the Summit Termination Fee is payable by Summit pursuant to this Section 11.03 and such Summit Termination Fee is paid in full, the receipt by Cementos of the Summit Termination Fee shall be deemed to be liquidated damages and the sole and exclusive monetary remedy of Cementos (other than any willful and intentional breach of Section 6.04(a)), the Argos Parties and their respective Related Parties, in connection with this Agreement or the Transactions and neither Cementos nor any Argos Party (nor any other Person) shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Summit or any of Summit’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives or any Debt Financing Party in connection with this Agreement or the Transactions, including any breach of this Agreement (other than any willful and intentional breach of Section 6.04(a)) (provided that, in the event of any Action among the Parties with respect to an alleged willful and intentional breach of Section 6.04(a), the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing Party in such amount as the may be determined). Each Party acknowledges and agrees that in no event shall Summit be required to pay the Summit Termination Fee on more than one occasion.

(e)   If Summit fails to promptly pay any amount due pursuant to this Section 11.03 and, in order to obtain such payment, Cementos commences an Action that results in a judgment against Summit for such amount or any portion thereof, Summit shall pay to Cementos its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Action, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(f)   While Cementos may pursue both a grant of specific performance in accordance with Section 12.11 and the payment of the Summit Termination Fee, as applicable, under Section 11.03, under no circumstances shall Cementos be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the Summit Termination Fee.

Article 12
Miscellaneous

Section 12.01.   Notices. All directions, notices, requests, consents and other communications to any Party shall be in writing (whether or not expressly required herein) in the English language, delivered personally via email (if an email address is provided for a Party below) or via internationally recognized overnight courier, if to Cementos, to:

Cementos Argos S.A.

Carrera 43A # 1A sur – 143,

Centro Santillana, Torre Norte, Piso 3

Medellín, Colombia
Attention: Felipe Aristizabal and Maria Isabel Echeverri
Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004
Attention: Sergio Galvis and Scott Crofton
Email: galviss@sullcrom.com; croftons@sullcrom.com

if to Summit, to:

Summit Materials, Inc.

1801 California St, Ste. 3500

Denver, CO 80202

Attention: Christopher B. Gaskill

Email: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: James Dougherty, Evan Rosen

Email: james.dougherty@davispolk.com; evan.rosen@davispolk.com or, in each case, to such other address as such Party may hereafter specify for the purpose by notice to the other Parties. All such directions, notices, requests, consents or other communications shall be given or made (and shall be deemed to have been duly delivered, given, made and received): (a) if delivered in person, when delivered; (b) if delivered by email, upon successful transmission; and (c) if delivered by overnight carrier, one Business Day following the day on which such notice, request or other communication is sent.

Section 12.02.   Amendments and Waivers. Subject to Section 12.17, (a) no amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Summit and Cementos. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties; provided that, for the avoidance of doubt, Cementos shall be permitted to sign on behalf of all the Argos Parties.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c)   Notwithstanding the foregoing, none of this Section 12.02 or Sections 11.03(d), 12.06, 12.07, 12.08, 12.09 or 12.17 (and any definition or provision of this Agreement to the extent a modification, amendment, waiver or termination of such definition or provision would modify the substance of this Section 12.02 or Sections 11.03(d), 12.06, 12.07, 12.08, 12.09 or 12.17) (collectively, the “DFS Provisions”) may be amended or waived in any manner that is materially adverse to the Debt Financing Sources without the consent of the affected Debt Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed).

Section 12.03.   Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties (or covenants and agreements, as applicable) of the relevant party that are contained in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on the face of such disclosure to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 12.04.   Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.05.   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that Summit may assign its rights and obligations under this Agreement, in whole or from time to time in part, to Summit Materials, LLC or any of its wholly owned Subsidiaries; provided that, in the event of any such assignment, such assignment shall not relieve Summit of any of its obligations hereunder and Summit shall nonetheless shall remain fully responsible for the performance of all of its obligations hereunder.

Section 12.06.   Governing Law. Subject to Section 12.17, this Agreement and all Actions arising out of or relating to this Agreement (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware (including the procedural and the laws relating to the statute of limitations), without regard to the conflict of laws rules of such state; provided that any legal action, whether in Applicable Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement or the Debt Financing shall be governed by the Applicable Law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Applicable Law of another state), (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the governing law of this Agreement)).

Section 12.07.   Jurisdiction. (a) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.01 shall be deemed effective service of process on such Party.

(b)   Notwithstanding anything herein to the contrary, each of the parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties in any way relating to this Agreement, Debt Commitment Letter or any of the transactions contemplated by this Agreement or Debt Commitment Letter, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.01 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 12.08.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE DEBT FINANCING.

Section 12.09.   Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Subject to Section 12.17 and Section 10.08, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided that the Released Parties are express third party beneficiaries of, are intended to benefit from, and may enforce their rights under, Section 12.13. Notwithstanding the foregoing, each Debt Financing Party shall be an express third-party beneficiary with respect to the DFS Provisions and may enforce the DFS Provisions to the extent relating to the rights or obligation of such Debt Financing Party.

Section 12.10.   Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements and understandings, both oral and written, between the Parties and their respective Affiliates with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 12.11.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.12.   Specific Performance. The parties hereto agree that (a) irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof, (b) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), in addition to any other remedy to which they are entitled at law or in equity, (c) the provisions of Section 11.03 would not adequately compensate a Party for the harm that would result from a breach of this Agreement by the other Parties, and shall not be construed to diminish or otherwise impair in any respect any such Party’s right to an injunction, specific performance and other equitable relief and (d) the right to specific performance is an integral part of this Agreement and without that right, no Party hereto would have entered into this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by Applicable Law, (i) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties further agree that (x) by seeking the remedies provided for in this Section 12.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 12.12 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 12.12 prior or as a condition to exercising any termination right under Article 11 (or prevent a party from pursuing damages concurrently with or after such termination), nor shall the commencement of any Action pursuant to this Section 12.12 or anything set forth in this Section 12.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 11 or pursue any other remedies under this Agreement that may be available then or thereafter; provided that, notwithstanding anything to the contrary in this Agreement, Cementos, the Argos Parties and their Affiliates shall not be entitled to receive both the Summit Termination Fee and specific performance.

Section 12.13.   Argos Party Release. Effective as of the Closing, Cementos and each Argos Party, on behalf of itself and its Affiliates (other than the ANAC Companies), and their respective successors and assigns (collectively, the “Releasing Parties”), (a) forever waives, releases, remises and discharges Summit (and its direct and indirect equityholders), the ANAC Companies, their respective predecessors, successors and Affiliates and, in their capacities as such, the equityholders, Representatives, assigns and employee benefit plans of the foregoing (the “Released Parties”) from any Action or Liability that the Releasing Parties may currently have, or may have in the future to the extent relating to or arising in connection with the Business arising prior to, on or after the Closing Date (so long as the facts, circumstances, actions, omissions and/or events giving rise to such claim or Liability (x) occurred on or prior to the Closing or (y) occurred after the Closing but were substantially similar to, or were a continuation of, facts, circumstances, actions, omissions and/or events that occurred on or prior to the Closing) relating to the ANAC Companies or direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees), except for the Releasing Party’s (x) express rights pursuant to this Agreement or any other Transaction Document to which it is a party and (y) if any such Releasing Party is a Company Service Provider, rights to earned but unpaid wages or compensation, unpaid vacation and unreimbursed business expenses, but only to the extent such Liability is included in Closing Indebtedness, Company Transaction Expenses or as a current liability in Closing Net Working Capital (collectively, subject to such exceptions, the “Released Claims”). Each Argos Party, on behalf of itself and the other Releasing Parties, (A) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Action or Liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 12.13 and (B) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each Argos Party (on behalf of itself and the other Releasing Parties) hereby acknowledges and agrees that if, after the Closing, such Argos Party or any of its other Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Released Party with respect to any Released Claim, this Section 12.13 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from such Argos Party or its other Releasing Parties all costs incurred in connection with such Action, including attorneys’ fees.

Section 12.14.   General Consent to Transaction. Effective as of the Closing, each Argos Party hereby waives any rights it may have as a direct or indirect holder of the Purchased Shares in its capacity as such (including any voting rights, preemptive rights, rights to repurchase, registration rights, rights of first refusal or similar rights or restrictions on transfer and any rights to receive notices, opinions or similar documentation in advance of or in connection with the transfer of the Purchased Shares), whether such rights arise under or pursuant to (a) any Governing Document of the ANAC Companies, (b) any other Contract between such Argos Party and any ANAC Company or (c) Applicable Law.

Section 12.15.   Transfer of Title. The Argos Parties agree that upon payment of the amounts required to be paid by Summit pursuant to Section 2.04, all right, title, benefit and interest of the Argos Parties and their respective Affiliates in any Purchased Shares shall be deemed to have been transferred to Summit and Summit shall be entitled to have such Purchased Shares registered in its name in the registry of the applicable ANAC Company, even where the Argos Parties fail to deliver at the Closing the certificates, if applicable, representing each Argos Party’s Purchased Shares, or other document otherwise contemplated by this Agreement to be delivered by any Argos Party or Cementos.

Section 12.16.   Fraud. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement or any other Transaction Document shall limit in any respect any claim by any Person for Fraud, or any right of any Person to any remedy in respect thereof.

Section 12.17.   Debt Financing Sources.

(a)   Notwithstanding anything to the contrary herein, each of the parties hereto hereby (i) agrees, on behalf of itself and its Affiliates, that no Debt Financing Party shall have any liability or obligation to the Argos Parties or any of their Affiliates arising out of or relating to the Debt Financing, the Debt Commitment Letter, this Agreement or the transactions contemplated hereby or thereby (whether based in contract, tort, fraud, strict liability, other Applicable Law or otherwise, at law or in equity), (ii) agrees, on behalf of itself and its Affiliates, that it shall not institute and shall cause its Representatives and Affiliates not to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Applicable Law or otherwise, at law or in equity) against any Debt Financing Party in connection with the Debt Financing, the Debt Commitment Letter, this Agreement or the transactions contemplated hereby or thereby and (iii) waives any rights or claims against any Debt Financing Party in connection with the Debt Financing, the Debt Commitment Letter, this Agreement or the transactions contemplated hereby or thereby (whether based in contract, tort, fraud, strict liability, other Applicable Law or otherwise, at law or in equity); provided, that, for the avoidance of doubt, nothing herein shall limit the rights of Summit under the Debt Commitment Letter or any fee letter entered into in connection with the Debt Financing.

Section 12.18.   Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)   Conflicts of Interest. Summit acknowledges that Sullivan & Cromwell LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of Cementos, the Argos Parties, the ANAC Companies and their Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement and the other Transaction Documents (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement and the other Transaction Documents) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement and the other Transaction Documents (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement and the other Transaction Documents) and (y) in which Summit or any of its Subsidiaries (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters.  Accordingly, each of Summit and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Summit or any of its Subsidiaries (including the Company and its Subsidiaries), and even though Prior Company Counsel may (A) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (B) be currently representing the Company or any of its Subsidiaries.  Without limiting the foregoing, each of Summit and the Company (on behalf of itself and its Subsidiaries) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b)   Attorney-Client Privilege.  Each of Summit and the Company (on behalf of itself and its Subsidiaries) waives and shall not assert, and agrees after the Closing to cause its Subsidiaries to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any confidential or privileged communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any legal advice given to any Pre-Closing Designated Person by any Prior Company Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Summit, the Company and their respective Subsidiaries, it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by Cementos and the Argos Parties, and shall not pass to or be claimed or used by Summit or the Company, except as provided in the last sentence of this Section 12.18(b).  Furthermore, each of Summit and the Company (on behalf of itself and its Subsidiaries) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not the Company or one or more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons.  Notwithstanding the foregoing, in the event that a dispute arises between Summit or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Subsidiaries to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons (and at such Designated Person’s sole cost and expense) to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Cementos (on behalf of the Argos Parties), which consent shall not be unreasonably conditioned, withheld or delayed.

(c)   Privileged Materials.  All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Purchased Shares, and shall be distributed to Cementos (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records solely to the extent containing any Privileged Materials) no copies retained by the Company or any of its Subsidiaries.  Absent the prior written consent of Cementos (on behalf of the Argos Parties) (which consent shall not be unreasonably conditioned, withheld or delayed), none of Summit or (following the Closing) the Company shall have a right of access to Privileged Materials. The Company shall deliver all Privileged Materials to Cementos (on behalf of the applicable Designated Persons) within a reasonable period of time following the Closing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUMMIT:
SUMMIT MATERIALS, INC.

By:	/s/ Anne P. Noonan
	Name:	Anne P. Noonan
	Title:	President, Chief Executive Officer and Director

COMPANY:

ARGOS NORTH AMERICA CORP.

By:	/s/ Kathleen M. Phelps
	Name:	Kathleen M. Phelps
	Title:	CFO

CEMENTOS:

CEMENTOS ARGOS S.A.

By:	/s/ Juan Esteban Calle
	Name:	Juan Esteban Calle
	Title:	CEO-Legal representative

ARGOS PARTIES:

ARGOS SEM, LLC

By:	/s/ Gustavo Adolfo Uribe
	Name:	Gustavo Adolfo Uribe
	Title:	President

VALLE CEMENT INVESTMENTS, INC.

By:	/s/ Gari Manuel de la Rosa
	Name:	Gari Manuel de la Rosa
	Title:	Vice President